UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ONE Gas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING

AND PROXY STATEMENT

Annual Meeting of Shareholders Thursday, May 24, 2018

MISSION

We deliver natural gas for a better tomorrow.

VISION

To be a premier natural gas distribution company creating exceptional value for our stakeholders.

STRATEGY

Becoming ONE:

•	ONE in Responsibility – safety, reliability and compliance

•	ONE in Value – employees, shareholders, customers and communities

•	ONE in Industry – recognized leader, processes and productivity

CORE VALUES

•	Safety: We are committed to operating safely and in an environmentally responsible manner.

•	Inclusion and Diversity: We embrace and promote diversity and collaboration; every employee makes a difference and contributes to our success.

•	Ethics: We are accountable to the highest ethical standards; honesty, trust and integrity matter.

•	Service: We set a standard of exceptional service and make continuous improvements in our pursuit of excellence.

•	Value: We create value for all stakeholders, including our employees, customers, investors and communities.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED MARCH 23, 2018

    We intend to file a definitive proxy statement and release the definitive proxy statement to security holders on April 4, 2018

April [__], 2018

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of ONE Gas, Inc., which will be held at 9:00 a.m. Central Daylight Time on Thursday, May 24, 2018, at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached Notice of Annual Meeting of Shareholders and are described in the attached proxy statement. A copy of our 2017 annual report to shareholders is also enclosed. A report on our 2017 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held by a broker, bank or other holder of record, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank or other holder of record in a timely manner in order to ensure that your shares will be voted.

Proposal 5 to consider and vote on a proposal to amend and restate our Certificate of Incorporation to eliminate the classified structure of our Board of Directors, provide for the annual election of directions and allow shareholder removal of directors with or without cause requires the affirmative vote of at least 80% of the shares of common stock outstanding. As a matter of good corporate governance, your Board recommends a vote “FOR” the proposal.

YOUR VOTE IS IMPORTANT – Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONE Gas and for your continued support.

Sincerely,

JOHN W. GIBSON

Chairman of the Board

ONE GAS, INC. NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Time and date:	May 24, 2018, at 9:00 a.m. Central Daylight Time

Place:	ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103

Items of business:

(1)   To consider and vote on the election of Class I director nominees named in the accompanying proxy statement to serve on our Board of Directors for a three-year term;

(2)   To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc. for the year ending December 31, 2018;

(3)   To consider and vote on our executive compensation on a non-binding, advisory basis;

(4)   To consider and vote on the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018);

(5)   To consider and vote on a proposal to amend and restate our Certificate of Incorporation to eliminate the classified structure of our Board of Directors, provide for the annual election of directors and allow shareholder removal of directors with or without cause; and

(6)   To consider and vote on such other business as may come properly before the meeting, or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.
Record date:	March 26, 2018. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:	YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card will save the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding Internet Availability of Proxy Materials: This notice of annual meeting, proxy statement, form of proxy and our 2017 annual report to shareholders are available on our website at www.ONEGas.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access this proxy statement and our 2017 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

The approximate date of the mailing of this proxy statement and accompanying proxy card is April 4, 2018.

By order of the Board,

Brian K. Shore

Corporate Secretary

Tulsa, Oklahoma

April [    ], 2018

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board for use at our 2018 Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONE Gas”, “we,” “our,” “us,” the “company” or similar references mean ONE Gas, Inc. and its subsidiaries, references to “ONEOK” mean ONEOK, Inc. and its subsidiaries, and references to the “Board” or “Board of Directors” mean the Board of Directors of ONE Gas, Inc.

Proposal 1 – Election of Class I Directors	23
Election by Majority Vote	23
Board Qualifications	23
Director Nominees for Class I Directors	24
Class II Directors (continuing directors not up for re-election at the annual meeting)	26
Class III Directors (continuing directors not up for re-election at the annual meeting)	27
Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year ending December 31, 2018	29
Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2018	29
Audit and Non-Audit Fees	29
Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	29
2018 Report of the Audit Committee	30
Stock Ownership	32
Holdings of Major Shareholders	32
Holdings of Officers and Directors	33
Section 16(a) Beneficial Ownership Reporting Compliance	34
Compensation Discussion and Analysis	35
Executive Summary	35
How We Determine Pay	36
Market Benchmarking	37
Elements of Our Executive Compensation Program for 2017	38
2017 Performance and Compensation Decisions	38
Share Ownership Guidelines	43
Risk Considerations	44
Clawback Provisions	44
Termination and Change in Control Benefits	44
Anti-Hedging and Anti-Pledging Policies	45
Employment Agreements	45
Internal Revenue Code Limitations on Deductibility of Executive Compensation	45
Executive Compensation Committee Report	46
Named Executive Officer Compensation	47
Summary Compensation Table for 2017	47
Grants of Plan-Based Awards for 2017	49
Outstanding Equity Awards at Fiscal Year End for 2017	50
Option Exercises and Stock Vested for 2017	51
Pension Benefits for 2017	51
Nonqualified Deferred Compensation for 2017	53
Potential Post-Employment Payments and Payments Upon a Change in Control	54
CEO Pay Ratio for 2017	58
Equity Compensation Plan Information	58
Proposal 3 – Advisory Vote on Executive Compensation	59
Introduction	59
Our Executive Compensation Program	59
Vote Required and Board Recommendation	60
Proposal 4 – Approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018)	61
Introduction	61
Purpose of our ECP	61
Shares Available Under Our ECP	61
General Information About the ECP	62
Awards Under the ECP	63
Performance Stock Incentives	64
Change in Control Provisions	64
New Plan Benefits	65
Transferability Provisions	65
Federal Income Tax Consequences	65
Internal Revenue Code Section 162(M)	65
Vote Required and Board Recommendation	66

Proposal 5 – Approval of the Amended and Restated Certificate of Incorporation to Eliminate the Classified Structure of our Board, Provide for the Annual Election of Directors and Allow Shareholder Removal of Directors with or without Cause	67
Introduction	67
Background	67
Reasons for Amendment and Restatement	68
Vote Required and Board Recommendation	68
Related-Person Transactions	69
About the 2018 Annual Meeting	70
Shareholder Proposals	74
Householding	74
Annual Report on Form 10-K	75
Other Matters	75
Appendix A – ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018)	A-1
Appendix B – Amended and Restated Certificate of Incorporation	B-1

SUMMARY PROXY INFORMATION

To assist you in reviewing the company’s 2017 performance and voting your shares, we would like to call your attention to key elements of our 2018 proxy statement and our 2017 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2017 annual report to shareholders.

PROXY STATEMENT SUMMARY

The following summary provides highlights contained in this proxy statement. You should carefully read and consider the information contained in the proxy statement as this summary does not contain all the information you should consider before voting.

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

•	Date: Thursday, May 24, 2018

•	Time: 9:00 a.m., Central Daylight Time

•	Place: ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103

ITEMS OF BUSINESS

•	Election of three Class I director nominees to serve until 2021

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018

•	Approval, on a non-binding, advisory basis, of our executive compensation

•	Approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018)

•	Approval of the amended and restated Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause

•	Other business as may come properly before the meeting, or any adjournment or postponement of the meeting

RECORD DATE

•	March 26, 2018

INTERNET ACCESS TO PROXY MATERIALS

•	Please visit http://shareholder.onegas.com for online access to our proxy materials including this proxy statement and the company’s 2017 annual report.

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD

Via the Internet

• Go to the website at www.proxypush.com/ogs which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 23, 2018.

• Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder, and allows you to vote your shares and confirm that your instructions have been properly recorded.

• Follow the simple instructions.

• If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

• On a touch-tone telephone, call toll-free 1.866.883.3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 23, 2018.

• Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder, and allows you to vote your shares and confirm that your instructions have been properly recorded.

• Follow the simple recorded instructions.

• If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

• Mark your selections on the proxy card.

• Date and sign your name exactly as it appears on your proxy card.

• Mail the proxy card in the enclosed postage-paid envelope.

• If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	1

HOW TO VOTE IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER HOLDER OF RECORD

•	This proxy statement and our 2017 annual report to shareholders should have been forwarded to you by your bank, broker or other holder of record, together with a voting instruction card. You have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instruction card you received from your bank, broker or other holder of record, or by following any instructions provided by your bank, broker or other holder of record for voting via the Internet or telephone.

SHAREHOLDER ACTIONS – MATTERS TO BE VOTED UPON

•	Election of Class I Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the Class I director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board to ensure that our directors have the skills and experience to effectively oversee our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board recommends that shareholders vote in favor of each nominee for re-election.

•	Ratification of our Independent Registered Public Accounting Firm (Proposal 2). You will also find in this proxy statement important information about our independent registered public accounting firm, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board recommends that shareholders vote in favor of ratification.

•	Advisory Vote on Executive Compensation (Proposal 3). Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee arrived at decisions with respect to our 2017 executive compensation. Our Board recommends that shareholders vote in favor of our executive compensation program.

•	Consider and vote on the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018) (Proposal 4). You will find in this proxy statement important information about the proposed amendment and restatement of the Equity Compensation Plan to, among other things, increase the number of shares available for issuance under the plan. Our Board recommends that shareholders vote in favor of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018).

•	Consider and vote on a proposal to amend and restate our Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause (Proposal 5). You will find in this proxy statement important information about the proposed amendment and restatement of our Certificate of Incorporation to declassify the Board such that all directors will be elected annually for one-year terms and provide that directors may be removed by shareholders with or without cause. Our Board recommends that shareholders vote in favor of our amended and restated Certificate of Incorporation.

2	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

PROPOSALS, HOW YOU MAY VOTE AND BOARD RECOMMENDATIONS

Each of the proposals, how you may vote, and how the Board recommends that you vote, is set forth in the following table:

Proposal	How may I vote?	How does the Board recommend that I vote?	Page Reference
1. The election of the three Class I director nominees identified in this proxy statement, each for a three-year term.	You may vote FOR or AGAINST the approval of each of the three Class I director nominees, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR each of the three Class I director nominees.	23
2. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.	You may vote FOR or AGAINST the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.	29
3. An advisory vote on executive compensation.	You may vote FOR or AGAINST the advisory vote on executive compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval, on an advisory basis, of the company’s executive compensation.	59
4. Approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018)	You may vote FOR or AGAINST the approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018), or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018).	61
5. Approval of the amended and restated Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause	You may vote FOR or AGAINST the approval of the amendment and restatement our Certificate of Incorporation to eliminate the classified structure of our Board and provide for the annual election of directors and allow shareholder removal of directors with or without cause, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval of amendment and restatement of our Certificate of Incorporation to eliminate the classified structure of our Board and provide for the annual election of directors and allow shareholder removal of directors with or without cause.	67

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	3

VOTES REQUIRED FOR APPROVAL OF THE PROPOSALS

The votes required for each proposal is summarized below, together with how abstentions and broker non-votes will be treated for each proposal:

Proposal	Votes required for approval when quorum is present	Abstentions	Broker non-votes
1. The election of the three Class I director nominees identified in this proxy statement each for a three-year term.	Majority of the votes cast by the shareholders present in person or by proxy and entitled to vote	Do not count as votes cast	Do not count as votes cast and have no effect on the vote
2. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.	Affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Voted at broker’s discretion
3. An advisory vote on executive compensation.	Affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast and have no effect on the vote
4. Approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018).	Affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast and have no effect on the vote

  5.  Approval of the amended and restated Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause.

	Affirmative vote of at least 80% of the shares of our common stock outstanding	Have the same effect as votes against this proposal	Have the same effect as votes against this proposal

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following table summarizes information about the three Class I director nominees and the four continuing directors. As noted, five of our seven directors have been determined to be independent in accordance with the New York Stock Exchange (“NYSE”) independence standards and our director independence guidelines.

Director Nominees – Class I

Name	Age	Director since	Occupation	Independent	Committee memberships/ positions
John W. Gibson	65	2014	Retired, Chief Executive Officer of ONEOK, Inc.	No	A*
Pattye L. Moore	60	2014	Chairman, Red Robin Gourmet Burgers	Yes	A, B, C*, D
Douglas H. Yaeger	69	2014	Retired, Chairman, President and Chief Executive Officer of The Laclede Group, Inc. (now known as Spire Inc.)	Yes	B, C**, D

4	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

Continuing Directors

Name	Age	Director since	Class/ Term	Occupation	Independent	Committee memberships/ positions
Pierce H. Norton II	58	2014	II/2019	President and Chief Executive Officer of ONE Gas, Inc.	No	A
Eduardo A. Rodriguez	62	2014	II/2019	President of Strategic Communication Consulting Group	Yes	A, B, C, D*
Robert B. Evans	69	2014	III/2020	Retired, President and Chief Executive Officer of Duke Energy Americas	Yes	B**, C, D
Michael G. Hutchinson	62	2014	III/2020	Retired, partner at Deloitte & Touche	Yes	A, B*, C, D**

Committee memberships/positions key:

A	Executive Committee
B	Audit Committee
C	Executive Compensation Committee
D	Corporate Governance Committee
*	Committee chair
**	Committee vice chair

BUSINESS HIGHLIGHTS

•	Financial Performance. 2017 operating income increased to $299.5 million, compared with $269.1 million in 2016, which reflects primarily new rates in Texas and Kansas and residential customer growth in Oklahoma and Kansas, higher sales and transportation volumes due to warmer than normal weather, offset partially by a slight increase in operating expenses.

*	We were a business unit of ONEOK prior to January 31, 2014, and for the year ended December 31, 2013.

•	Dividend. During 2017, we paid cash dividends of $1.68 per share. We paid total aggregate dividends to our shareholders of $88 million in 2017. In January 2018, we declared a dividend of 46 cents per share ($1.84 per share on an annualized basis), an increase of 4 cents per share compared with the previous cash dividend of 42 cents per share.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	5

•	Total Shareholder Return. The market price of our common stock was $73.26 per share at December 29, 2017, reflecting a total shareholder return (stock price appreciation and dividends) of 17.30 percent and an increase of 14.54 percent from the closing price of $63.96 on December 30, 2016.

1	February 3, 2014 was the first day of “regular way” trading for ONE Gas, Inc. on the NYSE.

2	The ONE Gas peer group used in this graph is the same peer group that will be used in determining our level of performance under our 2017 performance units at the end of the four-year performance period and is comprised of the following companies: Alliant Energy Corp.; Atmos Energy Corporation; Avista Corporation; CMS Energy Corporation; New Jersey Resources Corporation; NiSource Inc.; Northwest Natural Gas Company; NorthWestern Corporation; Southwest Gas Corporation; Spire Inc.; Vectren Corporation; and WGL Holdings, Inc.

COMPENSATION HIGHLIGHTS

•	Compensation Philosophy. A principal feature of our compensation program is the determination of executive compensation by our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) based on a comprehensive review of quantitative and qualitative factors designed to reward the accomplishment of long-term sustainable business goals. Our executive compensation program is designed to attract, engage, motivate, reward and retain highly effective key executives who drive our success and who are leaders in the industry, to pay for performance and to align the long-term interests of our executive officers with those of our stakeholders. We believe our program is designed effectively to meet or exceed our financial and operational performance goals, is well aligned with the interests of our stakeholders and is instrumental to achieving our business goals. Our compensation philosophy and related governance features are complemented by several specific elements that are designed to achieve these objectives, as summarized below.

•	Program Design.

Our compensation program:

–	provides a competitive total compensation opportunity;

–	establishes a pay mix that balances short- and long-term performance specifically consisting of significant equity-based (at-risk) compensation;

–	utilizes separate metrics under our short and long-term incentive award programs to incentivize performance;

6	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

–	links a significant portion of total compensation to performance which we believe creates long-term stakeholder value;

–	determines awards based on the executive officer’s contributions performed the right way to achieve business performance;

–	enhances retention by subjecting a significant portion of total compensation to multi-year vesting requirements;

–	does not encourage unnecessary or excessive risk taking;

–	rewards for accomplishing goals as well as for how those goals are accomplished; and

–	restricts change in control cash benefits to double-trigger vesting.

•	We provide the following primary elements of compensation for our named executive officers (“NEOs”) (as listed in the Compensation Discussion and Analysis at page 38): base salary, annual short-term cash incentive (“STI”) awards and long-term equity incentive (“LTI”) awards.

•	The Executive Compensation Committee references the median level of the market when determining all elements of compensation and targets the median level of total compensation.

•	Our performance-based STI program provides for cash awards based on achievement of financial and operational goals established annually by our Executive Compensation Committee.

•	We encourage alignment of our NEOs’ interests with those of our stakeholders through the grant of LTI awards, of which approximately 80 percent are performance stock units (“PSUs”) and approximately 20 percent are restricted stock units (“RSUs”).

•	Our NEOs, receive no significant perquisites or other personal benefits.

•	We do not provide any “golden parachute” excise tax gross-ups to our NEOs.

•	The Executive Compensation Committee makes all compensation decisions regarding our NEOs and submits those decisions to the full Board for ratification.

•	The Executive Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.

•	We have market-competitive stock ownership guidelines for our NEOs and our non-management directors which provides them with a significant stake in our long-term success and aligns their interest with stakeholder interests.

•	We have adopted compensation recovery (“clawback”) provisions that permit the Committee to use appropriate discretion to seek recoupment of grants of PSUs (including any shares earned and the proceeds from any sale of such shares) and STI awards paid to an employee in the event that fraud, negligence or individual misconduct by such employee is determined to be a contributing factor to having to restate all or a portion of our financial statements.

•	Officers, members of our Board and certain employees designated as insiders under our Securities/Insider Trading Policy are prohibited from engaging in short sale and other derivative or speculative transactions in our securities, and/or from purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

•	Officers and directors are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan. The CEO may grant an exception against pledging securities on a limited case-by-case basis. There is no exception to the prohibition against pledging with respect to the CEO.

•	The Executive Compensation Committee engages an executive compensation consultant who is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on our executive and director compensation program design and implementation and to lead discussions on trends within our industry.

•	Our say-on-pay vote in 2017 was 96.8 percent in agreement with our compensation paid to our NEOs. In reviewing our compensation program during 2017, our Executive Compensation Committee determined to continue to apply the same principles as have been historically applied in determining the nature and amount of our executive compensation.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	7

•	Link between Executive Compensation and Performance. The Board awarded Pierce H. Norton II, our President and CEO, incentive compensation for 2017 that was commensurate with our business results and his position as our President and CEO, including annual base pay of $720,000, an annual STI award of $837,864, and a LTI award with a grant target value of $1,500,000. Consistent with our executive compensation philosophy, a significant majority of Mr. Norton’s total direct compensation of $3,057,961 for 2017 was incentive-based and at-risk, as illustrated by the following chart:

The compensation of our other NEOs further reflects both our 2017 performance and our pay-for-performance compensation philosophy:

Named Executive Officer	2017 Base Salary	2017 STI Award	2017 LTI Award *	2017 Total Direct Compensation
Pierce H. Norton	$720,000	$838,000	$1,500,097	$3,058,097
Curtis L. Dinan	$435,000	$400,000	$399,813	$1,259,663
Caron A. Lawhorn	$360,000	$305,000	$399,813	$1,089,663
Robert S. McAnnally	$350,000	$320,000	$350,236	$1,041,980
Joseph L. McCormick	$325,000	$260,000	$326,247	$931,500

*	Represents the grant date value approved by the Committee. The values displayed in the Summary Compensation Table represent the accounting value of the PSUs.

Name	2017 Target STI Award as Percentage of Base Pay	2017 Maximum STI Award as a Percentage of Base Pay
Pierce H. Norton II	90%	169%
Curtis L. Dinan	65%	122%
Caron A. Lawhorn	65%	122%
Robert S. McAnnally	65%	122%
Joseph L. McCormick	55%	103%

8	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

CORPORATE RESPONSIBILITY

For more than 100 years, our business has delivered natural gas to our customers. We will continue to focus on operating safely and responsibly, while creating shareholder value.

SAFETY AND HEALTH

The safety of our employees, our customers and the communities where we operate is at the forefront of each business decision we make. By monitoring the integrity of our assets and promoting the safety and health of our employees, customers and communities, we are investing in the long-term sustainability of our businesses.

A substantial part of our workforce is comprised of operations specialists who work regularly in the field. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our preventive safety programs, such as near-miss reporting, vehicle-safety monitoring, risk assessment and others.

2017 Safety and Health Performance Updates and Highlights

•	Since 2013 we have experienced a 59% reduction in our Total Recordable Incident Rate (“TRIR”).

•	Since 2013 strains and sprains, our most prevalent type of injury, has declined by 69%.

•	Since 2013 we have experienced a 74% reduction in our Days Away, Restricted & Transferred Incident Rate (“DART”).

•	Since 2013 we have experienced a 21% reduction in our Preventable Vehicle Incident Rate (“PVIR).

•	In 2017, we achieved 1st quartile performance amongst our American Gas Association peers in all three of our Safety & Health Metrics (TRIR, DART & PVIR) and have had no Preventable Significant Incidents or Fatalities (“SIFs”).

ENVIRONMENTAL PERFORMANCE

2017 Environmental Updates and Highlights

•	We retired or replaced approximately 425 miles of distribution and transmission facilities in 2017, including 23 miles of cast iron pipe, which will result in decreased emissions of methane. We have a total of 25 miles of cast iron pipe remaining to be replaced, which we have committed to replace by the end of 2019.

•	In 2017, our Energy Efficiency Program in Oklahoma and the Austin and Rio Grande Valley Conservation Programs in Texas combined to issue more than 115,300 rebates totaling approximately $14 million through energy-efficiency and conservation programs that offered customers rebates on natural gas appliances and energy-efficient home improvements.

•	We continue to be a partner in the Environmental Protection Agency’s (“EPA”) Natural Gas STAR Program and the EPA’s Methane Challenge program to voluntarily reduce greenhouse gas emissions. We anticipate reporting in 2018 our 2017 performance to the EPA.

COMMUNITY INVESTMENT

We are committed to being active members of the communities where we operate. Investing in the areas where we have operations and where our employees live and work is not only the right thing to do–it’s smart business. By contributing financially and through volunteer work, we can help build stronger communities and create a better environment for our employees, our customers and the general public.

We accomplish this in a number of ways, including grants from the ONE Gas Foundation, corporate sponsorships to nonprofit organizations and community volunteer efforts. Primary focus areas for our community investments are education, health and human services, arts and culture, environmental stewardship and community enrichment. We give priority consideration to educational programs and to health and human services organizations, particularly those with programs that help people become self-sufficient.

2017 Community Investment Updates and Highlights

•	In 2017, we contributed approximately $2.7 million to nonprofit organizations through the ONE Gas Foundation and corporate sponsorships, and our employees volunteered more than 8,500 hours in our communities.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	9

POLITICAL ADVOCACY AND CONTRIBUTIONS

We actively participate in the political process through the lobbying efforts of our government relations department, involvement in multiple business and industry trade organizations, and through the ONE Gas, Inc. Employee Political Action Committee (the “ONE Gas PAC”). In 2017, ONE Gas employees and members of the ONE Gas Board contributed approximately $76,557 to the ONE Gas PAC. During 2017, the ONE Gas PAC contributed approximately $38,900 to candidates for political office and other political action committees.

As a company, we do not contribute corporate funds to political candidates, political action committees or so-called 501(c)(4) social welfare organizations. Employee and director contributions to the ONE Gas PAC are used to support candidates seeking federal or state offices who support the interests of the energy industry and business. A steering committee made up of senior management representatives and a contributions committee made up of employees from across our operating areas oversee all ONE Gas PAC contributions to political candidates.

10	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

OUTSTANDING STOCK AND VOTING

VOTING

Only shareholders of record at the close of business on March 26, 2018, are entitled to receive notice of and to vote at the annual meeting. As of that date, [                    ] shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of the three Class I director nominees named in this proxy statement to serve on our Board for a three-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;

(3)	FOR the advisory proposal to approve our executive compensation;

(4)	FOR the approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018); and

(5)	FOR the approval of the amended and restated Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors, and allow shareholder removal of directors with or without cause.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board.

To vote shares held “in street name” through a bank, broker or other holder of record, a shareholder must provide voting instructions to his or her bank, broker or other holder of record. Brokerage firms, banks and other holders of record are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your bank, broker or other holder of record on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a legal proxy, executed in your favor, from the holder of record of those shares as of the close of business on March 26, 2018.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3, 4 and 5 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3, 4 and 5 and will be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

Representatives of our stock transfer agent, EQ Shareholder Services, a division of Equiniti Trust Company, will be responsible for tabulating and certifying the votes cast at the annual meeting.

QUORUM

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

MATTERS TO BE VOTED UPON

At the annual meeting, the following matters will be voted upon:

(1)	the election of three Class I nominees for director named in this proxy statement to serve a three-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	11

(3)	to consider and vote on our executive compensation on a non-binding, advisory basis;

(4)	to consider and vote on the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018);

(5)	to consider and vote on the amendment and restatement our of Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors, and allow shareholder removal of directors with or without cause; and

(6)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

VOTES REQUIRED

Proposal 1 — Election of three Class I Directors. Our bylaws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2018 annual meeting will be uncontested. Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50 percent of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the election of directors.

Our corporate governance guidelines require that if an uncontested nominee for director does not receive more “For” than “Against” votes, he or she must promptly tender his or her resignation to our Board. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will announce publicly its decision regarding any tendered resignation.

Proposal 2 — Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year ending December 31, 2018. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

Proposal 3 — Advisory Vote on Executive Compensation. In accordance with our bylaws, approval of the proposal to approve our executive compensation requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal. The vote on this proposal is advisory and non-binding on the company and our Board.

Proposal 4 — Approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018). In accordance with our bylaws, approval of the proposal to amend and restate the ONE Gas, Inc. Equity Compensation Plan requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as votes cast and have no effect on the vote for purposes of determining the outcome of the vote on this proposal.

Proposal 5 — Approval of the amended and restated Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause. In accordance with our Certificate of Incorporation, approval of the proposal to amend and restate our Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause requires the affirmative vote of at least eighty percent (80%) of the shares of our common stock outstanding as of the record date. Abstentions, the failure of a shareholder to vote, and broker non-votes will have the effect of a vote against the proposal.

REVOKING A PROXY

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is Corporate Secretary, ONE Gas, Inc., 15 East Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the Internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank or other holder of record.

PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $11,000 plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

12	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

GOVERNANCE OF THE COMPANY

Our Board and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our stakeholders in a manner that benefits the long-term interests of our stakeholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our stakeholders and the practices of other leading public companies. Our Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted corporate governance guidelines that address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the NYSE; director responsibilities; director access to management; director compensation; management succession; evaluation of the performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, controller and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interests. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination with respect to each director serving on the Executive Compensation Committee, under the rules of the NYSE, the Board is required to consider all factors specifically relevant to determine whether the director has a relationship to our company which is material to that director’s ability to be independent from management in connection with the duties of a member of that committee.

Our Board of Directors has also adopted director independence guidelines that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

Our Board has determined affirmatively that members Robert E. Evans, Michael G. Hutchinson, Pattye L. Moore, Eduardo A. Rodriguez and Douglas H. Yaeger have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or 2 percent of the entity’s gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

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BOARD LEADERSHIP STRUCTURE

During 2017, our Board was led by John W. Gibson, who was the Chairman of the Board, and Eduardo A. Rodriguez, who was both our lead independent director and the chair of the Corporate Governance Committee. In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, each of whom is an independent director.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines vest the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities. The guidelines provide that the lead independent director shall serve for a term of three to five years as determined by the Board, and that the duties of the lead independent director include but are not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present;

•	presiding at all executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will be reasonably available for consultation and direct communication with such shareholders. The Lead Independent Director may also perform duties otherwise assigned to the Chairman of the Board, as set forth above, when the offices of the Chairman of the Board and the CEO are combined.

SUCCESSION PLANNING

A key responsibility of the CEO and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the CEO, the Chairman of the Board and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.

In addition, the CEO maintains in place at all times, and reviews with the non-management directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure of the CEO.

OUR BOARD AND CORPORATE STRATEGY

Our Board is actively involved in overseeing, reviewing and guiding our corporate strategy. Our Board formally reviews our company’s business strategy, including the risks and opportunities facing our company and its business, at an annual strategic planning session. Our Board regularly discusses corporate strategy throughout the year with management formally as well as informally and during executive sessions of the Board as appropriate. As discussed in “Risk Oversight” below, our Board views risk management and oversight as an integral part of our strategic planning process, including mapping key risks to our corporate strategy and seeking to manage and mitigate risk. Our Board also views its own composition as a critical component to effective strategic oversight. Accordingly, our Board and relevant Board committees consider our business strategy and the company’s regulatory, geographic and market environments when assessing board composition, director succession, executive compensation and other matters of importance.

SHAREHOLDER ENGAGEMENT

Our Board believes that accountability to shareholders is a mark of good corporate governance and that regular shareholder engagement is important to our company’s success. Our company frequently engages with shareholders on a variety of topics, with particular focus on matters relating to our company’s publicly disclosed strategy and financial performance. Our company also engages with shareholders to discuss matters relating to governance, compensation, safety, environmental and other current and emerging issues that the Board and our management understand are important to our shareholders. In addition to this direct engagement, our company also maintains a number of complementary mechanisms that allow our shareholders to effectively communicate to our Board, including:

•	maintaining an investor relations page on our website;

•	regularly presenting at investor conferences;

14	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

•	conducting an annual advisory vote to approve executive compensation;

•	if requested by major shareholders, ensuring the lead independent director is available for consultation and direct communication;

•	permitting shareholders to submit prospective candidates for nomination by our Board for election at the annual meeting of shareholders in accordance with our corporate governance guidelines and bylaws;

•	permitting shareholders to nominate candidates for election at the annual meeting of shareholders in accordance with our bylaws; and

•	providing shareholders the ability to attend and voice opinions at the annual meeting of shareholders.

RISK OVERSIGHT

We have integrated a comprehensive Enterprise Risk Management (“ERM”) process as part of strategy setting and driving performance throughout the organization, which includes identifying, aggregating, monitoring, measuring, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. These risks generally relate to strategic, operational, financial, regulatory compliance and human resources issues. Our ERM approach is overseen by our Chief Financial Officer and is designed to enable our Board to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Management and our Board believe that risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Management is responsible for identifying risks and controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s engagement with the CEO and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities. The Audit Committee meets with our executive officers and meets with our Director–Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at each of its in-person meetings during the year, at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, and by participating in meetings of the Board and its committees.

During 2017, the Board held seven regular meetings (four in-person and three telephonic meetings) and no special meetings. All of our incumbent directors who served on the Board during 2017 attended all of the meetings of the Board and Board committees on which they served.

Our corporate governance guidelines provide that members of our Board are expected to attend our Annual Meeting of Shareholders. All members of the Board attended the 2017 Annual Meeting of Shareholders.

The Board has four standing committees: the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	15

determined affirmatively that each member of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE.

Director	Audit	Executive Compensation	Corporate Governance	Executive
John W. Gibson, Chairman				Chair
Pierce H. Norton II				Member
Robert B. Evans	Vice Chair	Member	Member
Michael G. Hutchinson	Chair	Member	Vice Chair	Member
Pattye L. Moore	Member	Chair	Member	Member
Eduardo A. Rodriguez	Member	Member	Chair	Member
Douglas H. Yaeger	Member	Vice Chair	Member

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at http://www.onegas.com/en/About/Governance/CommitteesCharters.aspx. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

THE AUDIT COMMITTEE

The Audit Committee represents and assists our Board with oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•  appointing, compensating and overseeing our independent auditor;

•  reviewing the scope, plans and results relating to the external audits of our financial statements;

•  reviewing the scope, plans and results relating to internal audits;

•  monitoring and evaluating our financial condition;

•  monitoring and evaluating the integrity of our financial reporting processes and procedures;

•  assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•  reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities; and

•  monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that Robert E. Evans, Michael G. Hutchinson, Eduardo A. Rodriguez and Douglas H. Yaeger are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission and all members of the Audit Committee are financially literate. No member of our Audit Committee serves on the audit committees of more than three other public companies.

2017 Meetings: 6

16	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

THE EXECUTIVE COMPENSATION COMMITTEE

Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•  evaluating, in consultation with our Corporate Governance Committee, the performance of our CEO, and recommending to our Board the compensation of our CEO and our other senior executive officers;

•  reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our CEO;

•  reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our stakeholders;

•  assessing the risks associated with our compensation program;

•  approving, subject to ratification by the full Board, executive officer compensation and personnel policies, programs and plans; and

•  reviewing and making recommendations to the full Board on director compensation.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and STI and LTI compensation are determined annually by the Committee. The scope of the authority of the Committee is not limited except as set forth in its charter and by applicable law. The Committee has the authority to delegate duties to subcommittees of the Committee, or to other standing committees of the Board, as it deems necessary or appropriate. The Committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The compensation group in our corporate human resources department supports, in consultation with our CEO, the Executive Compensation Committee in its work.

During 2017, the Executive Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), as an independent executive compensation consultant to assist the Committee in its evaluation of the amount and form of compensation paid in 2017 to our CEO, our other executive officers and our directors. Meridian reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Compensation Discussion and Analysis—How We Determine Pay—Role of the Independent Executive Compensation Consultant” at page 37.

2017 Meetings: 4

THE CORPORATE GOVERNANCE COMMITTEE

Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•  identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our bylaws or in accordance with the rules of the Securities and Exchange Commission;

•  making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•  adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•  reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•  in consultation with our Chairman of the Board and CEO and the Executive Compensation Committee, overseeing management succession and development; and

•  reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

All members of the Corporate Governance Committee are “independent” under the independence requirements of the NYSE.

2017 Meetings: 4

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THE EXECUTIVE COMMITTEE

In the intervals between meetings of our Board, the Executive Committee may, except as otherwise provided in our bylaws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Executive Committee reports to the Board at its next meeting on any actions taken by the committee.

2017 Meetings: 0

DIRECTOR NOMINATIONS

Our corporate governance guidelines provide that the Board is responsible for nominating candidates for Board membership and for the delegation of the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board, CEO and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The Corporate Governance Committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and CEO, to search for, recruit, screen, interview and recommend to the Board candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, and in accordance with our bylaws, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2019 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than December 5, 2018. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The Corporate Governance Committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our bylaws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders. Any shareholder who desires to nominate candidates for election as directors at our 2019 annual meeting must follow the procedures set forth in our bylaws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2018 Annual Meeting of Shareholders (i.e., notice must be received no later than December 5, 2018). If the date of the 2019 annual meeting is more than 30 days from the first anniversary date of the 2018 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of (i) the day on which notice of the date of the meeting is mailed to shareholders or (ii) the day on which public announcement of the meeting date is made. In accordance with our bylaws, a shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, including: (a) the name, age, business address and

18	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

residence address of such person; (b) the principal occupation or employment of such person; (c) the class or series and number of our shares that are owned beneficially or of record by such person and any affiliates or associates of such person; (d) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of our shares held by each such nominee holder; (e) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (f) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (g) such person’s written and executed representation and agreement (in the form provided by the corporate secretary upon written request) that such person (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the company, will act or vote on any issue or question, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the company that has not been disclosed to the company in such representation and agreement and (3) in such person’s individual capacity, would be in compliance, if elected as a director of the company, and, if elected as a director, will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the company; (h) such person’s completed written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which form of questionnaire shall be promptly provided by the corporate secretary to the requesting shareholder upon written request) and (i) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on the company’s books, of such shareholder, and the name and address of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee(s); (b) the class and number of our shares that are owned beneficially and of record by such person and any affiliates or associates of such person; (c) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares held by each such nominee holder; (d) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (e) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (f) a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; (g) a description of all agreements, arrangements and understandings between such person or any affiliate or associate of such person, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (h) all other information that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. This information must be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose all such information as of the record date.

At the request of the company, each proposed nominee must submit to the corporate secretary such other information as the company may reasonably require, including such information as may be necessary or appropriate in determining the eligibility of such proposed nominee to serve as an independent director of the company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

DIRECTOR COMPENSATION

The Executive Compensation Committee’s independent compensation consultant, Meridian, annually advises the Executive Compensation Committee on matters related to non-management director compensation including competitive market data for the company’s peer group. The Executive Compensation Committee reviews and discusses the director compensation information provided by Meridian and makes a recommendation to the full Board with respect to non-management director compensation. The Executive Compensation Committee’s philosophy with respect to non-management director compensation is to target at or below the market median. The components of non-management director compensation include an annual cash retainer, additional annual cash retainer for the Chairman of the Board, the chairs of the Audit, Executive Compensation and Corporate Governance Committees and an annual stock retainer. No separate per meeting fees are paid to the non-management directors.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	19

For 2017, the Committee recommended, and the full Board approved, that compensation paid to each of our non-management directors remain the same as 2016. Compensation for each of our non-management directors for their service on our Board is paid on an annual meeting date basis. For the period of May 26, 2016, through May 24, 2017, and for the period of May 25, 2017, through May 23, 2018, compensation consisted of an annual cash retainer of $70,000 and a stock retainer valued at $90,000. The chairs of our Audit and Executive Compensation Committees received an additional annual cash retainer of $15,000, and our lead independent director, who is also chair of our Corporate Governance Committee, received an additional annual cash retainer of $25,000. Our Chairman of the Board received an additional annual cash retainer of $75,000 for his service.

Based on the market information provided by Meridian in December 2017 indicating that our non-management director compensation was significantly below market median compared to our peers, coupled with the decision of the Executive Compensation Committee to consider non-management director compensation on a three-year basis, the Executive Compensation Committee recommended and the full Board approved non-management director compensation on a three-year cycle, beginning on the day of the annual meeting of shareholders in 2018 (May 24, 2018) through the day before the annual meeting of shareholders the following year (May 22, 2019), consisting of a $15,000 increase in the annual cash retainer, a $20,000 increase in the stock retainer, a $5,000 increase in the cash retainer for the chair of the Corporate Governance Committee/lead independent director and a $10,000 increase in the cash retainer for the Chairman of the Board. Non-management director compensation will next be considered in 2020.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

The CEO, as the sole management director, receives no compensation for his service as a director.

Our Board has established minimum share ownership guidelines for members of our Board. The guidelines provide that within five years after joining the Board, each non-management director will own shares of the company’s common stock having a value, at a minimum, of five times the annual cash retainer for service on the Board (excluding annual retainers for service as a chair of a Board committee or for service as Chairman of the Board) as established from time to time by the Board. Shares that count toward this ownership guideline include shares owned outright in the director’s name, shares held in trust for the director’s benefit or the benefit of the director’s immediate family, and phantom shares held in the director’s account under any company deferred compensation plan for non-employee directors or any similar plan or arrangement. Shares that do not count toward this ownership guideline include unexercised stock options and shares of restricted stock for which restrictions have not yet lapsed (unvested restricted stock). A non-management director will not be allowed to sell shares of the company’s common stock (using established pre-clearance procedures) unless such director’s holdings of the company’s common stock meet the established minimum ownership guideline. Because we became a stand-alone, publicly traded company on January 31, 2014, under the guidelines our directors have five years from this date to satisfy individual share ownership requirements. However, all current directors have satisfied the minimum share ownership guidelines.

The following table sets forth the compensation paid to our non-management directors in 2017:

Director Compensation for 2017

Director	Fees Earned or Paid in Cash(1)	Stock Awards (1)(2)(3)	Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Robert B. Evans	$70,000	$90,000	$ -	$ -	$160,000
John W. Gibson	$145,000	$90,000	$3,688	$20,000	$258,688
Michael G. Hutchinson	$85,000	$90,000	$ -	$ -	$175,000
Pattye L. Moore	$85,000	$90,000	$ -	$ -	$175,000
Eduardo A. Rodriguez	$95,000	$90,000	$ -	$ 2,000	$187,000
Douglas H. Yaeger	$70,000	$90,000	$ -	$10,000	$170,000

(1)	Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2017, $189,000 of the total amount payable for directors’ fees were deferred under this plan at the election of three of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the closing price of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Equity Compensation Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Bond Indices Corporate AAA on the first business day of the plan year, plus 100 basis points, which, at January 3, 2017, was 4.94 percent. The following table sets forth, for each non-management director, the amount of director compensation deferred during 2017 and cumulative deferred compensation as of December 31, 2017.

20	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

Director	Board Fees Deferred to Phantom Stock in 2017 (a)	Dividends Earned on Phantom Stock and Reinvested in 2017 (b)	Total Board Fees Deferred to Phantom Stock at December 31, 2017 (a)	Total Shares of Phantom Stock Held at December 31, 2017	Board Fees Deferred to Cash in 2017 (c)	Total Board Fees Deferred to Cash at December 31, 2017 (c)
Robert B. Evans	$ -	$ -	$ -	-	$ -	$ -
John W. Gibson	$90,000	$13,213	$412,893	8,620	$145,000	$701,020
Michael G. Hutchinson	$ -	$ -	$ -	-	$ -	$ -
Pattye L. Moore	$90,000	$13,213	$412,893	30,660	$ -	$ -
Eduardo A. Rodriguez	$ 9,000	$ 370	$ 18,479	926	$ -	$ -
Douglas H. Yaeger	$ -	$ -	$ -	-	$ -	$ -

(a)	Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on the grant date) deferred to phantom stock by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the closing price of our common stock on the NYSE on the date the dividend equivalent was paid.

(c)	Mr. Gibson deferred board fees in the amount of $145,000 to cash in 2017. The total amount deferred to cash reflects the balance in Mr. Gibson’s cash deferral account. Cash deferrals earn interest at a rate equal to Moody’s Bond Indices Corporate AAA on the first business day of the plan year, plus 100 basis points which, at January 3, 2017, was 4.94 percent.

(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2017 for service on our Board.

Director	Shares Awarded in 2017	Aggregate Grant Date Fair Value
Robert B. Evans	1,280	$90,000
John W. Gibson	1,280	$90,000
Michael G. Hutchinson	1,280	$90,000
Pattye L. Moore	1,280	$90,000
Eduardo A. Rodriguez	1,280	$90,000
Douglas H. Yaeger	1,280	$90,000

(3)	For the aggregate number of shares of our common stock and phantom stock held by each member of our Board at March 1, 2017, see “Stock Ownership–Holdings of Officers and Directors” at page 33.

(4)	Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Bond Indices Corporate AAA on the first business day of the plan year, plus 100 basis points, which, at January 3, 2017, was 4.94 percent.

(5)	Reflects charitable contributions made by our company or the ONE Gas Foundation, Inc., on behalf of members of our Board as follows: (a) matching contributions up to $5,000 per year to non-profit organizations of his or her choice pursuant to our Matching Grants Program for Directors of ONE Gas through our Community Investment Program; and (b) matching contributions to the United Way pursuant to our annual United Way contribution program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Messrs. Evans, Hutchinson, Rodriguez and Yaeger and Ms. Moore served on our Executive Compensation Committee. No member of the Executive Compensation Committee was an officer or employee of the company or its subsidiary during 2017, and no member of this committee was formerly an officer of the company or its subsidiary. In addition, during 2017, none of our executive officers served as a member of a compensation committee or Board of any other entity of which any member of our Board was an executive officer.

During 2017, Ms. Moore served as the Vice Chair of the ONEOK Executive Compensation Committee, and Mr. Rodriguez served as a member of the ONEOK Executive Compensation Committee.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	21

EXECUTIVE SESSIONS OF THE BOARD

The non-management members of our Board meet in regularly scheduled executive sessions without any members of management present. Our Chairman of the Board presides during the non-management executive sessions of the Board. During 2017, the non-management members of our Board met in executive session during each of the four regular in-person meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board.

Our corporate governance guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the independent members of our Board. Our corporate governance guidelines provide that the independent members of the Board shall meet in executive session without management or non-independent directors present in connection with each regularly scheduled in-person meeting of the Board and at such other times as the independent directors deem necessary or appropriate. The independent members of the Board met four times during the year.

COMMUNICATIONS WITH DIRECTORS

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our CEO or his designee. Our Board also believes that any communications between members of the Board and interested parties, including stakeholders, should be conducted with the knowledge of our CEO. Interested parties, including stakeholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our CEO. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

COMPLAINT PROCEDURES

Our Board has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our code of business conduct and ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our code of business conduct and ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

22	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS

ELECTION BY MAJORITY VOTE

In accordance with our bylaws, the Board currently has seven members, three of whose terms will expire at the 2018 annual meeting. Directors are divided into three classes and are elected for staggered terms of three years, each with a term of office of one of the three classes of directors expiring each year. After this election, the terms of Class I, II and III will expire in 2021, 2019 and 2020, respectively. Each director will hold office for the term to which he or she is elected or until his or her successor is duly elected and qualified.

If shareholders approve the Board’s proposal to amend and restate our Certificate of Incorporation to eliminate our classified board structure and provide for the annual election of directors, as more fully described under “Proposal 5—Approval of the Amended and Restated Certificate of Incorporation to Eliminate the Classified Structure of our Board, Provide for the Annual Election of Directors and Allow Shareholder Removal of Directors with or without Cause,” then the term of all directors, including those elected at this annual meeting will end at the 2019 annual meeting. Thereafter, all directors will be elected for one-year terms.

Our bylaws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The Board (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including the NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, then, pursuant to our corporate governance guidelines, the incumbent Board will, within 180 days after the certification of the shareholder vote, nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

BOARD QUALIFICATIONS

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of our company;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn the business of the company and the Board;

•	represent the long-term interests of all stakeholders; and

•	participate in a constructive and collegial manner.

In addition, our corporate governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

Your Board believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	23

Certain information with respect to the three Class I nominees for election at the annual meeting, as well as each of the other directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds and the year in which each person became a director of the company. The three nominees for Class I directors currently serve as directors of the company.

John W. Gibson, Chairman of the Board, Pattye L. Moore, Chair of the Executive Compensation Committee and Douglas H. Yaeger, Vice Chair of the Executive Compensation Committee have been nominated for re-election as Class I directors for a three-year term expiring in 2021. Ms. Moore and Messrs. Gibson and Yaeger are not being proposed for election pursuant to any agreement or understanding between Ms. Moore and Messrs. Gibson and Yaeger and the company or any other person(s).

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE.

DIRECTOR NOMINEES FOR CLASS I DIRECTORS

Set forth below is certain information with respect to each nominee for election as a director, each of whom is a current director.

JOHN W. GIBSON

Mr. Gibson is the non-executive Chairman of the Board of ONE Gas, Inc. Mr. Gibson is also the non-executive Chairman of the Board of ONEOK, Inc. Mr. Gibson served as Chairman of the Board of ONEOK Partners, L.P., until its acquisition by ONEOK in June 2017. Mr. Gibson was instrumental in the separation of ONE Gas from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas distribution company. In connection with the separation, Mr. Gibson retired as Chief Executive Officer of ONEOK and of ONEOK Partners GP, L.L.C. effective January 31, 2014. Mr. Gibson also serves on the board of BOK Financial Corporation and joined the board of Matrix Service Company in April 2016.

Mr. Gibson joined ONEOK in 2000 as President of Energy, responsible for the company’s natural gas gathering and processing, and transportation and storage businesses. In 2006, he was named President and Chief Operating Officer of ONEOK Partners, the master limited partnership that owns midstream natural gas and natural gas liquids businesses. He was elected Chief Executive Officer of ONEOK and President and Chief Executive Officer of ONEOK Partners in January 2007, becoming Chairman of ONEOK Partners later that year. In January 2010, he became President of ONEOK, and in May 2011, he became Chairman.

His career began in the energy industry in 1974 as a refinery engineer with Exxon Company, USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. Prior to joining ONEOK, Mr. Gibson was executive vice president of Koch Energy, Inc., a subsidiary of Koch Industries, responsible for its interstate natural gas pipelines and gathering and processing businesses.

Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Gibson’s role as the top executive officer at ONEOK and ONEOK Partners and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Gibson should continue as a member of our Board.

Committee Member: Executive (Chair)

Board skills and qualifications:

Position: Chairman of the Board
Age: 65 Director Since: 2014 Independent: No

• Executive management • Operations • Industry knowledge • Acquisitions and divestitures	• Strategic and financial planning • Risk management and oversight • Compliance

24	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

PATTYE L. MOORE

Ms. Moore currently serves as the non-executive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB). Since 2002, Ms. Moore has served on the board of ONEOK, Inc. and is the Vice Chair of its Executive Compensation Committee and a member of its Corporate Governance Committee. Ms. Moore also serves as a director of privately-held QuikTrip Corporation. In addition, Ms. Moore is a business strategy consultant, speaker and the author of Confessions from the Corner Office, a book on leadership instincts, published by Wiley & Sons in 2007.

Ms. Moore served on the board for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing. Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin, ONEOK, Inc. and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, marketing and brand development for the 3,000 unit chain with over $3 billion in system-wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development, strategic planning and executive compensation. Ms. Moore also has extensive experience as a member of the board of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. Ms. Moore is a National Association of Corporate Directors (NACD) Board Leadership Fellow and was named to the NACD 2017 Directorship 100 List. In light of Ms. Moore’s extensive executive managerial experience and her leadership skills, our Board of Directors has concluded that Ms. Moore should continue as a member of our Board.

Committee Member: Executive Compensation (Chair), Governance, Audit, Executive

Board skills and qualifications:

Age: 60 Director Since: 2014 Independent: Yes

• Executive management • Corporate governance • Executive compensation	• Marketing • Strategic and financial planning

DOUGLAS H. YAEGER

Douglas Yaeger served as Chairman, President and Chief Executive Officer of The Laclede Group, Inc. (now known as Spire Inc.) and Laclede Gas Company from 1999 until his retirement on February 1, 2012.

After spending nearly 20 years in the interstate pipeline industry, including roles as Executive Vice President of Mississippi River Transmission Corporation and Executive Vice President of Arkla Energy Marketing Company, Mr. Yaeger joined Laclede in 1990 as Vice President–Planning. He was elected Laclede’s Senior Vice President–Operations, Gas Supply and Technical Services in 1992. In 1995, Mr. Yaeger was elected Executive Vice President–Operations and Marketing and subsequently in 1997 elected President and Chief Operating Officer and joined Laclede’s board.

Mr. Yaeger served on the board and Executive Committee of the American Gas Association and is a past Chairman of its Audit Committee. He also served as Chairman of the Missouri Energy Development Association and the Southern Gas Association. Mr. Yaeger currently serves on the boards of FB Corporation, Barnes-Jewish Hospital and The Municipal Theatre Association of St. Louis.

Mr. Yaeger has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at Laclede where he demonstrated a strong track record of leadership and sound judgment. As a result of his experience, Mr. Yaeger is qualified to analyze the various financial and operational aspects of our company. In light of Mr. Yaeger’s extensive industry, financial, corporate governance, operating and compensation experience, our Board of Directors has concluded that Mr. Yaeger should continue as a member of our Board.

Committee Member: Executive Compensation (Vice Chair), Governance, Audit

Board skills and qualifications:

Age: 69 Director since: 2014 Independent: Yes

• Executive management • Operations • Industry knowledge	• Corporate governance • Financial knowledge • Executive compensation

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	25

CLASS II DIRECTORS (CONTINUING DIRECTORS NOT UP FOR RE-ELECTION AT THE ANNUAL MEETING)

Set forth below is certain information with respect to each Class II director, each of whom is a current director.

PIERCE H. NORTON II

Pierce Norton is President and Chief Executive Officer of ONE Gas.

Prior to the separation, Mr. Norton served as Executive Vice President and Chief Operating Officer of ONEOK and ONEOK Partners. Before that, Mr. Norton was President of the ONEOK Distribution Companies – Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. Also, while at ONEOK, he held the position of Executive Vice President of Natural Gas, which included responsibility for all natural gas pipelines and the natural gas gathering and processing businesses within ONEOK Partners.

Mr. Norton began his natural gas industry career in 1982 at Delhi Gas Pipeline, a subsidiary of Texas Oil and Gas Corporation. He later worked for American Oil and Gas with operational responsibilities for natural gas gathering and processing, and for intrastate and interstate pipelines. Mr. Norton then worked for KN Energy as Vice President and General Manager of the Heartland Region, before moving to Bear Paw Energy as Vice President of Business Development. In 2002, he was named President of Bear Paw Energy, a subsidiary of Northern Border Partners at the time, now ONEOK Rockies Midstream, a subsidiary of ONEOK Partners.

Mr. Norton is a member of the American Gas Association’s board of directors and served as its 2017 Chairman. He currently serves as a board member of the Tulsa Community College Foundation, the Tulsa Community Foundation and the Oklahoma Center for Community and Justice. He is a past board member of the Interstate Natural Gas Association of America, the Texas Pipeline Association, the North Dakota Petroleum Council and the Western Energy Alliance, formerly known as the Independent Petroleum Association of Mountain States. He also is a graduate of Harvard Business School’s Advanced Management Program.

Mr. Norton has served in a variety of roles of continually increasing responsibility at ONEOK and ONEOK Partners from November 2004 to January 2014. In these roles, Mr. Norton has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Mr. Norton has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, during the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Norton gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.

Committee Member: Executive

Board skills and qualifications:

Position: Management Director
Age: 58 Director Since: 2014 Independent: No

• Executive management	• Corporate development

• Operations	• Strategic and financial planning

• Industry knowledge	• Acquisitions and divestitures

• Risk management and oversight

26	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

EDUARDO A. RODRIGUEZ

Mr. Rodriguez is a member of the ONEOK, Inc. board and serves as a member of its Executive Compensation Committee and as Vice Chair of its Corporate Governance Committee and is former chair of its Audit Committee. Mr. Rodriguez is President of Strategic Communication Consulting Group in El Paso, Texas. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the board of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in the states of Texas and New Mexico, and is admitted to the United States District Court for the Western District of Texas.

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as a result of his service at Strategic Communication Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for over 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic and financial planning, corporate governance, regulatory compliance, customer service and safety matters. In these positions he has demonstrated a strong track record of achievement and sound judgment.

Committee Member: Governance (Chair), Audit, Executive Compensation, Executive

Board skills and qualifications:

Position: Lead Independent Director
Age: 62 Director Since: 2014 Independent: Yes

• Executive management • Corporate governance • Regulatory compliance	• Strategic and financial planning • Legal • Industry knowledge

CLASS III DIRECTORS (CONTINUING DIRECTORS NOT UP FOR RE-ELECTION AT THE ANNUAL MEETING)

Set forth below is certain information with respect to each Class III director, each of whom is a current director.

ROBERT B. EVANS

On March 1, 2016, Mr. Evans was elected to the board of Targa Resources Corp. and appointed Chairman of the Risk Management Committee and as a member of its Compensation Committee. Mr. Evans has served as a director of Targa Resources GP LLC, a subsidiary of Targa Resources Corp. and the general partner of Targa Resources Partners, LP since 2007. Mr. Evans has been on the Board of Directors of New Jersey Resources Corp. since 2009 and currently serves as a member of its Audit Committee and Executive Committee. Mr. Evans is also a member of the Board of Directors of Sprague Resources, LP and currently serves as a member of its Audit Committee and Chair of its Conflicts Committee.

Mr. Evans was President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. He served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Mr. Evans was president of Duke Energy Gas Transmission, a business unit of Duke Energy, beginning in 1998 until he was named President and Chief Executive Officer in 2002, a position in which he served until 2004. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of Marketing and Regulatory Affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998.

Mr. Evans’ extensive executive experience with the natural gas transmission business and wholesale natural gas trading business of Duke Energy and Targa Resources Partners provide him with valuable industry experience. Mr. Evans’ service on board positions for other energy companies brings executive, corporate development, operations, finance, customer perspectives, risk management and industry knowledge to the board.

Committee Member: Audit (Vice Chair), Governance, Executive Compensation

Board skills and qualifications:

Age: 69 Director Since: 2014 Independent: Yes

• Executive management • Operations • Industry knowledge	• Corporate development • Financial knowledge

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	27

MICHAEL G. HUTCHINSON

Michael Hutchinson currently serves as interim Chief Executive Officer and on the board of Westmoreland Coal Company since 2012. He is also a member of its Executive Committee. In 2015, Mr. Hutchinson joined the board of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., and served as vice chair of its Audit Committee until the acquisition of ONEOK Partners, L.P. by ONEOK, Inc. in June 2017. In May 2017, Mr. Hutchinson joined the board of CoBiz Financial, Inc.

Mr. Hutchinson retired as a partner from Deloitte & Touche in 2012. His Deloitte career spanned nearly 35 years, leading the energy and natural resources practice in Colorado for more than 10 years, while at the same time managing more than 150 professionals in the Denver audit and enterprise risk management practice.

Mr. Hutchinson has substantial expertise in accounting and finance matters gained during his experience in public accounting. He served as the lead audit partner on many of the firm’s largest clients in Denver from 1989 until his retirement.

Mr. Hutchinson’s qualifications include his experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector, particularly from an auditor’s perspective. As a result of his experience, Mr. Hutchinson is qualified to analyze the various financial and operational aspects of our company.

Committee Member: Audit (Chair), Governance (Vice Chair), Executive Compensation, Executive

Board skills and qualifications:

Age: 62 Director Since: 2014 Independent: Yes

• Accounting and financial expertise • Industry knowledge	• Financial and operational analysis • Public accounting

There are no arrangements or understandings between any of our directors and any other persons pursuant to which he or she is continuing to serve as a director of the company.

There are no family relationships between or among any of our directors and executive officers.

28	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 2 – RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Our Board has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2018. In carrying out its duties in connection with the 2017 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

AUDIT AND NON-AUDIT FEES

Audit services provided by PricewaterhouseCoopers LLP during the 2017 fiscal year included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents for and review of documents filed with the Securities and Exchange Commission, and performance of certain agreed-upon procedures.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2017:

	2017	2016
	(Thousands of Dollars)
Audit fees(1)	$971.9	$937.5
Audit related fees(2)	$-	$5.4
Tax fees	$-	$-
All other fees(3)	$35.3	$-
Total	$1,007.2	$942.9

(1)	Audit fees include audit services provided for the audits of the annual financial statements and internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of unaudited quarterly financial information and consents related to the Registration Statements filed with the Securities and Exchange Commission by ONE Gas, Inc.

(2)	Audit related fees include subscriptions to research software for technical accounting guidance.

(3)	All other fees include fees for a professional education seminar for company personnel.

AUDIT COMMITTEE POLICY ON SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2018 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2018. The plan included audit services which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including:

•	quarterly review of our unaudited financial statements;

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	29

•	comfort letters;

•	statutory audits;

•	performance of certain agreed-upon procedures;

•	attest services; and

•	consents and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit fees are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. In 2017, the Chair of the Audit Committee approved training services to be provided by PricewaterhouseCoopers LLP to the company’s rates and regulatory personnel and reported the approval to the Audit Committee at its next scheduled meeting.

2018 REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The charter is on and may be printed from our website at www.ONEGas.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards. In addition, the Board has determined that all members of the Audit Committee are financially literate and four of the five committee members are each an audit committee financial expert.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. In addition, the Audit Committee reviews the quality of the company’s significant accounting policies and presentations in the financial statements. The Audit Committee has discussed the most critical estimates and accounting policies applied by the company in its financial statements, as well as alternative treatments. The Audit Committee has also reviewed both the internal and independent auditors’ audit plans and subsequent findings. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm, management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by PricewaterhouseCoopers LLP in 2016 and non-audit services provided by PricewaterhouseCoopers LLP were not significant in 2017, and thus, did not impact the Audit Committee’s determination of PricewaterhouseCoopers LLP’s independence, the Audit Committee will also consider in the

30	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management. In considering the reappointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm, the Audit Committee considered talent and experience on the audit engagement, the appropriateness of fees and the quality and candor of communications with the Audit Committee.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2017, in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board:

Michael G. Hutchinson, Chair

Robert B. Evans, Vice Chair

Pattye L. Moore

Eduardo A. Rodriguez

Douglas H. Yaeger

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	31

STOCK OWNERSHIP

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth the beneficial owners of five percent or more of our common stock known to us at March 1, 2018.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Common Stock	BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	5,679,370(1)	10.90%(1)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,878,283(2)	9.33%(2)
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,571,352(3)	8.70%(3)
Common Stock	American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	3,642,709(4)	6.97%(4)

(1)	Based upon Schedule 13G filed with the Securities and Exchange Commission on January 19, 2018, in which BlackRock, Inc. reported that, as of December 31, 2017, BlackRock, Inc. beneficially owned in the aggregate 5,679,370 shares of our common stock. Of such shares, BlackRock, Inc. reported it had sole dispositive power with respect to 5,679,370 shares and sole voting power with respect to 5,549,483 shares.

(2)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018, in which The Vanguard Group, Inc. reported that, as of December 31, 2017, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 4,878,283 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 4,806,919 shares, shared dispositive power with respect to 71,364 shares, sole voting power with respect to 64,590 shares, and shared voting power with respect to 18,500 shares.

(3)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, in which T. Rowe Price Associates, Inc. reported that as of December 31, 2017, T. Rowe Price Associates, Inc. beneficially owned in the aggregate 4,571,352 shares of our common stock. Of such shares, T. Rowe Price Associates, Inc. reported it had sole dispositive power with respect to 4,571,352 shares and sole voting power with respect to 917,665 shares.

(4)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018, in which American Century Investment Management, Inc., reported that, as of December 31, 2017, American Century Investment Management, Inc. directly and through its wholly-owned subsidiary, American Century Companies, Inc., American Century Capital Portfolios, Inc. controlled by the Stowers Institute for Medical Research, beneficially owned in the aggregate 3,642,709 shares of our common stock with respect to which American Century Investment Management, Inc. had sole voting power with respect to 3,480,952 shares, and sole dispositive power with respect to 3,642,709 shares.

(5)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on December 31, 2017.

32	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2018, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for 2017 under the caption “Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONE Gas Common Stock Beneficially Owned(1)	ONE Gas Directors’ Deferred Compensation Plan Phantom Stock(2)	Total Shares of ONE Gas Common Stock Beneficially Owned Plus ONE Gas Directors’ Deferred Compensation Plan Phantom Stock	ONE Gas Percent of Class(3)
Robert B. Evans	8,118	-	8,118	*
John W. Gibson	267,672	8,620	276,292	*
Michael G. Hutchinson	7,118	-	7,118	*
Pattye L. Moore	500	30,660	31,160	*
Pierce H. Norton II	197,489	-	197,489	*
Eduardo A. Rodriguez	7,612	926	8,538	*
Douglas H. Yaeger	18,118	-	18,118	*
Curtis L. Dinan	118,909	-	118,909	*
Caron A. Lawhorn	117,356	-	117,356	*
Robert S. McAnnally	8,565	-	8,565	*
Joseph L. McCormick	49,565	-	49,565	*
All directors and executive officers as a group	809,969	40,206	850,175	*

*	Less than 1 percent.

(1)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our 401(k) Plan and shares held through our Profit Sharing Plan. There are no shares issuable pursuant to grants of restricted stock units or performance stock units within 60 days of March 1, 2018.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	33

The following table sets forth for the persons indicated and the number of shares of our common stock that are held on the person’s behalf by the trustee of our 401(k) Plan and our Profit Sharing Plan as of March 1, 2018.

Executive Officer/Director	Stock Held by 401(k) Plan	Stock Held by Profit-Sharing Plan
Robert B. Evans	-	-
John W. Gibson	-	-
Michael G. Hutchinson	-	-
Pattye L. Moore	-	-
Pierce H. Norton II	-	-
Eduardo A. Rodriguez	-	-
Douglas H. Yaeger	-	-
Curtis L. Dinan	4,919	-
Caron A. Lawhorn	1,073	-
Robert S. McAnnally	-	-
Joseph L. McCormick	2,887	-
All directors and executive officers as a group	8,879	-

(2)	Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on March 1, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2017, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

34	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis contains a detailed description of our executive compensation philosophy, the elements of compensation that we provide to our NEOs, the process and analysis that the Executive Compensation Committee uses in making compensation decisions for the NEOs, and highlights of 2017 performance and compensation decisions.

Our NEOs for the fiscal year ended December 31, 2017, are as follows:

Name	Title
Pierce H. Norton II	President and Chief Executive Officer
Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer
Caron A. Lawhorn	Senior Vice President, Commercial
Robert S. McAnnally	Senior Vice President, Operations
Joseph L. McCormick	Senior Vice President, General Counsel and Assistant Secretary

EXECUTIVE SUMMARY

2017 Performance Highlights

•	In 2017, we generated net income of $163 million, or $3.08 per diluted share compared with 2016 net income of $140.1 million, or $2.65 per diluted share. 2017 operating income was $299.5 million, compared to operating income of $269.1 million in 2016.

•	We paid dividends totaling $1.68 per share, totaling $88 million.

•	The market price of our common stock was $73.26 per share at December 29, 2017, an increase of approximately 118 percent from the closing price of $33.63 on February 3, 2014, our first day of “regular way” trading and an increase of 14.5 percent over last year’s closing price of $63.96 at December 30, 2016.

•	We generated total shareholder return of approximately 140 percent from February 3, 2014, through December 29, 2017. This return exceeded the returns over the same period of eight of the nine companies in our peer group, the S&P MidCap 400 Index (59.66 percent), the S&P MidCap Utilities Index (57.40 percent) and the Dow Jones Industrial Average (77.26 percent).

•	Driving safely, personal injury prevention and public safety continue to be a priority at ONE Gas. We achieved a 22 percent improvement over 2016 actual results in our TRIR, a 33 percent improvement in our PVIR, and a 32 percent improvement in our DART rate as compared to last year.

Our executive compensation programs have features designed to align the interests of executives with stakeholders. The following chart provides an overview of our compensation programs:

What We Do	What We Don’t Do

✓ Emphasize a pay-for-performance focus where the majority of executive compensation is performance based

✓ Grant an annual incentive that is based on financial, operational and individual performance

✓ Grant 80 percent of long-term incentive (“LTI”) in performance-vesting equity to incent the accomplishment of long-term sustainable business goals while aligning the interests of our executives and stakeholders

✓ Engage an independent executive compensation consultant

✓ Review tally sheets for NEOs prior to making compensation decisions

✓ Maintain a clawback policy to recoup incentive-based compensation awards under certain circumstances

✓ Enforce share ownership guidelines for executives and independent directors to ensure dedication to the company’s accomplishment of long-term sustainable business goals and to align the interests of our executives, independent directors and stakeholders

✓ Prohibit executives and independent directors from hedging or pledging activities, subject to an exception for CEO approval pledges described in greater detail below

✓ Restrict change in control cash benefits to “double-trigger” vesting

✓ Restrict change in control acceleration of equity vesting to “double-trigger” vesting

✗  Enter into employment agreements with executive officers

✗  Provide excise tax gross-ups upon a change in control

✗  Provide tax gross-ups on other compensation or benefits

✗  Pay dividends on unearned performance shares

✗  Encourage excessive or imprudent risk taking

✗  Offer any perquisites to executive officers

✗  Offer incentive programs that have uncapped individual performance or company performance modifiers

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	35

Our Philosophy

We provide executive compensation programs designed to attract, engage, motivate, reward and retain highly effective key executives who drive our success and who are leaders in our industry. We pay for performance in order to align the long-term interests of our executive officers with those of our stakeholders while also rewarding behaviors that drive collaboration, execution, teamwork, and safety within our culture.

A significant part of each executive’s pay is at-risk in the form of annual performance-based STI and LTI awards. A NEO’s compensation package is generally comprised of the following elements:

•	Base salary,

•	Annual STI cash awards, and

•	LTI awards including:

–	PSUs, and

–	RSUs.

We believe that our executive compensation programs provide our executive officers with a balanced pay mix of market-competitive base salaries, STI awards tied to achieving financial and operational targets, and LTI awards promoting long-term sustainable business by being tied to relative total shareholder return (“TSR”) over a three-year performance period.

The Committee evaluates the compensation data while considering our compensation philosophy in determining the allocation of these elements to the NEOs. For 2017, 76 percent of the CEO’s total compensation was “at risk” and an average of 64 percent was “at risk” for the other NEOs.

We generally seek to pay executives within a competitive range of the market median of target total compensation. However, we may target pay opportunities above or below the median for various reasons, including but not limited to experience, company performance, sustained individual performance and internal pay equity.

HOW WE DETERMINE PAY

Role of the Executive Compensation Committee and the Board of Directors

The Committee, which is comprised of independent directors, reviews our executive compensation programs, market benchmark data and the executive officer compensation packages each year. It approves individual base salaries, STI awards and LTI grants for each NEO. The Committee also certifies the achievement of STI and LTI performance levels for the respective performance periods, and approves the current year’s STI program, including individual target opportunities.

In making individual compensation decisions, the Committee reviews the recommendations from the CEO with respect to all NEOs other than himself. The Committee reviews and discusses these recommendations in executive session with its independent executive compensation consultant and reaches its own decision with respect to the compensation of the CEO and the other NEOs. The Committee then submits its compensation decisions with respect to the CEO and the other NEOs to the Board for ratification.

Role of the 2017 Shareholder Advisory Vote to Approve 2016 Executive Compensation

In 2017, we received a favorable advisory vote on our executive compensation, with 96.8 percent of the company’s shares voting in favor of the executive compensation. The Committee therefore determined shareholders were supportive of the company’s pay programs and there was not a

36	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

need to materially change the executive compensation practices. The Committee will continue to monitor compensation practices, future advisory votes and other shareholder feedback to align executive compensation with the interests of the company and our stakeholders.

Role of the Independent Executive Compensation Consultant

The Committee engages an independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to advise on matters related to executive and non-employee director compensation. This includes assessing the peer group and competitive market data, providing advice on the company’s STI and LTI programs, informing the Committee of emerging practices, trends and changes in regulatory and corporate governance matters and reviewing the executive and independent director compensation programs and policies. The Committee regularly meets with its independent executive compensation consultant with and without management and has the sole authority to approve its fees and terms of engagement. Meridian reports directly to the Committee and does not provide any services or advice to management, although they may meet from time to time with members of management as necessary to support their work on behalf of the Committee.

As required by the Committee’s charter, the Committee annually reviews the independence of its executive compensation consultant, considering the factors set forth by the SEC and in the NYSE listing standards. For 2017, the Committee found that Meridian continues to meet the SEC rules and NYSE listing standards for independence.

Role of Executive Officers and Management

Annually, our executive officers present the year’s strategic and financial plan to the Board for approval. Based on the approved plan, the company’s executive officers recommend the measures, weighting, targets and the threshold/maximum performance goals for the annual STI plan. Management also advises the Committee of their assessment of the challenges facing the company, economic trends related to the business and the overall economy. Following the end of each fiscal year, the CEO reviews the company’s actual performance relative to the approved STI goals and the performance of each executive, excluding himself, and recommends approval of an STI award to the Committee for each executive officer, including the NEOs, other than himself. The CEO also makes recommendations for base salary adjustments, STI target opportunities and LTI awards for the executive officers, including the NEOs, other than himself.

The Company’s Human Resources department supports both the Committee and management by providing analysis and research regarding our executive compensation programs.

The Use of Tally Sheets

When making compensation decisions, the Committee reviews comprehensive tally sheets for the executive officers including the NEOs. The tally sheets, prepared by management and reviewed by the Committee’s independent executive compensation consultant, list components of the NEOs’ compensation such that the Committee can review the total compensation of the NEOs under different scenarios and so that the Committee can consider wealth accumulation as part of its due diligence in considering and approving compensation.

MARKET BENCHMARKING

For its 2017 compensation decisions, the Committee’s independent executive compensation consultant provided a competitive assessment of our executive compensation programs and the compensation levels for our executive officers, including the NEOs, using publicly available information from our peer group. The assessment included information on annual base salaries, STI targets, LTI awards and total compensation opportunities.

With input from its independent executive compensation consultant, the Committee considers the following selection criteria to identify the peer group:

•	Primary focus of the company is a natural gas utility company; and

•	Similar character in areas such as revenue, market capitalization and number of customers.

After considering this criteria and recommendations from both its independent executive compensation consultant and management, the companies listed below were chosen by the Committee to comprise the 2017 peer group. The Committee believes referencing these peers is appropriate when reviewing our executive compensation programs.

Alliant Energy Corporation	Pinnacle West Capital Corporation
Atmos Energy Corporation	PNM Resource Inc.
Avista Corporation	Portland General Electric Company
El Paso Electric Company	South Jersey Industries, Inc.
IDACORP Inc.	Southwest Gas Corporation
New Jersey Resources Corporation	Spire, Inc.
Northwest Natural Gas Company	Vectren Corporation
Northwestern Corporation	WGL Holdings, Inc.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	37

The Committee evaluates the composition of the peer group at least annually and makes appropriate changes, as necessary. For 2017, the benchmarking peer group remains unchanged from the 2016 peer group.

The Committee assessed the market competitiveness of our NEOs’ compensation based on the data provided by its independent executive compensation consultant. This data includes the market benchmarks at the 25th, 50th and 75th percentiles for consideration for the following compensation components:

•	Base salary;

•	STI target;

•	Target total cash compensation (base salary + target STI);

•	Target annualized grant date value of LTI awards; and

•	Target total direct compensation (target total cash compensation + LTI awards).

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM FOR 2017

This section describes each component of compensation we pay to our executives. Information regarding how compensation is determined is found in the section “How We Determine Pay” set forth above.

Compensation Element	Objective	Type of Compensation
Base Salary	Provides continuous income to appropriately motivate and retain our executives based on a competitive market analysis and consideration for experience, performance and internal equity.	Annual cash compensation
STI Awards

Aligns executives’ efforts with the interests of our stakeholders by providing a financial cash incentive tied directly to key measures of the company’s financial and operational performance aligned with our long-term strategy. Awards can be modified based on individual performance.

Annual cash compensation, earned based on performance against pre-established goals and individual performance
RSUs	Promotes the alignment of our executives’ interests with those of our stakeholders, supports long-term equity ownership and promotes retention through the service-vesting requirement.	Time-based restricted stock units that cliff vest in three years
PSUs

Provides performance incentives to our executives to align their interests and performance with our stakeholders by rewarding sustained share price performance and promotes retention through the service-vesting requirement.

Performance-based stock units that vest based on relative TSR over a three-year period

2017 PERFORMANCE AND COMPENSATION DECISIONS

Base Salary

The majority of compensation delivered to our NEOs is based on performance. Base salaries for our NEOs are set at levels that enable the company to attract, retain, and engage our team. For the CEO, the base salary component is roughly equal to his STI opportunity. This balanced approach aligns with our pay-for-performance compensation philosophy. The Committee considered the results of the market benchmarking analysis, the CEO’s recommendation, each NEOs individual experience and sustained performance, internal equity and the compensation practices of our peer group to approve the following base salaries for 2017:

Name	Base Salary as of January 1, 2016	Base Salary effective January 1, 2017	Dollar Increase	Percentage Increase
Pierce H. Norton	$700,000	$720,000	$20,000	3%
Curtis L. Dinan	$435,000	$435,000	$0	0%
Caron A. Lawhorn	$360,000	$360,000	$0	0%
Robert S. McAnnally	$325,000	$350,000	$25,000	8%
Joseph L. McCormick	$310,000	$325,000	$15,000	5%

38	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

These increases for Mr. Norton, Mr. McAnnally and Mr. McCormick are based on their performance and bring their base salaries closer to the market positioning identified by the independent executive compensation consultant. The base salaries for Mr. Dinan and Ms. Lawhorn remained the same as 2016 due to their market positioning.

Short-Term Incentive

Our 2017 STI awards were based on four measures–one financial and three operational which are all focused on safety:

Measure	Weighting	Definition
Diluted Earnings Per Share (“EPS”)	70%

Based on net income as determined in accordance with generally accepted accounting principles, divided by the daily weighted-average number of common shares outstanding for the year ended December 31, 2017, plus fully vested shares that have not been issued and unvested stock awards granted under our compensation plans, but only to the extent the awards dilute earnings per share.

Total Recordable Incident Rate (“TRIR”)	10.%	The number of OSHA incidents times 200,000 work hours divided by the sum of actual hours worked.
Preventable Vehicle Incident Rate (“PVIR”)	10%	The number of preventable vehicle incidents per 1,000,000 miles driven.
Days Away, Restricted or Transferred (“DART”)	10%	The sum of OSHA incidents resulting in missed workdays, health-related work restrictions and job transfers times 200,000 work-hours divided by the sum of actual hours worked.

We believe that EPS is an appropriate measure to be used in determining short-term incentive compensation since it is:

•	transparent and reflects the growth and performance of our operations;

•	a measure that better aligns the interests of our NEOs with the interests of our stakeholders;

•	widely used by financial analysts and the investing public; and

•	used by a majority of our peer companies.

Since EPS is a reflection of our financial performance, the Committee has placed a weighting of 70 percent of the overall award on this measure. Safety is one of the company’s core values. Safe driving, personal injury prevention, public safety and reducing the severity of injuries are priorities. The Committee reinforces the importance of safety by including three measures in the STI. In addition to these four measures, there is an individual performance modifier ranging from 0–125 percent used to recognize each executive’s individual performance against pre-established goals and objectives that support the company’s continued success such as:

•	strategic planning and execution;

•	succession planning with a focus on developing, retaining and attracting a high performing workforce;

•	communication (internal and external); and

•	industry and community leadership.

Each NEO has a target opportunity that is established at the beginning of each performance year. Annually, the Committee reviews the STI target opportunities for each NEO. The STI target opportunities of the NEOs remained unchanged as compared with 2016.

Name	2017 STI Target Opportunity as a Percentage of Base Salary
Pierce H. Norton II	90%
Curtis L. Dinan	65%
Caron A. Lawhorn	65%
Robert S. McAnnally	65%
Joseph L. McCormick	55%

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For 2017, NEOs could earn up to 150 percent of their STI target opportunity if maximum company performance goals are achieved. If threshold company performance goals are achieved, the threshold payout is 50 percent of each NEOs target opportunity. After achievement of the threshold award for any measure, the actual award percentage is interpolated for performance between threshold and target or target and maximum. No annual incentive is earned if the company’s performance is below the threshold goal.

Individual awards under our STI plan are calculated using the following formula:

Base Salary	x	STI Target	x	Company	x	Individual
as of 12/31		Opportunity		Performance Modifier		Performance Modifier

The Committee engages in a rigorous process with its independent executive compensation consultant and management to determine the annual STI measures and potential awards. At its February 2017 meeting, the Committee established the threshold, target and maximum performance goals for the 2017 STI measures. The EPS target was set based on the 2017 strategic and financial plan with consideration given to the company’s 2016 EPS performance. The year-over-year improvement from 2016 actual performance to the 2017 target was an increase of 13 percent. For the operational goals, the Committee set the TRIR target at 10 percent below the actual results for 2016. The DART target was set at 5 percent improvement from our 2016 performance. The PVIR target was set at a 15 percent improvement over 2016.

	2017 Plan				2017 Actual Results
Criteria	Threshold (50% of Target)	Target (100% of Target)	Maximum (150% of Target)	Weight	Percentage Payable at Target	Percentage Payable at Maximum	Results at December 31, 2017	Payout Percent Based on December 31, 2017 Results
EPS	$2.84	$2.99	$3.14	70%	70%	105%	$3.08	90.3%
TRIR	1.53	1.38	1.24	10%	10%	15%	1.19	15.0%
PVIR	2.01	1.75	1.49	10%	10%	15%	1.80	9.0%
DART	0.75	0.65	0.55	10%	10%	15%	0.46	15.0%

Company Performance Modifier:								129.3%

For each performance measure in the table above, no incentive amount would be paid for that measure unless the company’s actual result exceeds the established threshold levels. If the company’s actual results are below the threshold level, the percentage payable for that measure is zero. If our actual results are between the stated performance levels, the percentage payable is interpolated between threshold and target or target and maximum.

The CEO evaluated the 2017 individual performance of each NEO through our annual performance assessment process. The CEO’s recommended individual performance modifiers for the NEOs are reviewed and approved, if appropriate by the Committee. The Committee, together with the Corporate Governance Committee, evaluates the CEO’s performance against his pre-established goals and objectives to determine the individual performance modifier for the CEO. The Committee determined that the CEO had met the 2017 goals and assigned a rating of 100 percent for his individual performance. Individual performance modifiers for the other NEOs ranged from 101 percent to 112 percent.

Below are the STI awards, reflecting the actual performance against target and the individual performance modifiers applied for each of our NEOs for the 2017 plan year that were paid in March 2018:

Name	Base Salary as of December 31, 2017	STI Target Opportunity	Company Performance Modifier	Individual Performance Modifier	STI Award
Pierce H. Norton II	$720,000	90%	129.3%	100%	$838,000
Curtis L. Dinan	$435,000	65%	129.3%	110%	$400,000
Caron A. Lawhorn	$360,000	65%	129.3%	101%	$305,000
Robert S. McAnnally	$350,000	65%	129.3%	109%	$320,000
Joseph L. McCormick	$325,000	55%	129.3%	112%	$260,000

Long-Term Incentives

During 2017, we granted LTI awards to our NEOs under our Equity Compensation Plan (“ECP”) consisting of PSUs and RSUs. The grants were awarded as 80 percent PSUs and 20 percent RSUs. The Committee believes that this weighting further strengthens executive officers’ alignment with our stakeholders by only vesting PSUs based on how well the company performs compared to its peer group.

40	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

The overall grant values were determined based on the market benchmarking data provided by our independent executive compensation consultant and the individual performance of each NEO, among other factors.

Name	Value of PSUs	Value of RSUs	Value of 2017 Equity Grant *
Pierce H. Norton II	$1,199,438	$300,659	$1,500,097
Curtis L. Dinan	$ 319,850	$ 79,963	$ 399,813
Caron A. Lawhorn	$ 319,850	$ 79,963	$ 399,813
Robert S. McAnnally	$ 279,869	$ 70,367	$ 350,236
Joseph L. McCormick	$ 260,678	$ 65,569	$ 326,247

*	Represents the grant date value approved by the Committee. The values displayed in the Summary Compensation Table represent the accounting value of the PSUs.

Based on compensation data reviewed by the Committee, the 2017 LTI awards for Messrs. Norton and McAnnally were increased based on performance and to better align with their market positioning for LTI and target total compensation.

Performance Stock Units

PSUs are payable in common stock based on our TSR relative to the peer group approved by the Committee as shown below over a three-year performance period. In addition to encouraging retention, we believe that PSUs provide incentives to our executives that align their interests and performance with those of our stakeholders through increased share ownership. The actual payout of the PSUs can range from 0 percent to 200 percent of the units originally awarded, as set by the Committee, depending upon the company’s relative three-year TSR. This structure is aligned with industry practices.

TSR is the total return on a company’s stock over the performance period with dividends reinvested into company stock as they are accrued. The number of PSUs awarded at the time of vesting is based on our TSR positioning as a percentage basis at the end of the three-year performance period as set forth in the following chart. If the actual TSR percentile rank falls between the stated percentile ranks set forth in the chart, the payout percentage is interpolated between the percentile rank above and below the actual percentile rank. No PSUs are earned if our TSR ranking at the end of the performance period is below the 25th percentile.

Percentile Rank	Payout (as a % of Target)
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

During the three-year performance period, NEOs have their accounts credited with an amount equal to all ordinary cash dividends that would have been paid as if shares were issued on the grant date. The dividend equivalents are deemed to be reinvested. If a NEO forfeits any PSUs, the dividend equivalent is also forfeited. Dividend equivalents are also applied to the number of PSUs earned based on the company’s performance factor.

The Committee approved the following peer group for the 2017 PSU grant. These companies are like ONE Gas in having:

•	Notable gas utility operations;

•	Similarly sized revenue, market capitalization, assets and number of customers;

•	Strong trading correlations with ONE Gas; and

•	Similar peer companies.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	41

The peer group for the 2017 PSUs is as follows:

Alliant Energy Corporation	NorthWestern Corporation
Atmos Energy Corporation	South Jersey Industries, Inc.
Avista Corporation	Southwest Gas Corporation
CMS Energy Corporation	Spire, Inc.
New Jersey Resources Corporation	Vectren Corporation
NiSource, Inc.	WGL Holdings, Inc.
Northwest Natural Gas Company

Restricted Stock Units

RSUs are payable in common stock after a three-year vesting period, provided the NEO remains employed with the company through the vesting date. As with the PSUs, RSUs promote retention, increase long-term equity ownership and further promote the alignment of our executives’ interests with those of our stakeholders. We believe that it is important to have an element of compensation that is focused directly on retaining executives to help to minimize the disruption associated with unplanned turnover. During the three-year vesting period, employees receiving a grant, including the NEOs, have their accounts credited with an amount equal to all ordinary cash dividends that would have been paid if shares were issued on the grant date. The dividend equivalents are deemed to be reinvested. If an employee, including an NEO, forfeits any RSUs, the dividend equivalent is also forfeited.

Vesting of 2014 PSUs

The 2014 PSU grants vested in February 2017. The Committee reviewed the company’s relative TSR performance during the performance period against the peer group and has determined that its 108.26 percent TSR result ranks second amongst the nine peer companies. The Committee certified the performance with a corresponding payout of 193 percent of target.

The peer group previously approved by the Committee for this grant includes, after considering certain merger activity which eliminated three companies:

Atmos Energy Corporation	Southwest Gas Corporation
Avista Corporation	Spire, Inc.
New Jersey Resources Corporation	Vectren Corporation
Northwest Natural Gas Company	WGL Holdings, Inc.
South Jersey Industries, Inc.

Other Compensation and Benefit Programs

Retirement Benefits, qualified under the Internal Revenue Code:

•	The defined contribution 401(k) Plan is available to all of our employees. The company matches 100 percent of employee contributions, up to 6 percent of pay, subject to Internal Revenue Code contribution limits. All of our NEOs participate in this Plan.

•	The ONE Gas, Inc. Retirement Plan (the “Qualified Pension Plan”) is a defined benefit plan that is available to non-bargaining unit employees hired prior to January 1, 2005 and certain other bargaining unit employees, subject to Internal Revenue Code contribution limits. All of our NEOs, with the exception of Mr. McAnnally, are participants in the Qualified Pension Plan.

Nonqualified Deferred Compensation Plan (“NQDC Plan”): We maintain a NQDC Plan that provides our NEOs with the opportunity to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment options. The NQDC Plan allows pre-tax deferrals of income and company matching contributions that may have been lost due to government limitations on our qualified retirement plans. The NQDC Plan provides an important financial planning tool which encourages executive retention. Employees eligible for the NQDC Plan are officers and certain other highly compensated employees designated by the Benefit Plan Sponsor Committee. All of our NEOs participate in the NQDC Plan.

Supplemental Executive Retirement Plan (“SERP”): We maintain a SERP that provides for two types of benefits. Part A of the SERP is an “excess” benefit that is intended to make up for the benefits not paid to our NEOs from the Qualified Pension Plan, because of the government limits applicable to qualified plans. The formula in Part A of the SERP is the same as the formula used in our Qualified Pension Plan, but uses only eligible earnings above the qualified plan limits. There are three NEOs who are active participants including our Mr. Norton, Mr. Dinan, and Ms. Lawhorn.

42	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

Part B of the SERP is a supplemental benefit, or “top hat plan” that uses a different formula than the Qualified Pension Plan. The supplemental benefits are based upon a specified percentage of the highest 36 consecutive months’ compensation of the NEO’s last 60 months of service. This benefit is offset by any payment received from Part A of the SERP and the Qualified Pension Plan. Only one of our NEOs, Mr. Dinan, is a participant in Part B.

The SERP is closed to new participants and has not been extended to any new participants since 2005.

Profit Sharing Plan: We maintain a Profit Sharing Plan for employees who are not eligible for the Qualified Pension Plan. The company contributes one percent of a participant’s annual eligible compensation. The company may also make additional discretionary contributions each year. Eligible compensation is limited to the qualified plan limits. The company contributions and earnings are not taxable until distributed. Only one of our NEOs, Mr. McAnnally, is a participant in this Profit Sharing Plan.

Other Benefits: Our executive officers, including the NEOs, participate in employee benefit plans under the same terms and premium structure as generally available to all our employees, including our medical, dental, vision, life, employee stock purchase, accidental death and dismemberment, travel and accident, and disability plans.

Perquisites: Our executive officers, including the NEOs, receive no perquisites or other personal benefits from the company.

SHARE OWNERSHIP GUIDELINES

Our Board advocates executive share ownership to align executive interests with our stakeholders. These guidelines are mandatory and generally must be achieved by each officer over the course of five years after becoming subject to the guidelines. Our executives are required to hold all shares, net of taxes, awarded under our ECP until the share ownership guideline is met.

An executive’s holdings include shares owned in the open market, shares held in trust for the benefit of the executive or the benefit of the executive’s immediate family, unvested restricted stock units, and shares held in qualified plans. Performance stock unit shares that have not yet been earned and vested do not count toward an executive’s personal holdings for the purpose of determining whether the executive is permitted to sell shares of the company’s common stock.

Executives employed at the time that we became a standalone company have five years from January 31, 2014 to satisfy individual share ownership requirements. Executives hired after that date have five years from their start date to satisfy individual share ownership requirements.

Below are the base salary multiples for share ownership for the NEOs:

Name	Title	Multiple of Base Salary
Pierce H. Norton II	President and Chief Executive Officer	6
Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer	4
Caron A. Lawhorn	Senior Vice President, Commercial	3
Robert S. McAnnally	Senior Vice President, Operations	3
Joseph L. McCormick	Senior Vice President, General Counsel and Assistant Secretary	4

As of December 31, 2017, all NEOs with the exception of Mr. McAnnally, had met their individual share ownership requirements. Mr. McAnnally joined the company in March 2015 and has until March 2020 to meet his individual share ownership requirement.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	43

RISK CONSIDERATIONS

The Committee engaged its independent executive compensation consultant in the annual review of the risks and rewards associated with our executive compensation program. Our executive compensation program is designed with features that mitigate risk without diminishing the incentive nature of the compensation. The framework below lists a range of compensation program features that might create motivations for excessive risk and our practices that mitigate those risks:

Appropriate Risk	Risk Mitigation
✓Multiple incentive performance measures	• Our annual, STI program features a balance of financial and operational measures
✓Measures aligned with shareholder value	• Our long-term incentive program features multiple vehicles (RSUs and PSUs) and 3-year overlapping performance periods
✓Measures under broad influence across many people

• Our performance measures, performance goals and capital allocation require multiple approval levels and has oversight; the Committee reviews and approves the STI and performance-based long-term incentive award goals at the beginning of each cycle

✓Balanced pay mix	• Our compensation program features an effective balance of short- and long-term incentive compensation components to avoid placing too much value on any one element and is aligned to the market
✓Balance of formulaic and discretionary factors	• Our incentive awards incorporate both objective formulaic and subjective discretionary factors; the Committee retains full discretion
✓Capped awards	• Our short-term and long-term performance-based payments have capped performance modifiers at 150 percent for short-term and 200 percent for performance-based long-term awards
✓Reasonable change in control (“CIC”) and severance benefits

• Our CIC and severance benefits are within common norms (cash CIC payments and acceleration of vesting of equity granted in and after February 2015 are also subject to “double trigger” requirements) and do not provide excessive incentives to seek unwarranted transactions

✓Clawback provisions in place	• Our clawback provisions extend beyond current legal requirements
✓Meaningful executive stock ownership and consistent LTI practices	• Our stock ownership guidelines, annual LTI award grants and vesting provisions create sustained and consistent ownership stakes

Based on its review, because of the reasons set forth above, the Committee has concluded that the Company’s executive compensation program does not encourage unreasonable risk taking by our executives, and therefore does not produce risks that are reasonably likely to have a material adverse effect on the Company.

CLAWBACK PROVISIONS

Awards made under the annual STI plan and ECP are subject to clawback provisions. The clawback provisions permit the Committee to use appropriate discretion to seek recoupment of awards paid to executives in the event of fraud, negligence or intentional misconduct that is determined to be a contributing factor of having to restate all or a portion of the company’s financial statements. We believe executives who are responsible for material noncompliance with applicable financial reporting requirements should not benefit monetarily from such noncompliance.

TERMINATION AND CHANGE IN CONTROL BENEFITS

Our NEOs are eligible to participate in a Change in Control Severance Plan. The participants in the plan are reviewed and approved annually by the Committee and the full Board. The cash severance multiple varies but is no greater than three times the participant’s salary and target STI. The cash severance and acceleration of unvested equity requires a double trigger of a change in control of the company followed by a “qualifying” termination of the executive’s employment. See page 55 for more information regarding the determination of when a “double trigger” has occurred. Qualifying terminations include involuntary termination without cause or voluntary termination with “good reason.” Good reason includes:

•	Demotion or material reduction of authority or responsibility;

•	Material reduction in base salary;

•	Material reduction in annual incentive or LTI targets;

•	Relocation of greater than 35 miles; or

•	Failure to assume the Change in Control Severance Plan.

The plan does not provide for additional pension benefits upon a change in control. In addition, the plan does not provide for a tax gross-up feature for “golden parachute” excise taxes, but provides plan participants a “best after-tax results” approach to excise taxes in determining the benefit payable to a participant under the plan. Under this approach, the company will reduce the benefits payable to the participant to the extent necessary to avoid triggering the excise tax, but only if doing so would result in a higher after-tax payment to the participant.

44	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

An employee designated as an insider, including the NEOs, may not engage in any hedging strategies involving ONE Gas securities that allow a person to lock in much of the value of stockholdings, often in exchange for all or part of the potential upside appreciation in the stock, including, but not limited to:

•	Purchasing ONE Gas stock on margin;

•	Selling ONE Gas stock short;

•	Entering into zero cost collars, prepaid variable forward sale contracts, equity swaps or exchange funds; or

•	Buying or selling puts or calls or other derivative instruments.

Insiders are prohibited from holding ONE Gas securities in a margin account or otherwise pledging ONE Gas securities as collateral for a loan. ONE Gas may grant exceptions to the prohibition against pledging on a limited case-by-case basis, provided that the insider must submit a request for approval to the CEO. There is no exception to the prohibition against pledging with respect to the CEO. Any request is subject to pre-clearance under the Securities Insider Trading Policy. However, there is no assurance that an exception will be granted and there were none granted to the policies in 2017.

EMPLOYMENT AGREEMENTS

We do not enter into individual employment agreements with any of our NEOs. Instead, in general, the rights of our NEOs with respect to specific events are covered by our compensation and benefit plans, including our Change in Control Severance Plan.

INTERNAL REVENUE CODE LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) of the Internal Revenue Code and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the CEO or Chief Financial Officer (“CFO”) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Committee determines that doing so is in the best interests of the company.

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EXECUTIVE COMPENSATION COMMITTEE REPORT

The Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Pattye L. Moore, Chair

Douglas H. Yaeger, Vice Chair

Robert B. Evans

Michael G. Hutchinson

Eduardo A. Rodriguez

46	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

NAMED EXECUTIVE OFFICER COMPENSATION

The following table reflects the compensation paid to the NEOs in respect to our 2017 fiscal year.

SUMMARY COMPENSATION TABLE FOR 2017

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Pierce H. Norton II President and Chief Executive Officer	2017	$720,000	$1,593,284	$838,000	$786,270	$83,675	$4,021,229
	2016	$700,000	$1,509,792	$670,000	$882,325	$101,856	$3,863,973
	2015	$675,000	$1,324,662	$981,000	$474,957	$91,838	$3,547,457
Curtis L. Dinan Senior Vice President, Chief Financial Officer, and Treasurer	2017	$435,000	$424,663	$400,000	$694,838	$44,795	$1,999,296
	2016	$435,000	$432,493	$307,000	$452,763	$55,056	$1,682,312
	2015	$435,000	$423,303	$466,000	$-	$53,858	$1,378,161
Caron A. Lawhorn Senior Vice President, Commercial	2017	$360,000	$424,663	$305,000	$294,511	$36,935	$1,421,109
	2016	$360,000	$432,493	$251,000	$357,007	$45,516	$1,446,016
	2015	$360,000	$423,303	$382,000	$130,597	$44,618	$1,340,518
Robert S. McAnnally(5) Senior Vice President, Operations	2017	$350,000	$371,980	$320,000	$-	$63,802	$1,105,782
	2016	$325,000	$350,655	$243,000	$-	$50,823	$969,478
	2015	$237,500	$318,014	$227,000	$-	$149,886	$932,400
Joseph L. McCormick Senior Vice President, General Counsel and Assistant Secretary	2017	$325,000	$346,500	$260,000	$144,141	$45,477	$1,121,118
	2016	$310,000	$324,005	$185,000	$109,712	$37,541	$966,258
	2015	$300,000	$318,014	$261,000	$30,946	$44,438	$954,398

(1)	The amounts included in the table relate to RSUs and PSUs granted under our ECP and reflect the aggregate grant date fair value of such awards calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note 10 to our audited financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2018.

The aggregate grant date fair value of RSUs for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date. With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (TSR) and using assumptions developed from the referenced peer companies. The value included for the PSUs is based on 100 percent of the PSUs vesting at the end of the performance period. Using the maximum number of shares issuable upon vesting of the PSUs (200 percent of the units granted), the aggregate grant date fair value of the PSUs would be as follows:

Name	2017	2016	2015
Pierce H. Norton II	$2,585,250	$2,459,904	$2,148,384
Curtis L. Dinan	$689,400	$704,660	$687,216
Caron A. Lawhorn	$689,400	$704,660	$687,216
Robert S. McAnnally	$603,225	$570,134	$515,968
Joseph L. McCormick	$561,861	$528,495	$515,968

(2)	Reflects STI awards earned in 2017, 2016 and 2015 and paid in 2018, 2017 and 2016, respectively, under our annual STI plan. For a discussion of the performance criteria established by the Committee for awards under the 2017 annual STI plan, see “2017 Performance and Compensation Decisions—Short-Term Incentive” above on page 39.

(3)	The amounts reflected represent the aggregate change during 2017 in the actuarial present value of the NEOs’ accumulated benefits under the Qualified Pension Plan and the SERP. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2017, the change in pension value reflects not only the increase due to additional service and pay for the year, but also an increase in present value due to the lower discount rate in effect on the measurement date (4.30 percent as of December 31, 2016, and 3.8 percent as of December 29, 2017). The Qualified Pension Plan was closed to new participants as of December 31, 2004. All of our NEOs, with the exception of Mr. McAnnally, participate in the Qualified Pension Plan. The SERP was closed to new participants in 2013, although no new participants had been added since 2005. Ms. Lawhorn and Messrs. Norton and Dinan participate in the SERP.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	47

(4)	Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the NEO under our NQDC Plan, 401(k) Plan for Employees of ONE Gas, Inc. and Subsidiaries and Profit Sharing Plan, (ii) amounts paid for length of service awards, (iii) the value of shares received in 2017, 2016 and 2015 under our Employee Stock Award Program as of the date of issuance, and (iv) amounts paid for relocation and moving expenses as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan(a)	Match Under 401(k) Plan(b)	Profit Sharing Plan(c)	Service Award(d)(e)	ONE Gas Stock Award(e)	Relocation and Moving Expense(e)(f)
Pierce H. Norton II	2017	$67,200	$16,200	$-	$-	$275	$-
	2016	$84,960	$15,900	$-	$-	$996	$-
	2015	$75,600	$15,900	$-	$-	$338	$-
Curtis L. Dinan	2017	$28,320	$16,200	$-	$-	$275	$-
	2016	$38,160	$15,900	$-	$-	$996	$-
	2015	$37,620	$15,900	$-	$-	$338	$-
Caron A. Lawhorn	2017	$20,460	$16,200	$-	$-	$275	$-
	2016	$28,620	$15,900	$-	$-	$996	$-
	2015	$28,380	$15,900	$-	$-	$338	$-
Robert S. McAnnally	2017	$34,028	$16,200	$13,300	$-	$275	$-
	2016	$19,278	$15,900	$14,650	$-	$996	$-
	2015	$-	$12,000	$-	$-	$246	$137,639
Joseph L. McCormick	2017	$29,003	$16,200	$-	$-	$275	$-
	2016	$20,645	$15,900	$-	$-	$996	$-
	2015	$28,200	$15,900	$-	$-	$338	$-

(a)	For additional information on our NQDC Plan, see “Nonqualified Deferred Compensation for 2017” below on page 53.

(b)	Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent of eligible compensation.

(c)	Represents amounts contributed by the company under the ONE Gas, Inc. Profit Sharing Plan.

(d)	Service awards are amounts paid to employees of the company upon milestone anniversaries with the company beginning upon the employee’s fifth anniversary with the company and continuing thereafter for every five years of service with the company.

(e)	There are no tax gross-up payments in connection with shares awarded under our Employee Stock Award Program, cash service awards, or relocation and moving expenses.

(f)	The relocation and moving expenses reflected in the table relate to the expenses incurred in relocating Mr. McAnnally and his family from their home in Alabama to our headquarters in Tulsa, Oklahoma.

(5)	Mr. McAnnally joined the company as Senior Vice President, Operations on March 16, 2015. His 2015 salary and non-equity incentive plan compensation reflect the prorated amounts for his service from March 16, 2015, through December 31, 2015.

The NEOs received no other perquisites or other personal benefits from the company in 2017.

48	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

GRANTS OF PLAN-BASED AWARDS FOR 2017

The following table reflects the grants of plan-based awards to the NEOs during 2017.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Pierce H. Norton II

Restricted Unit	2/17/2017							4,700	$300,659

Performance Unit	2/17/2017				9,375	18,750	37,500		$1,292,625

Short-Term Incentive	1/1/2017	$-	$648,000	$1,215,000

Curtis L. Dinan

Restricted Unit	2/17/2017							1,250	$79,963

Performance Unit	2/17/2017				2,500	5,000	10,000		$344,700

Short-Term Incentive	1/1/2017	$-	$283,000	$530,000

Caron A. Lawhorn

Restricted Unit	2/17/2017							1,250	$79,963

Performance Unit	2/17/2017				2,500	5,000	10,000		$344,700

Short-Term Incentive	1/1/2017	$-	$234,000	$439,000

Robert S. McAnnally

Restricted Unit	3/17/2017							1,100	$70,367

Performance Unit	3/17/2017				2,188	4,375	8,750		$301,613

Short-Term Incentive	1/1/2017	$-	$228,000	$427,000

Joseph L. McCormick

Restricted Unit	2/17/2017							1,025	$65,569

Performance Unit	2/17/2017				2,038	4,075	8,150		$280,931

Short-Term Incentive	1/1/2017	$-	$179,000	$335,000

1)	Reflects amounts that could be earned pursuant to our annual officer STI plan. The plan provides that our NEOs may receive annual STI awards based on the performance of the company measured by financial (EPS) and operational factors (TRIR, PVIR and DART) and individual performance during the relevant fiscal year. Company targets and individual goals are established annually by the Committee. The Committee establishes annual target awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the NEOs in 2017 under the plan and paid in 2018 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2017 above. For each performance measure of our annual officer STI plan, no incentive amount would be paid for that measure unless the company’s actual result exceeds the established threshold levels. If the company’s actual results are below the threshold level, the percentage payable for that measure is zero. For the 2017 STI plan, the payout range based on the performance of the company was 50 percent–150 percent of base salary and a personal modifier ranging from 0–125 percent. The threshold amounts reflected in the table apply a personal modifier of 0 percent. The maximum amounts reflected in the table apply a personal modifier of 125 percent to the 150 percent company performance payout.

(2)	Reflects the PSUs that could be earned pursuant to awards granted under our ECP that vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on performance criteria. If actual performance is below the threshold level, the percentage of PSUs earned is zero. For this period, the criteria is our total shareholder return over the period of February 17, 2017, to February 17, 2020, compared with the total shareholder return of the peer group. If our actual relative total shareholder return is between the stated performance levels, the percentage of PSUs earned is interpolated between the stated performance levels. One share of our common stock is payable for each performance unit that vests, plus accrued dividends. PSUs are also subject to accelerated vesting upon a change in control.

(3)	Reflects RSUs granted under our ECP that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock, plus accrued dividends.

(4)	The aggregate grant date fair value of the RSUs for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date. With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as total shareholder return) and using assumptions developed from historical information of each of the peer companies referenced under “2017 Performance and Compensation—Long Term Incentive” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the PSUs vesting at the end of the three-year performance period.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	49

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2017

The following table shows the outstanding equity awards held by the NEOs as of December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Pierce H. Norton II	16,353	$1,198,029	105,904	$7,758,512
Curtis L. Dinan	4,792	$351,097	31,493	$2,307,214
Caron A. Lawhorn	4,792	$351,097	31,493	$2,307,214
Robert S. McAnnally	3,863	$283,004	24,937	$1,826,917
Joseph L. McCormick	3,684	$269,897	24,143	$1,768,684

(1)	Represents RSUs that have not yet vested. RSUs vest three years from the date of grant, at which time the grantee is entitled to receive one share of our common stock for each vested RSU, plus accrued dividends. RSUs accrue dividends from the date of grant through the vesting date. RSUs are scheduled to vest as set forth in the following table:

Restricted Unit Vesting Schedule

Pierce H. Norton II	6,513	on February 17, 2018
	5,029	on February 18, 2019
	4,811	on February 15, 2020
Curtis L. Dinan	2,072	on February 17, 2018
	1,441	on February 18, 2019
	1,279	on February 15, 2020
Caron A. Lawhorn	2,072	on February 17, 2018
	1,441	on February 18, 2019
	1,279	on February 15, 2020
Robert S. McAnnally	1,558	on February 17, 2018
	1,179	on February 18, 2019
	1,126	on February 15, 2020
Joseph L. McCormick	1,561	on February 17, 2018
	1,074	on February 18, 2019
	1,049	on February 15, 2020

(2)	Represents PSUs that have not yet vested. PSUs vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on our TSR over the three-year performance period, compared with the TSR of the peer group. One share of our common stock is payable in respect of each PSU granted that becomes vested, plus accrued dividends. PSUs accrue dividends from the date of grant through the vesting date. The number of PSUs represented and their corresponding market value is based on 100 percent of the PSUs vesting at the end of the three-year performance period.

The following table reflects the projected vesting level based on our TSR compared with the TSR of the referenced peer group at December 31, 2017:

Performance Unit Vesting Schedule

Pierce H. Norton II	51,998	on February 17, 2018
	24,542	on February 18, 2019
	29,364	on February 15, 2020
Curtis L. Dinan	16,633	on February 17, 2018
	7,030	on February 18, 2019
	7,830	on February 15, 2020
Caron A. Lawhorn	16,633	on February 17, 2018
	7,030	on February 18, 2019
	7,830	on February 15, 2020
Robert S. McAnnally	12,398	on February 17, 2018
	5,688	on February 18, 2019
	6,852	on February 15, 2020
Joseph L. McCormick	12,488	on February 17, 2018
	5,273	on February 18, 2019
	6,382	on February 15, 2020

50	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

(3)	The terms of both our RSUs and our PSUs provide that any such unvested units will become fully vested upon a qualifying termination of employment following change in control. See “Potential Post-Employment Payments and Payments Upon a Change in Control” on page 54.

OPTION EXERCISES AND STOCK VESTED FOR 2017

The following table sets forth stock awards held by the NEOs that vested during 2017. The company has not awarded any options, therefore no NEO exercised any options during 2017, and no NEO or other employee currently holds any unexercised options.

Option Exercises and Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Pierce H. Norton II	56,518	$ 3,609,810
Curtis L. Dinan	28,272	$ 1,805,764
Caron A. Lawhorn	28,272	$ 1,805,764
Robert S. McAnnally	-	$ -
Joseph L. McCormick	16,937	$ 1,081,765

(1)	Certain of the NEOs elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Vesting	Net Value Realized on Vesting
Pierce H. Norton II	29,959	$ 1,913,454
Curtis L. Dinan	14,947	$ 954,673
Caron A. Lawhorn	14,939	$ 954,188
Robert S. McAnnally	-	$ -
Joseph L. McCormick	9,701	$ 619,606

(2)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

PENSION BENEFITS FOR 2017

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2017, and payments made during 2017, in respect to each NEO under the referenced retirement plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Pierce H. Norton II	Supplemental Executive Retirement Plan	13.08		$ 2,934,014	$ -
	Qualified Pension Plan	13.08		$ 725,194	$ -
Curtis L. Dinan	Supplemental Executive Retirement Plan	14.00	(2)	$ 2,326,974	$ -
	Qualified Pension Plan	14.00	(2)	$ 593,382	$ -
Caron A. Lawhorn	Supplemental Executive Retirement Plan	19.25		$ 1,358,543	$ -
	Qualified Pension Plan	19.25		$ 1,104,914	$ -
Robert S. McAnnally	Supplemental Executive Retirement Plan	-	(3)	$ -	$ -
	Qualified Pension Plan	-	(3)	$ -	$ -
Joseph L. McCormick	Supplemental Executive Retirement Plan	-		$ -	$ -
	Qualified Pension Plan	15.00	(4)	$ 837,236	$ -

(1)	Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the SERP and Qualified Pension Plan. The present value of the unreduced benefit is determined using the assumptions from a measurement date of December 31, 2017. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note 11 to our audited financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2018.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	51

(2)	Mr. Dinan’s actual service is 13 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. Dinan’s years of service.

(3)	Mr. McAnnally is not a participant in the SERP or the Qualified Pension Plan.

(4)	Mr. McCormick’s actual service is 14 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. McCormick’s years of service. Mr. McCormick is not a participant in the SERP.

Qualified Pension Plan. The Qualified Pension Plan is a defined benefit pension plan qualified under the Internal Revenue Code. At December 31, 2017, the plan covered non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining-unit employees. Also, at December 31, 2017, non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of the Qualified Pension Plan were covered by our Profit Sharing Plan.

Benefits under the Qualified Pension Plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service (limited to a maximum of 35 years) and final average earnings. The earnings utilized in the retirement plan benefit formula in the Qualified Pension Plan for employees includes the base salary and STI compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under the NQDC Plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months of the last 120 months of employment. For any NEO who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for 2017 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only fixed percentages of final average earnings. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code and the limitations contained in certain collective bargaining agreements applicable to the plan.

Supplemental Executive Retirement Plan. We maintain a SERP in order to provide supplemental retirement benefits to certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under the Qualified Pension Plan are treated as an offset that reduces the supplemental retirement benefit.

Participants in the SERP were selected by our CEO or, in the case of our CEO, by our Board. Our Board may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005, and the SERP was closed to any additional participants as of January 1, 2014.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive month’s compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under the Qualified Pension Plan if limitations imposed by the Internal Revenue Code were not applicable, less the benefit payable under the Qualified Pension Plan with such limitations. Benefits under the SERP are offset by the payment of benefits under the Qualified Pension Plan that were or would have been paid if the Qualified Pension Plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement.

52	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION FOR 2017

The following table sets forth certain information regarding the participation by the NEOs in our NQDC Plan.

Nonqualified Deferred Compensation

Name		Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Fiscal Year End(3)
Pierce H. Norton II		2017	$ 65,400	$ 67,200	$ 181,351	$ 43,028	$ 1,229,660
		2016	$ 96,860	$ 84,960	$ 72,117	$ 9,260	$ 958,737
		2015	$ 87,000	$ 75,600	$ (14,379)	$ 50,571	$ 714,340
Curtis L. Dinan	(6)	2017	$ 41,360	$ 757,869	$ (1,524,917)	$ -	$ 19,150,599
	(5)	2016	$ 62,780	$ 658,049	$ 9,950,101	$ -	$ 19,876,287
	(4)	2015	$ 62,060	$ 598,606	$ (4,925,045)	$ -	$ 9,205,357
Caron A. Lawhorn		2017	$ 166,290	$ 20,460	$ 85,128	$ 5,307	$ 1,380,468
		2016	$ 167,500	$ 28,620	$ 34,509	$ 5,220	$ 1,113,897
		2015	$ 109,800	$ 28,380	$ 4,030	$ 13,310	$ 888,488
Robert S. McAnnally		2017	$ 63,270	$ 34,028	$ 7,654	$ -	$ 164,820
		2016	$ 38,180	$ 19,278	$ 2,410	$ -	$ 59,868
		2015	$ -	$ -	$ -	$ -	$ -
Joseph L. McCormick		2017	$ 126,700	$ 29,003	$ 150,663	$ -	$ 1,006,262
		2016	$ 138,620	$ 20,645	$ 58,861	$ -	$ 699,896
		2015	$ 122,000	$ 28,200	$ (5,226)	$ -	$ 472,608

(1)	The “All Other Compensation” column of the Summary Compensation Table at page 47 includes these amounts paid under our NQDC Plan as our excess matching contributions with respect to our 401(k) Plan and excess quarterly and annual company contributions, if applicable, with respect to our Profit Sharing Plan.

(2)	There were no above-market earnings in 2017, 2016, or 2015.

(3)	Includes amounts previously reported in the Summary Compensation Table in the previous years when earned, if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary and annual incentive awards, company matching contributions, and shares that were deferred upon vesting and the dividend equivalents accumulated on these deferrals.

(4)	Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 194,956, 201,805 and 215,182 for 2013, 2014, and 2015, respectively, in ONEOK shares and 49,849 and 51,221 for 2014 and 2015, respectively, in ONE Gas shares.

(5)	Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 201,805, 215,182 and 231,081 for 2014, 2015, and 2016, respectively, in ONEOK shares and 49,849, 51,221 and 52,430 for 2014, 2015 and 2016, respectively, in ONE Gas shares.

(6)	Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 215,182, 231,081 and 243,227 for 2015, 2016, and 2017, respectively, in ONEOK shares and 51,221, 52,430 and 53,666 for 2015, 2016 and 2017, respectively, in ONE Gas shares.

We maintain a NQDC Plan to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the 401(k) Plan and our Profit Sharing Plan, as well as participants in the Qualified Pension Plan who do not participate in the SERP.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	53

The NQDC Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the NQDC Plan, participants have the option to defer a portion of their salary and/or STI compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first business day of January each year, for 2017, this was 1.73 percent. Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2017, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
American Beacon Large Cap Value Instl (AADEX)	17.07%
ClearBridge Mid Cap I (SMBYX)	13.06%
Delaware Small Cap Value Instl (DEVIX)	11.99%
Dodge & Cox International Stock (DODFX)	23.94%
Federated Government Obligation	0.75%
Fidelity Balanced K (FBAKX)	16.60%
JPMorgan Large Cap Growth R6 (JLGMX)	38.37%
JPMorgan Small Cap Equity I (VSEIX)	15.59%
PIMCO Total Return Instl (PTTRX)	5.13%
TCW Total Return Bond I (TGLMX)	3.44%
Vanguard Institutional Index I (VINIX)	21.79%
Vanguard PRIMECAP Inv (VPMCX)	29.51%
Schwab Managed Retirement Tr Fd 2010 IV	9.91%
Schwab Managed Retirement Tr Fd 2015 IV	10.36%
Schwab Managed Retirement Tr Fd 2020 IV	12.41%
Schwab Managed Retirement Tr Fd 2025 IV	14.79%
Schwab Managed Retirement Tr Fd 2030 IV	16.62%
Schwab Managed Retirement Tr Fd 2050 IV	20.90%
Schwab Managed Retirement Tr Fd 2055 IV	21.47%
Schwab Managed Retirement Tr Fd Inc IV	7.48%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. We fund benefits payable under the NQDC Plan through a rabbi trust arrangement.

POTENTIAL POST-EMPLOYMENT PAYMENTS AND PAYMENTS UPON A CHANGE IN CONTROL

Described below are the post-employment compensation and benefits that we provide to our NEOs. The objectives of these compensation and benefits are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interests of our stakeholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves two objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers.

54	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

Payments Made Upon Any Termination. Regardless of the manner in which an NEOs’ employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our 401(k) Plan, Profit Sharing Plan and NQDC Plan; and

•	amounts accrued and vested through our Qualified Pension Plan and SERP.

Payments Made Upon Retirement. In the event of the retirement of an NEO, in addition to the items identified above, such NEO will be entitled to:

•	receive a prorated share of each outstanding performance unit granted under our ECP upon completion of the performance period;

•	receive a prorated portion of each outstanding RSU granted under our ECP;

•	receive a prorated portion of the outstanding STI upon completion of the plan year; and

•	participate, along with his or her qualifying dependents, in post-retirement health and life benefits.

Payments Made Upon Death or Disability. In the event of the death or disability of an NEO, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the NEO will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon a Termination Without Cause (Other than Following a Change in Control). In the event of an involuntary termination without cause (other than a qualifying termination following a change in control), an NEO will receive a prorated portion of each outstanding RSU granted under our ECP upon the date of termination. Outstanding PSUs are forfeited.

Payments Made Upon a Qualifying Termination with Two Years Following a Change in Control. We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board has adopted a change in control severance plan (the “Change in Control Plan”) that covers all of our executive officers, including the NEOs. Subject to certain exceptions, the Change in Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined below) or if they resign for good reason (as defined below), in each case within two years following a change in control of ONE Gas. All change in control benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a cash payment that may be up to three times the participant’s base salary and target STI award, plus reimbursement of COBRA healthcare premiums for 18 months. Our Board, upon the recommendation of the Committee, established a severance multiplier of one, two or three times annual salary plus target annual award for all participants in the Change in Control Plan, including three times for the CEO and two times for each of the other NEOs.

The Change in Control Plan does not provide for additional pension benefits upon a change in control. In addition, the Change in Control Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change in Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

In the event of a qualifying termination following a change in control, an NEO will receive all outstanding RSUs and PSUs granted under our ECP upon the date of termination.

For the purposes of the Change in Control Plan, a “change in control” generally means any of the following events:

•	an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•	the current members of our Board, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•	the consummation of a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, directly or indirectly own at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board, after the execution of the transaction agreement, constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 20 percent or more of our outstanding voting securities, has beneficial ownership of 20 percent or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of the Change in Control Plan, termination for “cause” means a termination of employment of a participant in the Change in Control Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony, crime, or offense involving misuse or misappropriation of money or property;

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	55

•	a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

•	any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or

•	a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change in Control Plan, “good reason” means:

•	a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company as of the date the change in control occurred;

•	a material reduction in the participant’s base salary as of the date immediately prior to the change in control;

•	a material reduction in STI and/or LTI targets from those applicable to the participant immediately prior to the change in control;

•	the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and

•	the failure of a successor company to explicitly assume the Change in Control Plan.

Potential Post-Employment Payments Tables. The following tables reflect estimates of the incremental amount of compensation due each NEO in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or a qualifying termination within two years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2017, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to PSUs, the performance factor calculated as if the performance period ended on December 31, 2017. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the following tables are amounts that would be paid pursuant to our Change in Control Plan and, with respect to the PSUs, assume achievement of a performance factor at the target of 100 percent.

Pierce H. Norton II	Termination Upon Death, Disability or Retirement	Termination Without Cause	Q\ualifying Termination Following a Change in Control
Cash Severance	$-	$-	$4,104,000
Short-Term Incentive	$648,000	$-	$648,000
Health and Welfare Benefits	$-	$-	$29,999
Equity
Restricted Unit	$773,701	$773,701	$1,198,029
Performance Unit	$5,294,034	$-	$4,784,423
Total	$6,067,735	$773,701	$5,982,452
Total	$6,715,735	$773,701	$10,764,451

Curtis L. Dinan	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,435,500
Short-Term Incentive	$283,000	$-	$283,000
Health and Welfare Benefits	$-	$-	$29,999
Equity
Restricted Unit	$233,922	$233,922	$351,097
Performance Unit	$1,624,920	$-	$1,406,360
Total	$1,858,842	$233,922	$1,757,457
Total	$2,141,842	$233,922	$3,505,956

56	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

Caron A. Lawhorn	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,188,000
Short-Term Incentive	$234,000	$-	$234,000
Health and Welfare Benefits	$-	$-	$29,999
Equity
Restricted Unit	$233,922	$233,922	$351,097
Performance Unit	$1,624,920	$-	$1,406,360
Total	$1,858,842	$233,922	$1,757,457
Total	$2,092,842	$233,922	$3,209,456

Robert S. McAnnally	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,155,000
Short-Term Incentive	$228,000	$-	$228,000
Health and Welfare Benefits	$-	$-	$29,999
Equity
Restricted Unit	$183,507	$183,507	$283,004
Performance Unit	$1,251,886	$-	$1,123,766
Total	$1,435,393	$183,507	$1,406,770
Total	$1,663,393	$183,507	$2,819,769

Joseph L. McCormick	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,007,500
Short-Term Incentive	$179,000	$-	$179,000
Health and Welfare Benefits	$-	$-	$-
Equity
Restricted Unit	$177,437	$177,437	$269,897
Performance Unit	$1,229,979	$-	$1,079,634
Total	$1,407,416	$177,437	$1,349,531
Total	$1,586,416	$177,437	$2,536,031

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	57

CEO PAY RATIO FOR 2017

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted Regulation S-K Item 402(u) requiring registrants to disclose (i) the median of the annual total compensation of all employees of the registrant, except the principal executive officer, (ii) the annual total compensation of the principal executive officer of the registrant, and (iii) the ratio of the median of the annual total compensation of all employees of the registrant to the principal executive officer’s annual total compensation (the “CEO Pay Ratio”).

We identified the median employee using the total cash compensation for all our employees (whether full-time, part-time, seasonal or temporary) other than the CEO who were employed and received Form W-2 Box 1 earnings as of December 31, 2017. Specifically, we used Form W-2 Box 1 compensation minus any compensation received from the vesting of long-term incentives (i.e., PSU and RSU vestings) in 2017. We excluded any compensation related to long-term incentives since PSUs and RSUs are not widely used throughout the Company. Less than 5% of our employee population receive long-term incentive grants. We did not annualize the compensation for any partial year permanent employees. Since annual short-term incentives are used widely throughout our employee population, we believe total cash compensation which includes short-term incentives is a consistently applied compensation measure that is the most representative measure of compensation for identifying our median employee. No other estimates, assumptions or adjustments were used in identifying our median employee.

After we identified our median employee, we calculated the median employee’s annual total compensation in the same manner we calculate the annual total compensation of the NEOs in the Summary Compensation Table which includes base salary plus overtime, if any, short-term incentives, change in pension value and all other compensation. We then calculated the ratio of the CEO’s annual total compensation ($4,021,229) to the median employee’s annual total compensation ($111,937). The ratio between the annual total compensation of our CEO to the median of the annual total compensation of all of our employees is 36:1.

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates described above to be reasonable given our specific employee population. The SEC rules grant companies flexibility in determining the methodology, assumptions and estimates used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies and our pay ratio may not necessarily be representative or comparable to the ratios disclosed by other companies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning our equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders(1)	-	$-	(3)	1,700,287
Equity compensation plans not approved by security holders(2)	-	$-		386,153
Total	-	$-		2,086,440

(1)	Includes restricted stock incentive units and performance-unit awards granted under our Equity Compensation Plan and our Nonqualified Deferred Compensation Plan for Nonemployee Directors. For a brief description of the material features of this plan, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the Securities Exchange Commission on February 22, 2018.

(2)	Includes shares granted under our Employee Stock Purchase Plan and Employee Stock Award Program. For a brief description of the material features of these plans, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed with the Securities Exchange Commission on February 22, 2018. Column (c) includes 384,341 and 1,812 shares available for future issuance under our Employee Stock Purchase Plan and Employee Stock Award Program, respectively. The Employee Stock Award Program will not be renewed.

(3)	Compensation deferred into our common stock under our Employee Non-Qualified Deferred Compensation Plan and Deferred Compensation Plan for Nonemployee Directors is distributed to participants at fair market value on the date of distribution. The price used for these plans to calculate the weighted-average exercise price in the table is $73.26, which represents the year-end closing price of our common stock on the NYSE.

58	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

INTRODUCTION

At our 2015 Annual Meeting of Shareholders, a substantial majority of our shareholders voted for an annual say on pay vote. As a result, we intend to provide our shareholders with an annual, non-binding advisory say on pay vote on executive compensation until the next required non-binding advisory vote on the frequency of future advisory say on pay votes as required by the rules of the Securities and Exchange Commission.

OUR EXECUTIVE COMPENSATION PROGRAM

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narratives discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	to align the interests of our executive officers with the interests of our stakeholders;

•	to attract, retain and motivate executives who are critical to the successful implementation of our strategic plan;

•	to pay our executives fairly relative to our industry peers based on their responsibilities, experience and performance; and

•	to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our NEOs to assess their effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our NEOs are linked to company performance and are designed to achieve the goals set forth above include:

•	a substantial portion of our NEOs’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and business goals;

•	awards to each executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	STI and LTI awards are not tied to formulas that are designed to focus executives on specific short- and intermediate-term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	STI and LTI awards are subject to clawback provisions as described on page 44.

•	for executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

•	for executive officers, approximately 80 percent of the long-term, stock-based incentive amounts are in the form of PSUs; and

•	executive officers are subject to our share-ownership guidelines, described on page 43..

For additional information on the compensation program for our NEOs, including specific information about compensation in fiscal year 2017, please read the “Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 35..

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in the company’s proxy statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	59

VOTE REQUIRED AND BOARD RECOMMENDATION

This vote is advisory and will not be binding on the company, our Board or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION.

60	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 4 – APPROVAL OF THE ONE GAS, INC. AMENDED AND RESTATED EQUITY COMPENSATION PLAN (2018)

INTRODUCTION

Our Board of Directors has approved and unanimously recommends that shareholders approve the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018) (the “2018 ECP”). The original ONE Gas, Inc. Equity Compensation Plan (the “2014 ECP”) became effective on January 31, 2014, and was most recently amended on December 1, 2017 (the “2017 ECP”), and included 2,800,000 shares of our common stock available for issuance. Collectively, the 2014 ECP, the 2017 ECP and the 2018 ECP shall be referred to as the “ECP”.

The 2018 ECP includes an additional 1,750,000 shares of our common stock less the number of shares remaining available for future grants under the 2014 ECP and 2017 ECP on the effective date of the 2018 ECP. The 2018 ECP will become effective upon shareholder approval. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the proposed ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018) which is attached as Appendix A to this proxy statement.

The purpose of increasing the number of shares available for issuance under the ECP is to authorize adequate shares to fund expected stock incentive awards under the company’s long-term incentive compensation program. The Board believes that this number represents a reasonable amount of potential equity dilution and allows the company to continue awarding equity incentives, which are an important component of our compensation program to attract and retain highly effective officers and key employees.

We believe in granting stock incentives not only to our executives and senior management, but also to the key professional and technical employees who are responsible for our day-to-day operations. These are employees we believe have an impact on building shareholder value. We currently consider approximately 122 of our officers and key employees, who represent approximately 3.5 percent of our total employees, eligible for stock-based incentive grants. We believe our equity compensation philosophy has proven to be an excellent means for aligning our employees’ interests with the interests of our stakeholders.

We believe we have followed sound corporate governance practices and have delivered on our commitment to provide shareholder value. Without approval of the 2018 ECP, our ability to continue to attract and retain executives and key employees will be impaired. To remain competitive if the 2018 ECP is not approved, we will need to increase the cash component of compensation to our executives and key employees, which is not in line with our compensation philosophy and distances our employees’ interests from your interests as a shareholder. Your approval of the 2018 ECP is important in order to enable us to continue to retain and attract the most qualified talent in our industry.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this proposal will be required for approval of the 2018 ECP. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes (as described under “Outstanding Stock and Voting—Votes Required”) will not be considered entitled to vote on this proposal and therefore will not be counted in determining the number of shares necessary for approval.

PURPOSE OF OUR ECP

The ECP governs grants of stock-based awards to officers, employees and non-management directors. It is designed to support our long-term business objectives in a manner consistent with our executive compensation philosophy. The Board believes that by allowing the company to continue to offer long-term, performance-based compensation through the ECP, the company will promote the following key objectives:

•	aligning the interest of officers, employees and non-management directors with those of the shareholders;

•	reinforcing key company goals and objectives that help drive shareholder value; and

•	attracting, motivating, and retaining experienced and highly qualified employees who will contribute to our company’s financial success.

SHARES AVAILABLE UNDER OUR ECP

As of December 31, 2017, and prior to the requested increase, 626,249 shares remained available for issuance of future stock-incentive awards pursuant to the ECP, assuming a 100% payout upon vesting of outstanding performance unit awards granted under the ECP. Assuming approval of the requested increase for the 2018 ECP, a total of 1,750,000 shares of our common stock, less the number of shares remaining available for future grants under the 2014 ECP and the 2017 ECP on the effective date of the 2018 ECP, will be added to the amount available for future awards under the 2018 ECP.

The 2018 ECP eliminates the sublimit on time-based restricted stock awards thereby giving the company flexibility to grant equity awards with service-based vesting conditions.

In determining the number of additional shares to request in the 2018 ECP, the Executive Compensation Committee considered a number of factors including dilution, overhang, plan duration and burn rate (i.e., the annual “spend” of equity). Our three-year average burn rate is aligned with our peer group and has steadily decreased over the three-year period. We believe we have been good corporate stewards and have administered the ECP following sound corporate governance practices.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	61

The ECP limits the number of shares that can be issued pursuant to incentive stock options to 2,380,000 in the aggregate. The requested amendment does not change the maximum number of shares that can be issued pursuant to such awards in the aggregate. We have not granted any incentive stock options under the ECP and 2,380,000 shares remain available for such awards pursuant to the ECP.

The following table sets forth the number of shares authorized for future issuance (including shares authorized for issuance pursuant to stock options, restricted stock, restricted stock units, performance units and stock awards) as of December 31, 2017 under the ECP, and after including the additional shares under the proposed amendment, along with the equity dilution represented by the shares available for future awards as a percentage of our common shares outstanding.

Shares Authorized Under our ECP

	Total Shares Available	Equity Dilution Percent of Common Shares Outstanding
Shares authorized for future awards as of December 31, 2017	626,249	1.2%
Requested increase to shares available in the ECP after amendment	1,123,751	2.1%
Total shares authorized for future awards after approval of amendment	1,750,000	3.3%

On December 31, 2017, the equity overhang, or the percentage of outstanding shares (plus shares that could be issued pursuant to the ECP) represented by all stock incentive awards granted (assuming a 100% payout upon vesting of outstanding performance unit awards granted under the ECP) and available for future grant under the ECP, was 2.5 percent. Equity overhang was calculated as all shares issuable upon exercise of outstanding options and vesting of outstanding restricted stock units and performance units, plus shares available for future grant (collectively, the “Additional Shares”) divided by (a) common shares outstanding, plus (b) the Additional Shares. The equity overhang would be approximately 4.4 percent assuming approval of the requested amendment.

We have continued to manage our run rate of stock incentive awards granted over time at levels we believe are reasonable while ensuring that our overall executive compensation program is competitive.

The following table sets forth information regarding stock incentive awards granted under the ECP, the run rate for each of the last three fiscal years, and the average run rate over the last three years. The run rate was calculated as (a) all time-lapse restricted stock units, and performance units granted in a fiscal year, divided by the number of common shares outstanding at the end of that fiscal year.

Run Rate

	FY2015	FY2016	FY2017	3-Year Average
Stock options granted	-	-	-
Time-lapse restricted stock units granted	75,880	42,935	37,825	52,213
Performance-based units granted	100,860	74,395	74,120	83,125
Common shares outstanding at fiscal year-end	52,259,224	52,283,260	52,312,516	52,285,000
Run rate	0.34%	0.22%	0.21%	0.26%

We believe that approval of the additional shares under our ECP is in the best interests of our company and our shareholders.

GENERAL INFORMATION ABOUT THE ECP

The following is a summary of the material features of the ECP. This summary is subject to and qualified by reference to the actual text of the ECP, a complete copy of which is attached as Appendix A to this Proxy Statement.

Administration of the ECP. The Executive Compensation Committee (the “Committee”) of our Board administers the ECP. The Committee members must be non-management directors, must be independent under New York Stock Exchange listing standards and must be “outside directors” under applicable Internal Revenue Service regulations. The Committee will have full power and authority to interpret, administer, construe, and to issue awards under the ECP.

Effective Date and Duration of the ECP. The ECP became effective January 31, 2014. The 2018 ECP provides that it will remain in effect until its termination date of May 24, 2028, or until the 2018 ECP is sooner terminated by our Board of Directors. In no event will stock incentives be granted under the 2018 ECP more than ten (10) years from the date the 2018 ECP is approved by shareholders.

Eligibility for Participation in the ECP. Employees eligible to participate in the ECP consist of any employee, including any officer or director who is an employee, who the Committee determines is in a position to contribute significantly to our growth and profitability or to perform services of major importance to us. With respect to non-management directors, the Committee will grant director stock awards, but no other

62	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

forms of awards. Non-management directors will not receive incentive stock options under the ECP. As of December 31, 2017, a total of approximately 168 employees and six non-management directors were eligible to participate in the ECP, and, as of March 1, 2018, the Committee had designated 122 employees to participate in the ECP.

Shares Available Under the ECP. Currently, the maximum number of shares of our common stock authorized to be issued or transferred under the ECP is 2,800,000 shares, subject to the adjustments and restoration provisions in the ECP. The proposed amendments request an additional 1,750,000 shares of our common stock, less the number of shares remaining available for future grants under the 2014 ECP and the 2017 ECP. If the proposed amendments to the ECP are approved, the maximum shares of our common stock authorized to be used or transferred under the ECP will be 4,550,000 shares of our common stock less the number of shares remaining available for future grants under the 2014 ECP and 2017 ECP on the effective date of the 2018 ECP. The maximum number of shares that may be issued or transferred under the ECP will be reduced only by the number of shares actually issued to a participant. For example, shares subject to issuance under the ECP that cease to be issuable will be treated as not having been issued and may again be the subject of future grants of stock incentive awards. However, shares that are tendered by a participant or withheld by the company to pay the exercise price of an option or stock appreciation right granted under the ECP, as well as any shares tendered by a participant or withheld by the company to satisfy the tax withholding obligations related to any stock incentive awards granted under the ECP, will not be available for subsequent stock incentive awards under the ECP. To the extent that stock incentive awards are settled or paid in cash, shares subject to those stock incentive awards will not be considered to have been issued and will not be applied against the maximum number of shares authorized to be issued or transferred under the ECP.

Limitations. In addition to the limitation on the overall maximum number of shares that may be issued under the ECP, the ECP also includes other limitations on the number of shares and amounts of cash that may be awarded under the ECP. In particular: (i) the maximum number of shares with respect to which options or stock appreciation rights may be granted to any employee in any plan year is 500,000; (ii) the maximum number of shares with respect to which stock incentive awards other than options or stock appreciation rights may be granted to any employee in any plan year is 500,000; (iii) the maximum aggregate number of shares and the maximum dollar amount that may be issued or paid as performance stock incentive awards to any employee in any plan year are 500,000 shares and $10,000,000, respectively; (iv) the maximum dollar amount that may be granted as awards to any one non-employee director in any plan year is $440,000; (v) the maximum number of shares of our common stock that may be issued through the granting of incentive stock options is currently 2,380,000; and (v) the exercise of incentive stock options is subject to the calendar year dollar limitations as provided in the ECP and applicable provisions of the federal tax code and Internal Revenue Code. The share thresholds for options and stock appreciation rights are intended to qualify the options and stock appreciation rights as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (as described under “Internal Revenue Code Section 162(m)”).

Prohibition on Loans. The Sarbanes Oxley Act of 2002 prohibits (subject to limitations) public companies from making or arranging personal loans to their executive officers and directors. The Committee will not, without prior approval of shareholders, grant any stock incentive award that provides for the making of a loan or other extension of credit, directly or indirectly, by us or the ECP to an employee or other participant in connection with the grant or payment of the stock incentive award.

Prohibition on Reloads. The Committee will not, without prior approval of shareholders, grant any options containing any provision pursuant to which the optionee is to be granted a restored or reload option of any kind by reason of the exercise of all or part of an option by paying all or part of the exercise price of such option by surrendering shares of our common stock.

Prohibition on Repricings and Cash Buyouts without Shareholder Approval. The ECP provides that, notwithstanding any other provision of the ECP, except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding stock incentives may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other stock incentives, options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without company shareholder approval.

Written Instrument. All stock incentive awards granted under the ECP (including stock bonus awards, performance stock awards, performance-unit awards, restricted stock awards, restricted unit awards, options, and stock appreciation rights) must be evidenced in writing as the Committee determines. Such written evidence must contain the terms and conditions of the grant, consistent with the ECP, and must incorporate the ECP by reference.

Amendment or Termination of the ECP. The ECP may be amended or terminated by our Board without shareholder approval unless shareholder approval of the amendment or termination is required under applicable law. No amendment or termination of the ECP shall adversely affect any prior award under the ECP without the consent of the relevant grantee. When the ECP terminates, it will remain in effect for administration of any incentives outstanding at the time of termination.

AWARDS UNDER THE ECP

Stock Bonus Awards. Stock awards may be granted in the form determined by the Committee, including performance stock awards, performance-unit awards, restricted stock awards or restricted-unit awards. A performance stock award is the grant of shares of our common stock, the delivery of which is subject to specified performance goals. A performance-unit award is a stock incentive providing for a grant of units representing an amount of cash or stock to be distributed in the future if specified performance goals are met. A restricted stock award is an award of shares of our common

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stock that is subject to forfeiture and restrictions on transferability until either specified continued employment, performance goals, or both, are met. A restricted-unit award is an award of units representing cash or stock that is subject to forfeiture and restrictions on transferability until either specified continued employment, performance goals, or both, are met. Time-lapse restricted stock is a restricted stock award, restricted unit award, or any other stock award which is based solely on continued employment with us for a specified period of time.

Stock Options. The Committee may grant eligible employees options to purchase shares of our common stock (which may be incentive stock options or non-statutory stock options). An incentive stock option is an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A non-statutory stock option (or non-qualified stock option) is an option that is not subject to statutory requirements and limitations required for certain tax advantages allowed under Section 422 of the Internal Revenue Code. The term of an incentive stock option or a non-statutory stock option may not exceed ten years from the date of grant. The purchase price per share with respect to any option under the ECP may be not less than 100 percent of the fair market value of a share of our common stock on the date the option is granted. The security that may be purchased upon exercise of options issued under the ECP is our common stock. The closing price of our common stock on the New York Stock Exchange was $65.19 per share on March 15, 2018. Each option granted under the ECP becomes exercisable in accordance with the specific terms and conditions of the option, as determined by the Committee. The Committee may accelerate the date on which an option becomes exercisable, and we may not receive additional consideration in exchange for such acceleration. Each option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until its expiration or termination, unless otherwise provided in the option.

Stock Appreciation Rights. The Committee may grant stock appreciation rights to eligible employees on terms and conditions determined by the Committee. A stock appreciation right is a right granted to a participant to receive (upon exercise of the right) an amount not exceeding the fair market value of our common stock on the date the right is exercised less the price of our common stock on the date the right is granted. The price of a stock appreciation right must be at least 100 percent of the fair market value of our common stock on the date of the grant. A stock appreciation right may be settled or paid in cash, shares of common stock, or a combination of each, in accordance with its terms. Each stock appreciation right will be exercisable or be forfeited or expire on such terms as the Committee determines. The Committee may grant stock appreciation rights as freestanding stock incentives or in tandem with options.

Non-Management Director Stock Awards. Non-management directors may receive all or a portion of their director fees in shares of our common stock. Such shares are issued at the fair market value of our common stock on the applicable determination date. The 2018 ECP includes an annual award limit for awards to non-management directors of $440,000.

PERFORMANCE STOCK INCENTIVES

Performance stock incentive awards (including performance stock awards, performance unit awards, restricted stock awards, and restricted unit awards) may be granted or vest subject to the satisfaction of performance goals determined by the Committee. Performance goals will be designed to support our business strategy and align the interests of participants with the interests of our shareholders. Performance goals may be based on one or more business performance criteria that apply to a participant, one or more business units, subsidiaries, divisions or sectors of our company, or our company as a whole and, if so determined by the Committee, by comparison with a designated peer group of companies or businesses. Performance goals may include one or more of the following criteria or standards: (i) increased revenue, (ii) net income measures, including without limitation, income after capital costs, and income before or after taxes, (iii) stock price measures, including without limitation, growth measures and total shareholder return, (iv) market share, (v) earnings per share (actual or targeted growth), (vi) earnings before interest, taxes, depreciation, and amortization, (vii) economic value added, (viii) cash flow measures, including without limitation, net cash flow, and net cash flow before financing activities, (ix) return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity, (x) operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency, (xi) expense measures, including but not limited to, finding and development costs, overhead costs, and general and administrative expense, (xii) margins, (xiii) shareholder value, (xiv) total shareholder return, (xv) reserve addition, (xvi) proceeds from dispositions, (xvii) total market value, and (xviii) corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance. Performance stock incentives may be settled or paid in shares of our common stock, cash, or a combination of each. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Internal Revenue Code for awards intended to qualify as “performance-based compensation” thereunder (as described under “Internal Revenue Code Section 162(m)”).

CHANGE IN CONTROL PROVISIONS

If awards are assumed or equitably substituted in conjunction with a change in control, the ECP implements a “double trigger” by providing that stock incentive awards will become exercisable, vested and payable if a “qualifying termination” occurs within 2 years of the change in control. However, if the stock incentive awards are not assumed or substituted, outstanding stock incentive awards will generally become exercisable, vested and payable upon a change in control.

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NEW PLAN BENEFITS

Grants and awards under the ECP are discretionary and the Committee has not yet determined to whom awards will be made and the terms and conditions of such benefits to be delivered under the ECP to any individual or group of individuals.

TRANSFERABILITY PROVISIONS

The ECP generally restricts the transfer of stock incentive awards, except transfers by will or the laws of descent and distribution or to a beneficiary designated by the participant or to members of the participant’s immediate family or to a family trust, provided that such transfer does not violate applicable law. Under no circumstances will any transfer of a stock incentive be made for value or consideration to the plan participant.

FEDERAL INCOME TAX CONSEQUENCES

The following is only a brief summary of the United States federal income tax consequences to a recipient and the company of a stock incentive award, and does not discuss the effect of income tax law of any other jurisdiction (such as state income tax law) in which the recipient may reside.

Restricted Stock and Units. Employees granted restricted stock awards, restricted stock unit awards and performance stock awards under the ECP generally recognize as taxable income the fair market value of restricted stock, RSUs and performance stock awards on the date the restricted or performance period ends or, in the case of restricted stock unit awards, on the date the underlying stock is transferred to the employee. The company is entitled to a corresponding federal income tax deduction at the same time. Any dividends or dividend equivalents paid to an employee during the restricted period are taxable compensation to the employee and are deductible by the company, unless the employee has elected to include a restricted award in income when granted under Section 83(b) of the Internal Revenue Code.

Stock Options. Stock options may be granted in the form of incentive stock options or non-statutory stock options. Incentive stock options granted to employees are eligible for favorable federal income tax treatment that is provided under Section 422 of the Internal Revenue Code if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option or non-statutory stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the holder of the option other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the holder will realize taxable compensation income equal to the excess of the fair market value of shares on the date of exercise or the date of sale, whichever is less, over the option price, and any additional amount realized will be taxed as capital gain. At the time of exercise of a non-statutory stock option the holder of the option will realize taxable compensation income in an amount of the spread between the exercise price of the option and the fair market value of the stock acquired on the date of exercise. The company will generally be entitled to a deduction for federal income tax purposes at the time any compensation income is realized by the holder of an option, in an amount equal to the amount of compensation income realized by the holder.

Stock Appreciation Rights. Upon the exercise of a stock appreciation right an employee will generally realize taxable compensation income in an amount equal to the cash and/or the fair market value of stock acquired pursuant to the exercise. The company will be entitled to a federal income tax deduction at the time of and equal to the amount of compensation income the employee receives pursuant to the exercise of a stock appreciation right.

INTERNAL REVENUE CODE SECTION 162(M)

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) of the Internal Revenue Code, and among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the CEO or Chief Financial Officer (“CFO”) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive

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officers in a manner designed to promote varying corporate goals in the best interest of the company, the Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section  162(m) if the Committee determines that doing so is in the best interests of the company.

VOTE REQUIRED AND BOARD RECOMMENDATION

We are committed to delivering value to our shareholders and we firmly believe in long-term, stock-based incentives for our executives and key employees. Stock-based incentives align the interests of our employees with the interests of our shareholders and help us to attract and retain qualified and talented employees. We believe our emphasis on stock-based compensation has played a large role in our continued strong financial performance over the past several years. As of March 15, 2018, the ECP has only approximately 413,733 shares remaining for future grants. These shares will soon be depleted and we will no longer have a vehicle for equity grants to our executive officers and other key employees. The ECP would make an additional 1,750,000 shares less the number of shares remaining available for future grants under the 2014 ECP and 2017 ECP on the effective date of the 2018 ECP available for stock-based incentives.

The total shares remaining available for grant under our ECP, including shares issuable upon exercise of outstanding options and vesting of outstanding restricted stock units and performance units currently outstanding under the ECP, together with the shares which would be available under the 2018 ECP if approved, will be approximately 4.4 percent shareholder dilution. In addition, the run rate of grants under our ECP, which is affected by various facts and circumstances each year, has historically been less than .34 percent of our outstanding shares of common stock annually. Accordingly, management and our Board request that you vote for our request to approve the 2018 ECP.

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock voting or abstaining on this proposal at the meeting. Abstentions and broker “non-votes” will have the effect of a vote against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ONE GAS, INC. AMENDED AND RESTATED EQUITY COMPENSATION PLAN (2018).

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PROPOSAL 5 – APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF OUR BOARD, PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS AND ALLOW SHAREHOLDER REMOVAL OF DIRECTORS WITH OR WITHOUT CAUSE

INTRODUCTION

Our Board has approved, and is proposing to our shareholders, an amendment and restatement which will revise Article Seventh of our Certificate of Incorporation to eliminate the classified structure of our Board and provide for the annual election of directors.

As more fully explained under “Proposal 1—Election of Directors,” our Certificate of Incorporation currently provides for a “classified board” which means that our Board is divided into three classes and that each director is to serve for a term ending on the third annual meeting following the annual meeting at which that director is elected. It also provides that our directors, or our entire Board, may only be removed for cause by the holders of 80 percent of the total voting power of all issued and outstanding shares then entitled to vote.

If the proposed amendment and restatement of our Certificate of Incorporation is approved by the requisite vote of our shareholders, the classification of the Board will be eliminated, the current term of office of each director will end at our next annual meeting of shareholders, and directors will thereafter be elected for one-year terms at each annual meeting of shareholders or until their successors are duly elected and qualified. Further, the proposed amendment and restatement provides that any director chosen as a result of a newly created directorship or to fill a vacancy on the Board will hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, and any director or the entire Board may be removed with or without cause by the holders of a majority of all issued and outstanding shares then entitled to vote. If the proposed amendment and restatement is approved by our shareholders, the Board will also make any corresponding changes to our bylaws that may be appropriate. Our Board approved, subject to shareholder approval of this proposal, an amendment and restatement of our bylaws that, among other things, reflects the elimination of the classified board structure.

If the proposed amendment and restatement is not approved by our shareholders, our Board will remain classified, and three of the directors elected at the annual meeting will each serve until our 2021 Annual Meeting of Shareholders, two of the directors will serve until our 2019 Annual Meeting of Shareholders and two of the directors will serve until our 2020 Annual Meeting of Shareholders, and, in each case, until their respective successors are duly elected and qualified or until his or her earlier death, resignation or removal. All other directors will continue in office for the remainder of their full terms and until their successors are duly elected and qualified or until his or her earlier death, resignation or removal.

By amending and restating our Certificate of Incorporation to provide for the annual election of directors, a corresponding change is required with respect to the provision regarding the removal of directors to conform to Oklahoma law, which provides that directors of companies that do not have classified boards may be removed by shareholders with or without cause.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the proposed amended and restated Certificate of Incorporation which is attached as Appendix B to this proxy statement, in which we have shown the changes with deletions indicated by strikeouts and additions indicated by underlining. We may make any non-substantive changes to the proposed amended and restated Certificate of Incorporation that are required by the Secretary of State of the State of Oklahoma in order for the amended and restated Certificate of Incorporation to be in proper form for filing.

If the shareholders vote to approve this proposal, the amended and restated Certificate of Incorporation will become effective upon filing the Secretary of State of the State of Oklahoma. We intend to file the amended and restated Certificate of Incorporation shortly after the requisite vote is obtained.

BACKGROUND

Our classified board structure has been in place for a number of years. Classified, or staggered, boards have a long and established history of use under Oklahoma corporate law. Proponents of classified boards assert, among other things, that classified boards provide continuity and stability in the management of the business and affairs of a company, promote board independence because directors may be less subject to outside influences, facilitate long-term planning, and enhance a board’s ability to implement business strategies. Supporters also assert that classified boards enhance shareholder value by forcing anyone seeking to take control of a company to initiate arm’s-length discussions with the board because of the inability to replace the entire board in a single election.

On the other hand, some investors view classified boards as reducing accountability because they limit the ability of shareholders to change directors on an annual basis when they are dissatisfied with the performance of incumbent directors. They believe that the election of directors is the primary means for shareholders to influence corporate policies and to hold management accountable for implementing these polices. A number of major corporations have undergone the process of eliminating the classified structure of their boards. Abstentions, the failure of a shareholder to vote, and broker “non-votes” will have the effect of a vote against the proposal.

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REASONS FOR THE AMENDMENT AND RESTATEMENT

After weighing the various arguments for and against maintaining a classified board structure, our Corporate Governance Committee proposed, and our Board of Directors unanimously approved, the proposed amendment and restatement to provide for the annual election of directors. The Corporate Governance Committee and Board considered a growing trend among larger companies to elect directors on an annual basis and thus to allow shareholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual director may serve, we do not expect eliminating our classified board structure will negatively impact the continuity and stability of our Board’s membership and our policies and long-term strategic planning.

VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of the holders of not less than 80 percent of our outstanding common stock is required to approve the proposal. Shares of common stock represented by properly executed, timely received, and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received, and unrevoked proxies will be voted “FOR” the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF OUR BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

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RELATED-PERSON TRANSACTIONS

Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its stakeholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may be consistent with, the best interests of the company and its stakeholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, five percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, that is fair to the company, our Audit Committee and, if warranted, our Board, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

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ABOUT THE 2018 ANNUAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2018 Annual Meeting of Shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of ONE Gas, Inc. of proxies to be voted at our 2018 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. You are invited to attend our Annual Meeting of Shareholders on May 24, 2018, at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103. For directions to the meeting, please visit our website at www.ONEGas.com.

Who may attend and vote at the annual meeting?

All shareholders who held shares of our common stock at the close of business on March 26, 2018, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or legal proxy, which you may obtain from your broker, bank, or other holder of record of your shares.

Please note: no cameras, recording equipment, large bags, weapons, briefcases or packages will be permitted in the meeting.

Will the annual meeting be webcast?

Our annual meeting also will be webcast on May 24, 2018. You are invited to visit www.ONEGas.com at 9:00 a.m., Central Daylight Time, on May 24, 2018, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast will also be available on our website for 30 days following the meeting.

How do I vote?

If you were a shareholder of record at the close of business on the record date of March 26, 2018, you have the right to vote the shares of record you held that day in person at the meeting or you may appoint a proxy through the Internet, by telephone or by mail to vote your shares on your behalf. The Internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan and our Profit Sharing Plan. In addition, these voting methods are available to ONEOK employees who own our shares in the ONEOK, Inc. 401(k) Plan or the ONEOK, Inc. Profit Sharing Plan (referred to collectively as the “ONEOK Plans”). You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares by proxy?” Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card, you are appointing John W. Gibson, Chairman of the Board and Joseph L. McCormick, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted for the election of each proposed director nominee named herein, and for proposal numbers 2, 3, 4 and 5.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the Internet

•	Go to the website at www.proxypush.com/ogs, which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 23, 2018.

•	Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.

•	If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

•	On a touch-tone telephone, call toll-free 1.866.883.3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 23, 2018.

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•	Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple recorded instructions.

•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

•	If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker, bank or another holder of record?

If your shares are held in a brokerage account, by a bank or another holder of record, your shares are considered to be held “in street name.” If you held shares “in street name” as of the record date of March 26, 2018, this proxy statement and our 2017 annual report to shareholders should have been forwarded to you by your bank, broker or other holder of record, together with a voting instruction card. You have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instruction card you received from your bank, broker or other holder of record, or by following any instructions provided by your bank, broker or other holder of record for voting via the Internet or telephone.

Under the rules of the NYSE, unless you provide your bank, broker or other holder of record with your instructions on how to vote your shares, your bank, broker or other holder of record is prohibited from:

(1)	voting your shares in the election of directors;

(2)	voting on the advisory vote to approve executive compensation;

(3)	voting on the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018); and

(4)	voting on the amended and restated Certification of Incorporation.

However, your bank, broker or other holder of record can vote on the ratification of the selection of our independent registered public accounting firm.

Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your bank, broker or other holder of record will not be voted on any of these matters (which is referred to as a “broker non-vote”), except the ratification of the selection of our independent registered public accounting firm. Please provide your voting instructions so that your shares may be voted.

What can I do if I change my mind after I vote my shares by proxy?

If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the Internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

If your shares are held by your bank, broker or other holder of record you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the bank, broker or other holder of record.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except:

(1)	to meet legal requirements;

(2)	to assert or defend claims for or against us; or

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(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested (which, to our knowledge, is not the case in connection with the 2018 annual meeting),

(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

How is common stock held in our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plans voted?

If you hold shares of our common stock through our 401(k) Plan, our Profit Sharing Plan or the ONEOK Plans, in order for those shares to be voted as you wish, you must instruct the trustee of these plans, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the Internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions, or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in each respective plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plans, your voting instructions must be received by May 21, 2018.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

Although we do not know of any business to be considered at the 2018 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to John W. Gibson, Chairman of the Board, and Joseph L. McCormick, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?

The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 26, 2018, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plans. If you do not authorize a proxy via the Internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plans, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan, our Profit Sharing Plan and the ONEOK Plans.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the Internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. Shareholders continue to receive a separate proxy card for each stock account. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement. Shareholders of record voting via telephone or over the Internet can choose this option by following instructions provided by telephone or over the Internet, as applicable. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request them, for each member of your household who was a registered shareholder as of the record date. You may make this request by providing written instructions to EQ Shareowner Services, Attn: Householding/ONE Gas, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You may contact EQ Shareowner Services at 1-800-468-9716 for assistance. You also may contact EQ Shareowner Services in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

72	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 15 East Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2017 annual report and accompanying documents on the Internet?

The notice of annual meeting, proxy statement, 2017 annual report and accompanying documents are currently available on our website at www.ONEGas.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2017 annual report and any other proxy materials we use at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site. You may log on to www.proxypush.com/ogs and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?

Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $11,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy?

Our Board is sending you this proxy statement in connection with its solicitation of proxies for use at our 2018 Annual Meeting of Shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who will count the vote?

Representatives of our stock transfer agent, EQ Shareholder Services, a division of Equiniti Trust Company, will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	73

SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2019 Annual Meeting of Shareholders should be received by our corporate secretary at our principal executive offices no later than December 5, 2018. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2019 annual meeting, outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our bylaws, to our corporate secretary. To be timely for our 2019 annual meeting, a shareholder’s notice must be delivered to, or mailed to and received at, our principal executive offices no later than December 5, 2018.

HOUSEHOLDING

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver additional copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date by providing written instructions to EQ Shareowner Services, Attn: Householding/ONE Gas, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You may contact EQ Shareowner Services at 1-800-468-9716 for assistance. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

74	ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

ANNUAL REPORT ON FORM 10-K

Our 2017 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2017) is available on our website at www.ONEGas.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access our 2017 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2017. Written requests should be mailed to Brian K. Shore, Corporate Secretary, ONE Gas, Inc., 15 E. Fifth Street, Tulsa, Oklahoma 74103.

OTHER MATTERS

So far as is now known to us, there is no business other than that described above in this proxy statement to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board.

Brian K. Shore

Corporate Secretary

Tulsa, Oklahoma

April [    ], 2018

ONE Gas, Inc. Notice of 2018 Annual Meeting of Shareholders and Proxy Statement	75

APPENDIX A

ONE GAS, INC. AMENDED AND RESTATED EQUITY COMPENSATION PLAN (2018)

1. General

1.1 Establishment; Amendment and Restatement. By unanimous consent, the Board of Directors of the Company originally approved the adoption of this Plan, effective as of January 31, 2014, subject to approval by ONEOK, Inc., the Company’s sole shareholder, prior to such date. The Board of Directors of the Company most recently amended and restated this Plan effective December 1, 2017. The Board of Directors has approved on February 20, 2018, subject to the approval of the shareholders, the amendment and restatement of this Plan effective as of May 24, 2018. The amendment and restatement of this Plan shall affect only Awards granted on or after the Effective Date (as hereinafter defined). Awards granted prior to the Effective Date shall continue to be governed by the terms of the Plan as in effect prior to the Effective Date and the applicable Award Agreements. The terms of this Plan are not intended to affect the interpretation of the terms of the Plan as it existed prior to the Effective Date.

1.2 Purposes. The purposes of this Plan are (a) to provide competitive incentives that will enable the Company to attract, retain, motivate, and reward eligible Employees and Non-Employee Directors of the Company and its Subsidiaries, and (b) to give eligible Employees and Non-Employee Directors an interest parallel to the interests of the Company’s shareholders generally.

1.3 Duration of Plan. The date of adoption and term of the Plan are as follows:

(a) The Plan was initially adopted and effective on January 31, 2014. The term of the Plan as so initially adopted and approved was until a termination date of December 13, 2023, or until sooner terminated by the Board of Directors.

(b) If the Plan, as so amended and restated in and by this instrument, is approved by the shareholders of the Company, it shall have an extended term and shall terminate on a termination date of May 24, 2028, or until sooner terminated by the Board of Directors.

(c) If the Plan, as so amended and restated in and by this instrument, is not so approved by the shareholders of the Company, the amendments thereto and this instrument shall not become effective and shall be of no force and effect, and the Plan shall remain in effect in accordance with its written terms and provisions as initially adopted and approved.

(d) The Plan shall remain in effect until its termination date, or until the Plan is sooner terminated by the Board of Directors, and upon its termination shall continue to be administered thereafter with respect to any Stock Incentive granted prior to the date of such termination.

(e) In no event shall a Stock Incentive be granted under the Plan more than ten (10) years from May 24, 2018, the date the Plan, as amended and restated in and by this instrument, is effective.

1.4 Section 409A. The Company intends that Stock Incentives and Awards granted pursuant to the Plan be exempt from or comply with Section 409A and Treasury Regulations thereunder and the Plan shall be so construed.

2. Definitions

Unless otherwise required by the context, the following terms, when and wherever used in this Plan, shall have the meanings set forth in this Section 2.

2.1 “Award” means an award of a Stock Incentive that is made under the Plan.

2.2 “Award Agreement” means a written instrument that is an agreement that evidences an Award and terms and provisions of a Stock Incentive granted under the Plan, pursuant to Section 15.4 or other provisions of the Plan.

2.3 “Beneficiary” means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant’s rights under the Plan shall pass in the event of the death of the Participant.

2.4 “Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

2.5 A “Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2.5(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any company or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(1) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A) the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the company resulting from such Merger (the “Surviving Company”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Company is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (i) the Surviving Company, if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company; and

(C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (i) the Surviving Company if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company.

(2) A complete liquidation or dissolution of the Company; or

(3) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if: (1) such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (2) (A) within five business days after a Change in Control would have occurred (but for the operation of this subparagraph), or if the Subject Person acquired Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities inadvertently, then after the Subject Person discovers or is notified by the Company that such acquisition would have triggered a Change in Control (but for the operation of this subparagraph), the Subject Person notifies the Board of Directors that it did so inadvertently, and (B) within two business days after such notification, the Subject Person divests itself of a sufficient number of Shares or Voting Securities so that the Subject Person is the Beneficial Owner of less than twenty percent (20%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities.

Notwithstanding anything in this Plan to the contrary, if an eligible Employee’s employment is terminated by the Company without Just Cause prior to the date of a Change in Control but the eligible Employee reasonably demonstrates that the termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan, provided a Change in Control shall actually have occurred.

Notwithstanding the foregoing, the Committee may from time to time provide in the written terms and provisions of a Stock Incentive instrument, Award or Award Agreement that a different definition of the terms Change in Ownership or Control shall apply and determine the time of settlement, distribution and payment of an Award for purposes of Section 409A and any deferral of compensation subject to the requirements of Section 409A under the Plan.

2.6 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions.

2.7 “Committee” means the Committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of section 14.1 below.

2.8 “Common Stock” means common stock, $0.01 par value, of the Company.

2.9 “Company” means ONE Gas, Inc., an Oklahoma corporation.

2.10 “Deferred Compensation Program” means a program established by the Committee providing for the deferral of compensation with respect to Awards pursuant to sections 10 and 11.

2.11 “Director Fees” means all compensation and fees paid to a Non-Employee Director by the Company for his or her services as a member of the Board of Directors.

2.12 “Director Stock Award” means an award of Common Stock granted to a Non-Employee Director.

2.13 “Effective Date” means May 24, 2018, the date this Plan, as so amended and restated in and by this instrument, is approved by the shareholders of the Company.

2.14 “Employee” means an employee of the Company or its Subsidiaries, including an officer or director who is such an employee.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16 “Fair Market Value” means (A) during such time as the Common Stock is listed upon the New York Stock Exchange or any other established stock exchange, the closing price of the Common Stock as reported by such stock exchange on the day for which such value is to be determined (or, if no sale of the Common Stock shall have been made on any such stock exchange that day, the closing price on the most recent prior day for which a sale was so reported) or (B) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between high bid and low asked prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported in The Wall Street Journal or another reputable source designated by the Committee, or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Committee considering all relevant information including, by example and not by limitation, the services of an independent appraiser. In the case of an Incentive Stock Option, if the foregoing method of determining Fair Market Value should be inconsistent with section 422 of the Code, or in the case of any other type of Stock Incentive the foregoing method is determined by the Committee, in its discretion, to not be applicable, a “Fair Market Value” shall be determined by the Committee in a manner consistent with such section of the Code, or in such other manner as the Committee, in its discretion, determines to be appropriate, and shall mean the value as so determined.

Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or market system and consistently applied, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

2.17 “General Counsel” means the General Counsel of the Company serving from time to time.

2.18 “Incentive Stock Option” means an option, including an Option as the context may require, intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

2.19 “Just Cause” shall mean the Employee’s conviction in a court of law of a felony, or any crime or offense in a court of law of a felony, or any crime or offense involving misuse or misappropriation of money or property, the Employee’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Company (or a Subsidiary); any violation by the Employee of any covenant not to compete with the Company (or a Subsidiary); any act of dishonesty by the Employee which adversely affects the business of the Company (or a Subsidiary); any willful or intentional act of the Employee which adversely affects the business of, or reflects unfavorably on the reputation of the Company (or a Subsidiary); the Employee’s use of alcohol or drugs which interferes with the Employee’s performance of duties as an employee of the Company (or a Subsidiary); or the Employee’s failure or refusal to perform the specific directives of the Company’s Board of Directors, or its officers which directives are consistent with the scope and nature of the Employee’s duties and responsibilities with the existence and occurrence of all of such causes to be determined by the Company in its sole discretion; provided, that nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Company (or a Subsidiary), which is hereby acknowledged, to terminate the Employee’s employment at any time without cause.

2.20 “Non-Employee Director” means a member of the Board of Directors of the Company (or a Subsidiary) who is not an employee of the Company (or a Subsidiary), and who qualifies as a “Non-Employee Director” under the definition of that term in SEC Rule 16b-3.

2.21 “Non-Statutory Stock Option” means an option, including an Option as the context may require, which is not intended to qualify for the tax treatment applicable to incentive stock options under section 422 of the Code.

2.22 “Option” means an option granted under this Plan to purchase shares of Common Stock. Options may be Incentive Stock Options or Non-Statutory Stock Options.

2.23 “Participant” means an Employee who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to the Company and/or Subsidiaries, or Non-Employee Director, who is selected by the Committee to be a Participant in the Plan and to be granted a Stock Incentive under the Plan.

2.24 “Performance Goal” means one or more criteria or standards established by the Committee to determine, in whole or in part, whether a Performance Stock Incentive shall be awarded or earned, which may include the criteria and standards established pursuant to Section 15.9.

2.25 “Performance Period” means the time period designated by the Committee during which Performance Goals must be met.

2.26 “Performance Stock Award” means a Stock Incentive providing for a grant of shares of Common Stock the award or delivery of which is subject to specified Performance Goals.

2.27 “Performance Stock Incentive” means a Stock Incentive, including without limitation, a Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award providing for the award, delivery or payment of shares of Common Stock or cash, or a combination of each, that is subject to specified Performance Goals.

2.28 “Performance Unit Award” means a Stock Incentive providing for a grant of a unit or units representing an amount of cash or shares of Common Stock (including a Stock Unit), or a combination of each, that will be distributed in the future if continued employment and/or other specified Performance Goals or other performance criteria specified by the Committee are attained; and which Performance Goals or other performance criteria may include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 15.9; and which other contingencies may include the Participant’s depositing with the Company or a Subsidiary, acquiring or retaining for stipulated time periods specified amounts of Common Stock; and the amount of Stock Incentive may, but need not be determined by reference to the market value of Common Stock.

2.29 “Plan” means the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018), as amended from time to time.

2.30 “Plan Year” means the calendar year beginning on January 1 and ending the next December 31.

2.31 “Restricted Stock Award” means shares of Common Stock which are issued or transferred to a Participant under Section 6, below, and which will become free of restrictions specified by the Committee if continued employment and/or Performance Goals or other performance criteria specified by the Committee are attained; and which Performance Goals or other criteria, circumstances or conditions arise, exist or are satisfied; and which may but need not include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 15.9

2.32 “Restricted Unit Award” means a Stock Incentive providing for a grant of a unit or units representing an amount of cash or shares of Common Stock or a combination of each, which become free of restrictions specified by the Committee if continued employment and/or Performance Goals or other criteria, circumstances or conditions arise, exist or are attained; and which may but need not include, without limitation, corporate, divisional or business unit financial or operating performance measures, as more particularly described in Section 15.9.

2.33 “SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

2.34 “Secretary” means the Secretary of the Company.

2.35 “Section 16 Person” means a person subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.36 “Section 409A” means Section 409A of the Code, and unless otherwise expressly indicated herein, all Treasury Regulations issued under Section 409A of the Code.

2.37 “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A.

2.38 “Share” or “Shares” means a share or shares of Common Stock.

2.39 “Stock” has the same meaning as Common Stock.

2.40 “Stock Appreciation Right” means a right granted to a Participant denominated in shares of Common Stock, to receive, upon exercise of the right (or both the right and a related Option, if applicable in the case of issuance in tandem with an Option), an amount, payable in shares of Common Stock, in cash, or a combination thereof that does not exceed the excess of the Fair Market Value of the share or shares of Common Stock on the date such right is exercised over the base price of such share or shares provided in and for such right on the date such right is granted, as determined by the Committee.

2.41 “Stock Bonus Award” means an amount of cash or shares of Common Stock which is distributed to a Participant or which the Committee agrees to distribute in the future to a Participant in lieu of, or as a supplement to, any other compensation that may have been earned by services rendered prior to the date the distribution is made. Unless otherwise determined by the Committee, the amount of the award shall be determined by reference to the Fair Market Value of Common Stock. Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards are specific types of Stock Bonus Awards.

2.42 “Stock Incentive” means rights and incentive compensation granted under this Plan in one of the forms referred to and provided for in Section 3.

2.43 “Stock Unit” means a unit evidencing the right to receive under certain conditions or in specified circumstances one (1) share of Common Stock or equivalent value, as determined by the Committee.

2.44 “Subsidiary” means a corporation or other form of business association of which shares (or other ownership interest) having more than fifty percent (50%) of the voting power are or in the future become owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” shall mean a Subsidiary (as defined by the preceding clause) which is also a “subsidiary corporation” as defined in Section 424(f) of the Code.

2.45 “Time-Lapse Restricted Stock Incentive” means a Restricted Stock Award, Restricted Unit Award, or any other Stock Incentive the award of which is based solely on continued employment with the Company or any Subsidiary for a specified period of time.

3. Grants of Stock Incentives

3.1 Stock Incentives to Employees/Participants. Subject to the provisions of the Plan, the Committee may at any time, or from time to time, grant Stock Incentives to one or more Employees that the Committee selects to be a Participant in the Plan which may be (i) Stock Bonus Awards, which may, but need not be Performance Stock Awards, Performance Unit Awards or Restricted Stock Awards, Restricted Unit Awards and/or (ii) Options, which may be Incentive Stock Options or Non-Statutory Stock Options, and/or (iii) Stock Appreciation Rights.

3.2 Non-Employee Director Awards. Subject to the provisions of the Plan, the Committee shall grant Director Stock Awards to Non-Employee Directors in accordance with Section 9 of the Plan. Notwithstanding anything else otherwise expressed or implied in the Plan, no other form of Stock Incentive shall be granted to Non-Employee Directors under the Plan, and in no event shall any grant of an Incentive Stock Option be made to a Non-Employee Director.

3.3 Modifications. After a Stock Incentive has been granted,

(a) the Committee may waive any term or condition thereof that could have been excluded from such Stock Incentive when it was granted, and

(b) with the written consent of the affected Participant, may amend any Stock Incentive after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Stock Incentive when it was granted, and no additional consideration need be received by the Company in exchange for such waiver or amendment;

(c) provided, that modification of any Option or Stock Appreciation Right granted under the Plan shall be subject to the prohibition of repricing stated in Section 7.9 and Section 8.6, as applicable; and

(d) the modification of any Option or other Stock Incentive that provides for, or in order to provide for, deferral of compensation subject to Section 409A must meet all requirements under Section 409A and Treasury Regulations, including requirements applicable to Subsequent Elections and the requirement that acceleration of payment of deferred compensation shall not be permissible.

3.4 Forms of Stock Incentives. A particular form of Stock Incentive may be granted to a Participant either alone or in addition to other Stock Incentives hereunder. The provisions of particular forms of Stock Incentives need not be the same for each Participant.

4. Stock Subject to the Plan

4.1 Shares Authorized. The maximum number of shares of Common Stock authorized to be issued or transferred pursuant to all Stock Incentives granted under the Plan shall be four million five hundred fifty thousand (4,550,000) shares, less the number of Shares that remained available for new Award grants immediately preceding the Effective Date. Notwithstanding anything herein to the contrary, the limitation on shares of Common Stock authorized under this Section 4.1 shall apply to all Stock Incentives granted prior to and on or after the Effective Date. The maximum number of shares authorized consists of the two million eight hundred thousand (2,800,000) shares authorized to be issued or transferred on and after the initial effective date of the Plan on January 31, 2014, and the additional shares authorized to be issued and transferred by the amendment and restatement of the Plan effective May 24, 2018. The shares of Common Stock authorized under this Section 4.1 shall be subject to the provisions governing restoration of shares stated below in Section 4.4 and adjustment in Section 13.

4.2 Grant, Award Limitations. Notwithstanding the foregoing, in addition to the overall maximum limitation in Section 4.1,

(a) The maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted or issued to any one (1) Employee or Participant in any Plan Year is five hundred thousand (500,000);

(b) The maximum number of shares of Common Stock with respect to which Stock Incentives other than Options or Stock Appreciation Rights may be granted or issued to any one (1) Employee or Participant in any Plan Year is five hundred thousand (500,000);

(c) The maximum aggregate number of shares of Common Stock and the maximum dollar amount that may be issued or paid as Performance Stock Incentives to any one (1) Employee or Participant in any Plan Year are five hundred thousand (500,000) shares of Common Stock, and Ten Million Dollars ($10,000,000), respectively;

(d) The maximum dollar amount that may be granted as Awards to any one (1) Non-Employee Director in any Plan Year is four hundred forty thousand dollars ($440,000) (calculating the value of any Awards based on the grant date fair value for financial reporting purposes);

(e) The maximum aggregate number of shares of Common Stock that may be issued under the Plan through the granting of Incentive Stock Options is two million three hundred eighty thousand (2,380,000); and

(f) The exercise of Incentive Stock Options is also subject to the calendar year dollar limitation provided in Section 422(d) of the Code and Section 7.6.

4.3 Source of Shares. Such shares may be authorized but unissued shares of Common Stock, shares of Common Stock held in treasury, whether acquired by the Company specifically for use under this Plan or otherwise, or shares issued or transferred to, or otherwise acquired by, a trust pursuant to Section 15.5, as the Committee may from time to time determine, provided, however, that any shares acquired or held by the Company for the purposes of this Plan shall, unless and until issued or transferred to a trust pursuant to Section 15.5, or to a Participant in accordance with the terms and conditions of a Stock Incentive, be and at all times remain authorized but unissued shares or treasury shares (as the case may be), irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.

4.4 Restoration and Retention of Shares. If any shares of Common Stock subject to a Stock Incentive shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the termination, expiration or cancellation, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by the Company prior to the time a Stock Incentive vests because of the Participant’s failure to comply with the terms and conditions of the Stock Incentive, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 4.1 and may be used thereafter for additional Stock Incentives under the Plan; to the extent a Stock Incentive under the Plan is settled or paid in cash, shares subject to such Stock Incentive will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock provided for in Section 4.1. If a Stock Incentive may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock; to the extent a Stock Incentive is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Incentive will again be deemed available for issuance or transfer under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and will not be available for future Stock Incentive grants: (i) Shares tendered by a holder or withheld by the Company in payment of the exercise price of an Option or Stock Appreciation Right; (ii) Shares tendered by the holder or withheld by the Company to satisfy any tax withholding obligation with respect to a Stock Incentive; and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

5. Eligibility

An Employee who the Committee determines is in a position to contribute significantly to the growth and profitability of, or to perform services of major importance to, the Company and its Subsidiaries shall be eligible and may be designated by the Committee to participate in the Plan and be granted Stock Incentives as determined by the Committee, in its sole discretion, under the Plan. Subject to the provisions of the Plan, the Committee shall from time to time, in its sole discretion, select from such eligible Employees those to whom Stock Incentives shall be granted and determine the number of Shares to be granted and the form and terms of the such Stock Incentives. Non-Employee Directors shall be eligible to be granted Stock Incentives and to become Participants in the Plan to the extent provided in Sections 3.2 and 9 of the Plan and subject to the limitations of Section 4.2(d).

6. Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards

Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards shall be subject to the following provisions:

6.1 Grants. An eligible Employee may be granted a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award, and a Non-Employee Director may be granted a Director Stock Award, whether or not he or she is eligible to receive similar or dissimilar incentive compensation under any other plan or arrangement of the Company or its Subsidiaries.

6.2 Issuance of Shares. Shares of Common Stock subject to a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award or Restricted Unit Award, may be issued or transferred to a Participant at the time such Award is granted, or at any time subsequent thereto, or in installments from time to time, and subject to such terms and conditions, as the Committee shall determine. In the event that any such issuance or transfer shall not be made to the Participant at the time such Award is granted, the Committee may but need not provide for payment to such Participant, either in cash or shares of Common Stock, from time to time or at the time or times such shares shall be issued or transferred to such Participant, of amounts not exceeding the dividends which would have been payable to such Participant in respect of such shares (as adjusted under Section 13) if such shares had been issued or transferred to such Participant at the time such Award was granted.

6.3 Cash Settlement. Any Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award may, in the discretion of the Committee, be settled or paid in cash, or shares of Common Stock, or in either cash or shares of Common Stock. If a Stock Incentive is settled or paid in cash, such settlement and/or payment shall be made on each date on which shares would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value on such date of the shares which would otherwise have been delivered or become unrestricted and the number of shares for which such cash payment is made shall be added back to the maximum number of shares available for use under the Plan. Shares of Common Stock shall be deemed to be issued only when and to the extent that a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, Restricted Unit Award or other Stock Incentive under the Plan is actually settled or paid in shares of Common Stock; and to the extent a Stock Incentive is settled or paid in cash, and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Incentive will again be deemed available for issuance or transfer under the Plan.

6.4 Terms of Awards. Stock Bonus Awards, Performance Stock Awards, Performance Unit Awards, Restricted Stock Awards and Restricted Unit Awards, shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the shares issued or transferred pursuant to such Award, and conditions calling for forfeiture of the Award or the shares issued or transferred pursuant thereto in designated circumstances, as the Committee shall determine; provided, however, that upon the issuance or transfer of shares to a Participant pursuant to any such Award, the recipient shall, with respect to such shares, be and become a shareholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder except to the extent otherwise provided in the Award. All or any portion of a Stock Bonus Award may but need not be made in the form of a Performance Stock Award, a Performance Unit Award, a Restricted Stock Award or a Restricted Unit Award.

6.5 Distribution, Payment and Transfer. The terms of each Stock Incentive and Award under the Plan shall provide that distribution, payment and transfer of Common Stock, cash or any other compensation shall not be subject to any feature or provision that would constitute a deferral of compensation, and transfer to the Participant shall be made so that the Participant actually receives such payment and transfer on or as soon as reasonably practicable after the end of the period during which such Stock Incentive or Award is subject to a substantial risk of forfeiture, and in no event later than a date within the same taxable year of the Participant in which such period ends, or, if later, by the 15th day of the third calendar month following the date specified for payment under the Award and the Plan, and with respect to which the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment. Provided, that distribution, payment and transfer under an Award with a feature or provision that constitutes a deferral of compensation may be made under and pursuant to a Deferred Compensation Program, if established by the Committee pursuant to Section 10, at a specified time that is elected and provided for therein and subject to the provisions of such Award, and the terms and requirements of such Program and Section 409A, as provided for in Sections 10 and 11.

6.6 Loans Prohibited. The Committee shall not, without prior approval of the Company’s shareholders, grant any Stock Incentive that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company, its Subsidiaries or Plan to an Employee, Participant, officer of the Company or its Subsidiaries, or any other person in connection with the grant, award or payment of such Stock Incentive.

6.7 Written Instrument. Each Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award and Restricted Unit Award shall be evidenced in writing as authorized and provided for in Section 15.4.

6.8 Director Awards. Director Stock Awards shall be granted as determined by the Committee in accordance with the provisions of Section 9, and as otherwise provided by this Plan.

7. Options

Options shall be subject to the following provisions:

7.1 Option Price. Subject to the provisions of Section 12, the purchase price per share shall be, in the case of an Incentive Stock Option, a Non-Statutory Stock Option, or any other Option granted under the Plan, not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted (or in the case of any optionee who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, not less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted).

7.2 Payment of Option Price. The purchase price of shares subject to an Option may be paid in whole or in part (i) in cash, (ii) by bank-certified, cashier’s or personal check subject to collection, (iii) if so provided in the Option and subject to such terms and conditions as the Committee may impose, by delivering to the Company a properly executed exercise notice together with a copy of irrevocable instructions to a stockbroker to sell immediately some or all of the shares acquired by exercise of the Option and to deliver promptly to the Company an amount of sale proceeds (or, in lieu of or pending a sale, loan proceeds) sufficient to pay the purchase price, or (iv) if so provided in the Option and subject to such terms and conditions as are specified in the Option, in shares of Common Stock or other property surrendered to the Company. Property for purposes of this section shall include an obligation of the Company or a Subsidiary unless prohibited by applicable law. Shares of Common Stock thus surrendered shall be valued at their Fair Market Value on the date of exercise. Any such other property thus surrendered shall be valued at its fair market value on any reasonable basis established or approved by the Committee. Notwithstanding any other provision of the Plan, the Committee shall not, without prior approval of the Company’s shareholders, grant an Option or any other Stock Incentive that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company, a Subsidiary or the Plan to an Employee, Participant, officer of the Company or any of its Subsidiaries, or any other person in connection with the grant, exercise, payment or award of any such Option or other Stock Incentive.

7.3 Option Terms. Options may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company or a Subsidiary, as the Committee may determine when the Option is granted, including the agreement of the optionee to remain in the employ of the Company or one or more of its Subsidiaries at the pleasure of the Company (or the Subsidiaries) for such period, and on such terms, as are more particularly provided for therein. Property for purposes of the preceding sentence shall include an obligation of the Company or a Subsidiary unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 7, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments, at such time or times and subject to satisfaction of such terms and conditions as the Committee may determine. The Committee may at any time accelerate the date on which an Option becomes exercisable, and no additional consideration need be received by the Company in exchange for such acceleration. Unless otherwise provided in the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.

7.4 Exercise by Optionee. Each Option shall be exercisable during the life of the optionee only by him or her or his or her guardian or legal representative, and after the death of the optionee only by his or her Beneficiary or, absent a Beneficiary, by his or her estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution; provided, that an Option that is made transferable by its terms and approved by the Committee pursuant to Section 15 shall be exercisable by a permissible transferee in accordance with the terms of the Option. Each Option shall expire at such time or times as the Committee may determine; provided, that notwithstanding any other provision of this Plan, (i) no Option shall be exercisable after the expiration of ten (10) years from the date the Option was granted, and (ii) no Incentive Stock Option which is granted to any optionee who, at the time such Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five (5) years from the date such Option is granted. The Committee may but need not provide for an Option to be exercisable after termination of employment until its fixed expiration date (or until an earlier date or specified event occurs). Unless otherwise specifically provided for under Section 10 and subject to the requirements of Section 11, an Option shall not provide for the deferral of compensation to a Participant.

7.5 Exercise of Option. An Option shall be considered exercised if and when written notice, signed by the person exercising the Option, or an electronic communication if such communication is authorized and approved by the Committee in the terms of the Option, and stating the number of shares with respect to which the Option is being exercised, is received by the Secretary in or on a form approved for such purpose by the Committee, accompanied by full payment of the Option exercise price in one or more forms of payment authorized by the Committee described in Section 7.2 (together with all applicable withholding taxes), for the number of share purchased. No Option may at any time be exercised with respect to a fractional share.

7.6 Incentive Stock Options. An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock which may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options; provided that the aggregate Fair Market Value (determined as of the time the Option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his or her employer corporation and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000) or such other amount, if any, as may apply under the Code. In no event shall an Incentive

Stock Option be granted under the Plan more than ten (10) years from and after the date the Board approves the adoption of the Plan, or the date the Plan is approved by the shareholders of the Company, whichever is earlier. The Participant must notify the Company in writing within thirty (30) days after any disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option within two years from the grant date or one year from the exercise date. The Participant must also provide the Company with all information that the Company reasonably requests in connection with determining the amount and character of Participant’s income, the Company’s deduction, and the Company’s obligation to withhold taxes or other amounts incurred by reason of a disqualifying disposition.

7.7 Written Instrument. Each Option shall be evidenced in writing as authorized and provided for in Section 15.4. An Option, if so approved by the Committee, may include terms, conditions, restrictions and limitations in addition to those provided for in this Plan including, without limitation, terms and conditions providing for the transfer or issuance of shares, on exercise of an Option, which may be non-transferable and forfeitable to the Company in designated circumstances.

7.8 Restored or Reload Options Prohibited. Notwithstanding any other provision of the Plan, the Committee shall not, without prior approval of Company’s shareholders, grant an Incentive Stock Option, Non-Statutory Option or other form of Option under this Plan containing any provision pursuant to which the optionee is to be granted a restored or reload Option of any kind by reason of the exercise of all or part of an Option by paying all or part of the exercise price of such Option by surrendering shares of Common Stock.

7.9 Repricing Prohibited. Notwithstanding any other provision of the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Stock Incentives may not, without Company shareholder approval, be amended to reduce the exercise price of outstanding Options, cancel outstanding Options in exchange for cash, other Stock Incentives or Options with an exercise price that is less than the exercise price of the original Options, or take any other action with respect to an Option that has the effect of buying out, repricing, replacing or regranting through cancellation underwater Options, including, but not limited to, any action that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

7.10 Regulatory Compliance. No Option shall be exercisable unless and until the Company (i) obtains the approval of all regulatory bodies whose approval the General Counsel may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the General Counsel.

8. Stock Appreciation Rights

8.1 General. Subject to the terms of the Plan, Stock Appreciation Rights may be granted to Employees by the Committee upon such terms and conditions as the Committee determines; provided, that the base price per share of a freestanding Stock Appreciation Right shall be not less than one hundred percent (100%) of the Fair Market Value of a share of the Common Stock on the date of grant of a Stock Appreciation Right; and such Stock Appreciation Right shall be exercisable, or be forfeited or expire upon such terms as the Committee determines and are made a part of such Stock Appreciation Right.

8.2 Stock Appreciation Rights, Options. Stock Appreciation Rights may be granted by the Committee as freestanding Stock Incentives or in tandem with Options. A tandem Stock Appreciation Right may be included in an Option at the time the Option is granted or by amendment of the Option. Exercise of any such a tandem Stock Appreciation Right will be deemed to surrender the related Option for cancellation and vice versa.

8.3 Exercise. A Stock Appreciation Right shall be exercised by delivery of written notice (including facsimile or electronic transmittal) to the Committee setting forth the number of shares with respect to which the Stock Appreciation Right is exercised and date of exercise, at such time and as otherwise prescribed in the Stock Appreciation Right. Provided that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date the Stock Appreciation Right was granted.

8.4 Settlement. A Stock Appreciation Right may be settled or paid in either cash, shares of Common Stock, or a combination thereof in accordance with its terms. If a Stock Appreciation Right is settled or paid in shares of Common Stock, such shares shall be deemed to be issued hereunder only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent that a Stock Appreciation Right is actually settled in cash and not shares of Common Stock, any shares previously reserved for issuance or transfer pursuant to such Stock Appreciation Right shall again be deemed available for issuance or transfer under the Plan; and the maximum number of shares of Common Stock that may be issued under the Plan shall not be reduced by any actual settlement of a Stock Appreciation Right in cash. Unless otherwise specifically provided for under Section 10 and subject to the requirements of Section 11, a Stock Appreciation Right shall not provide for the deferral of compensation to a Participant.

8.5 Written Instrument. Each Stock Appreciation Right granted shall be evidenced in writing as authorized and provided in Section 15.4.

8.6 Repricing Prohibited. Notwithstanding any other provision of the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Stock Incentives may not, without Company shareholder approval, be amended to reduce the exercise price of outstanding Stock Appreciation Rights, cancel outstanding Stock Appreciation

Rights in exchange for cash, other Stock Incentives or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights or take any other action with respect to a Stock Appreciation Rights that has the effect of buying out, repricing, replacing or regranting through cancellation underwater Stock Appreciation Rights , including, but not limited to, any action that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

9. Director Stock Awards

9.1 General. Each Non-Employee Director Participant shall receive such portion of his or her Director Fees in Common Stock as shall be established from time to time by the Board, with the remainder of such Director Fees to be payable in cash or in Common Stock as elected by the Non-Employee Director Participant in accordance with Section 9.2.

9.2 Non-Employee Director Election. Each Non-Employee Director Participant shall have an opportunity to elect to have the remaining portion of his or her Director Fees paid in cash or shares of Common Stock or a combination thereof. Except for the initial election following the Effective Date of the Plan, or the Director’s election to the Board, any such election shall be made in writing and must be made at least thirty (30) days before the beginning of the Plan Year in which the services are to be rendered giving rise to such Director Fees and may not be changed thereafter except by timely written election as to Director Fees for services to be rendered in a subsequent Plan Year. In the absence of such an election, such remaining portion of the Director Fees of a Non-Employee Director shall be paid entirely in cash. Nothing contained in this Section 9.2 shall be interpreted in such a manner as would disqualify the Plan for treatment as a “formula plan” under Rule 16b-3 pursuant to which the terms and conditions of each transaction authorized by Section 9.1 are fixed in advance by the relevant terms and provisions thereof.

9.3 Share Awards. The number of shares of Common Stock to be paid and distributed to a Non-Employee Director under the provisions of Sections 9.1 and 9.2, shall be determined by dividing the dollar amount of his or her Director Fees (which the Board has established, and/or such Non-Employee Director has elected) to be paid in Common Stock on any payment date by the Fair Market Value of a share of Common Stock on that date. Except as may otherwise be directed by the Committee, in its sole discretion, the payment and distribution of such shares to a Non-Employee Director shall be on or within five days after the date such Director Fees would otherwise have been paid to him or her in cash.

10. Deferred Compensation Program

10.1 Establishment of Deferred Compensation Program. This Section 10 shall not be effective unless and until the Committee determines to establish a program or procedures under the Plan providing for deferral of compensation with respect to Awards (“Deferred Compensation Program”) pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, pursuant to Sections 6.2, 6.4, 7.3, 8.1 and 14.2 herein, and consistent with the requirements of Section 409A, may establish one or more Deferred Compensation Programs pursuant to the Plan under which:

(a) Deferred Compensation. Participants designated by the Committee may irrevocably elect, prior to a date specified by the Committee and subject to compliance with the requirements of Section 409A, to be granted an Award that provides for the deferral of compensation of Stock Units with respect to such number of shares of Common Stock and/or upon such other terms and conditions as established by the Committee in lieu of:

(1) shares of Common Stock otherwise issuable to a Participant upon the exercise of an Option;

(2) shares of Common Stock or cash otherwise issuable to a Participant upon the exercise of a Stock Appreciation Right;

(3) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement and date of distribution, payment and transfer of a Restricted Unit Award;

(4) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement, distribution, payment and transfer of a Performance Unit Award; or

(5) shares of Common Stock or cash otherwise issuable to a Participant upon the settlement, distribution, payment and transfer of any other form of Stock Incentive and Award that may otherwise be granted under the Plan.

(b) Award Deferral Feature. The providing for the deferral of compensation under a Stock Incentive or Award, upon the granting of such Stock Incentive or Award, or by amendment or change of its terms, is intended to and shall only affect the time of distribution, payment and transfer of the Award, consistent with the nature of the Award as authorized by the Plan, and shall in no event expand the types of Awards available under the Plan, increase the number of Shares available under the Plan, expand the classes of persons eligible under the Plan, provide for any extension of the term of the Plan, change the method of determining a strike price of Options granted under the Plan, or provide for the deletion or any limitation of any provision of the Plan or the Award prohibiting re-pricing, and shall not increase the potential dilution of shareholders of the Company over the lifetime of the Plan.

(c) Section 409A Compliance. The provisions of the Plan and any amendment of the Plan with respect to the deferral of compensation or a deferred compensation feature under a Stock Incentive or Award are intended to satisfy the requirements of Section 409A. It is intended that any and all amendments of the Plan and any Awards to satisfy the requirements of Section 409A shall not be made in any manner so as to expand the types of Stock Incentives or Awards available under the Plan, and the Plan and all Awards shall be interpreted and applied in a manner consistent with such intent.

10.2 Terms and Conditions of Stock Incentives, Awards. Stock Incentives or Awards granted under the Plan that pursuant to this Section 10 provide for deferral of compensation, shall be evidenced by Award Agreements applicable to such Stock Incentives or Awards and other written instruments in such form as the Committee shall from time to time establish. Award Agreements and other written instruments evidencing such Award Agreements may incorporate all or any of the terms of the Plan by reference and, except as provided below, shall comply with and be subject to the terms and conditions of Section 11.

(a) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares of Common Stock. A Participant may be entitled to dividend equivalent rights with respect to the payment of cash dividends on Common Stock during the period beginning on the date the Stock Units are granted to the Participant and ending on the earlier of the date on which such Stock Units are settled, as provided for by the Award Agreement and determined by the Committee, subject to the terms and conditions of Section 11.

(b) Settlement, Payment and Transfer. A Participant electing to receive an Award of Stock Units pursuant to this Section 10 shall specify at the time of such election a settlement, distribution, payment and transfer date with respect to such Award in compliance with the requirements of Section 409A. The Company shall issue to the Participant on the specified payment date elected by the Participant, or established with respect to the Award, or as soon thereafter as practicable, a number of whole shares of Stock equal to the number of vested Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares.

11. Compliance With Section 409A

11.1 Awards Subject to Section 409A. The provisions of this Section 11 shall apply to any Stock Incentive or Award or portion thereof that provides for the deferral of compensation and is or becomes subject to Section 409A, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement or other written instrument applicable to such Award. Awards subject to Section 409A include, without limitation:

(a) Any Nonstatutory Stock Option or Stock Appreciation Right that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award;

(b) Each Stock Incentive or Award that provides for the deferral of compensation; and

(c) Any Restricted Unit Award, Performance Unit Award, cash-based Award or other Stock-based Award if such Award provides for the deferral of compensation and either (i) the Award provides by its terms for settlement, distribution, payment and transfer of all or any portion of the Award on one or more specified dates or (ii) the Committee permits or requires the Participant to elect, or the Committee designates one or more dates on which the Award will be settled, distributed, paid and transferred.

11.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and Treasury Regulations thereunder or other applicable Secretary of the Treasury published guidance, the following rules shall apply to any deferral of compensation and/or distribution elections (each, an “Election ”) that may be permitted, required or designated by the Committee pursuant to an Award subject to Section 409A:

(a) All Elections must be in writing and specify the amount of the distribution, payment and transfer in settlement of an Award being deferred, as well as the specific time and form of distribution as permitted by this Plan, in accordance with Section 409A and the Treasury Regulations thereunder.

(b) All Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant; provided, however, that:

(1) if the Award provides for forfeitable rights under which the Participant has a legally binding right to a distribution, payment or transfer in a subsequent year that is subject to a condition requiring the Participant to continue to provide services for a period of at least 12 months from the date the Participant obtains a legally binding right to avoid forfeiture of the distribution, payment or transfer and the Election is made on or before the 30th day after the Participant obtains a legally binding right to the Award, provided that the Election is made at least 12 months in advance of the earliest date the Participant at which a forfeiture condition could lapse, or

(2) if the Award qualifies as “performance-based compensation” for purposes of Section 409A and is based on services performed over a period of at least twelve (12) months, then the Election may be made no later than six (6) months prior to the end of such period to the extent permitted by Section 409A, or

(3) if the Election is otherwise permissible at a later date pursuant to Section 409A, the Treasury Regulations thereunder or other applicable guidance.

(c) Elections shall continue in effect until a written election to revoke or change such Election is received by the Company, except that a written election to revoke or change such Election must be made prior to the last day for making an Election determined in accordance with paragraph (b) above or as permitted by Section 11.3, and Section 409A.

11.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, the Treasury Regulations thereunder or other applicable guidance, any Award subject to Section 409A which permits a subsequent Election (“Subsequent Election”) to delay the distribution or change the form of distribution in settlement of such Award shall comply with the following requirements:

(a) No Subsequent Election may take effect until at least twelve (12) months after the date on which the Subsequent Election is made;

(b) Each Subsequent Election related to a distribution, payment, or transfer in settlement of an Award not described in Section 11.4(b), 11.4(c) or 11.4(f) must result in a delay of the payment, distribution or transfer for a period of not less than five (5) years from the date such distribution, payment or transfer would otherwise have been made; and

(c) No Subsequent Election related to a distribution, payment or transfer pursuant to Section 11.4(d) shall be made less than twelve (12) months prior to the date of the first scheduled payment as to such distribution, payment or transfer.

11.4 Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Section 409A or Treasury Regulations thereunder or other applicable guidance, no distribution, payment or transfer in settlement of an Award subject to Section 409A may commence earlier than:

(a) Separation from service within the meaning of and as provided for under Section 409A and the Treasury Regulations thereunder (“Separation from Service”);

(b) The date the Participant becomes Disabled (as defined below);

(c) Death;

(d) A Specified Time (or pursuant to a Fixed Schedule) that is either (i) designated by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 11.2 and/or 11.3, as applicable;

(e) A change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of and as provided for under Section 409A and the Treasury Regulations thereunder); or

(f) The occurrence of an Unforeseeable Emergency (as defined below and as provided for under by Treasury Regulations under Section 409A).

For purposes of the foregoing and the Plan, a “Specified Time” means a date or dates at which deferred compensation is payable and that are nondiscretionary and objectively determinable at the time the compensation is deferred, as provided for in Treasury Regulations under Section 409A; and “Fixed Schedule” means the distribution or payment of deferred compensation in a fixed schedule of distributions or payments that are determined and fixed at the time the deferral of such compensation is first elected or designated pursuant to the Plan and the requirements of Section 409A.

Notwithstanding anything else herein to the contrary, if a Participant becomes entitled to a distribution on account of a Separation from Service and is a “Specified Employee” (within the meaning of and as provided for under Section 409A and the Treasury Regulations thereunder) on the date of the Separation from Service, no distribution pursuant to Section 11.4(a) in settlement of an Award subject to Section 409A may be made before the date (the “Delayed Payment Date”) which is six (6) months after such Participant’s date of Separation from Service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

11.5 Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award subject to Section 409A for distribution in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred. For purposes of the foregoing, Unforeseeable Emergency means a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the Participant, including such events and circumstances as and considered to be an Unforeseeable Emergency under Code section 409A and the regulations thereunder. It is intended and directed with respect to any such unforeseeable emergency that any amounts distributed under the Plan by reason thereof shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the distribution, payment or transfer in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

11.6 Disability. The Committee shall have the authority to provide in any Award subject to Section 409A for distribution, payment or transfer in settlement of such Award in the event that the Participant becomes Disabled. A Participant shall be considered “Disabled” and that term shall mean that a Participant is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employees of the Company. A Participant will be deemed to be Disabled if such Participant is determined to be totally disabled by the Social Security Administration.

All distributions payable by reason of a Participant becoming Disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election, commencing as soon as practicable following the date the Participant becomes Disabled. If the Participant has made no Election with respect to distributions upon becoming Disabled, all such distributions shall be paid in a lump sum as soon as practicable following the date the Participant becomes Disabled.

11.7 Death. If a Participant dies before complete distribution, payment or transfer of amounts to be distributed, paid or transferred upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed, paid or transferred to his or her beneficiary under the distribution and payment method for death established by the Participant’s Election as soon as administratively possible following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distribution or payment upon death, distribution and payment shall be paid in a lump sum as soon as practicable following the date of the Participant’s death.

11.8 No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution, payment or transfer under an Award subject to Section 409A, except as provided by Section 409A and/or the Treasury Regulations thereunder.

11.9 Additional Distribution Rule. Notwithstanding anything to the contrary herein, a distribution or payment shall be treated as made upon the date specified under the Plan if the payment is made at such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified under the Plan and the Participant is not permitted, directly or indirectly, to designate the taxable year of the payment. Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distribution.

12. Certain Change in Control, Termination of Employment and Disability Provisions

12.1 Change of Control. Upon the occurrence of a Change of Control and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control in a manner approved by the Board, any Stock Incentive which is outstanding but not yet exercisable, vested or payable at the time of a Change in Control shall become exercisable, vested and payable at that time. With respect to Awards assumed by a surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, if within two years after the effective date of the Change of Control a Participant’s employment is terminated without Just Cause or the Participant resigns for Good Reason, any Stock Incentive which is outstanding but not yet exercisable, vested or payable at the time of a Change of Control shall become exercisable, vested and payable. For purposes of this Subsection 12.1, ‘Good Reason’ has the meaning, if any, assigned to such term in the Award Agreement.

12.2 Termination of Employment and Disability. Subject to the foregoing provisions of this Section 12, the Committee may at any time, and subject to such terms and conditions as it may impose:

i) authorize the holder of an Option to exercise the Option following the termination of the Participant’s employment with the Company and its Subsidiaries, or following the Participant’s disability, whether or not the Option would otherwise be exercisable following such event, provided that in no event may an Option be exercised after the expiration of its term; and

ii) authorize a Stock Bonus Award, Performance Stock Award, Performance Unit Award, Restricted Stock Award, or Restricted Unit Award to become non-forfeitable, fully earned and payable upon or following (i) the termination of the Participant’s employment with the Company and its Subsidiaries, or (ii) the Participant’s disability, whether or not the Award would otherwise become non-forfeitable, fully earned and payable upon or following such event.

13. Adjustment Provisions

In the event that any recapitalization, or reclassification, split-up or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or any other entity or person, or a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or other property (other than normal cash dividends) shall occur, or other similar transaction, (i) the number and class of shares or other securities or property that may be issued or transferred pursuant to Stock Incentives thereafter granted or that may be optioned or awarded under the Plan to any Participant, (ii) the number and class of shares or other securities or property that may be issued or transferred under outstanding Stock Incentives, (iii) the purchase price to be paid per share under outstanding and future Stock Incentives, (iv) the terms and conditions of any outstanding Awards (including, without limitation, the performance period or any applicable performance targets or criteria with respect thereto); and (v) the price to be paid per share by the Company or a Subsidiary for shares or other securities or property issued or transferred pursuant to Stock Incentives which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted. Any such adjustments shall be done in a manner consistent with Code Sections 409A or 424, to the extent applicable. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

14. Administration

14.1 Committee. The Plan shall be administered by a committee of the Board of Directors consisting of two or more non-employee directors appointed from time to time by the Board of Directors. A majority of the Committee members shall constitute a quorum. The acts of a majority of the Committee members at a meeting at which a quorum is present or acts approved in writing by a majority of the Committee members shall be deemed acts of the Committee. Each member of the Committee shall satisfy such criteria of independence as the Board of Directors may establish and such regulatory or listing requirements as the Board of Directors may determine to be applicable or appropriate. No person shall be appointed to or shall serve as a member of such Committee unless at the time of such appointment and service he or she shall be a “Non-Employee Director,” as defined in SEC Rule 16b-3.

14.2 Committee Authority, Rules, Interpretations of Plan. The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee shall, subject to the provisions of the Plan, have full power to interpret, administer and construe the Plan and any instruments issued under the Plan and full authority to make all determinations and decisions thereunder including without limitation the authority to (i) select the Participants in the Plan, (ii) determine when Stock Incentives shall be granted, (iii) determine the number of shares to be made subject to each Stock Incentive, (iv) determine the type of Stock Incentive to grant, (v) determine the terms and conditions of each Stock Incentive, including the exercise price, in the case of an Option, (vi) prescribe the terms and forms of written instruments evidencing Stock Incentives granted pursuant to and in accordance with the Plan and other forms necessary for administration of the Plan, and (vii) approve any transaction involving a Stock Incentive for a Section 16 Person (other than a “Discretionary Transaction” as defined in SEC Rule 16b-3) so as to exempt such transaction under SEC Rule 16b-3; provided, that any transaction under the Plan involving a Section 16 Person also may be approved by the Board of Directors, or may be approved or ratified by the shareholders of the Company, in the manner that exempts such transaction under SEC Rule 16b-3. The Committee may, at its discretion, delegate to the Chief Executive Officer (so long as he is a member of the Board) its authority under this Section 14.2 with respect to Stock Incentive grants to officers appointed by the Chief Executive Officer as provided in the Company’s By-laws and to all other employees so long as such individuals are not a Section 16 Person. The Committee may also delegate authority for day-to-day administration of the Plan to the Company’s Benefits Committee or its authorized representatives pursuant to a duly adopted resolution or a memorandum of action signed by all members of the Committee or approved via electronic transmission. All actions taken by the Company’s Benefits Committee or its authorized representative shall have the same legal effect and shall be entitled to the same deference as if taken by the Committee itself. The interpretation by the Committee of the terms and provisions of the Plan and any instrument or other evidence of a Stock Incentive issued thereunder, and its administration thereof, and all action taken by the Committee, shall be final, binding, and conclusive on the Company, the shareholders of the Company, Subsidiaries, all Participants and employees, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

14.3 Section 409A Compliance Authority. Notwithstanding any other provision of the Plan to the contrary or any Award or Award Agreement, the Committee may, but shall not be required to, in its sole and absolute discretion and without the consent of any Participant, amend the Plan, or any Award Agreement, or other written instrument issued under the Plan, or take such other actions with respect to an Award or Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan, or such Award Agreement or other written instrument to any present or future law, regulation or rule applicable to the Plan or such Award or Award Agreement, including without limitation, Section 409A and Treasury Regulations issued under Section 409A.

The Company intends that the Plan shall be administered and all Awards and Stock Incentives granted thereunder subject to Section 409A shall be administered, interpreted and applied in a manner that complies with Section 409A.

Provided, that the Company and the Committee makes no representations that Stock Incentives and Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Stock Incentives and Awards granted under the Plan. The Company, any of its Subsidiaries and the Committee shall not be responsible for any additional tax imposed upon a Participant or other person pursuant to Section 409A, nor shall the Company, any of its Subsidiaries or Committee indemnify or otherwise reimburse a Participant or other person for any liability incurred as a result of Section 409A.

14.4 Limitation of Liability. Members of the Board of Directors and members of the Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

15. General Provisions

15.1 Nontransferability. Any provision of the Plan to the contrary notwithstanding, any Stock Incentive issued under the Plan, including without limitation any Option, shall not be transferable by the Participant other than by will or the laws of descent and distribution or to a Beneficiary designated by the Participant, unless the instrument evidencing the Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee; and any purported transfer of an Incentive Stock Option to a Beneficiary, or other transferee, shall be effective only if such transfer is, in the opinion of the General Counsel, permissible under and consistent with SEC Rule 16b-3 or Section 422 of the Code, as the case may be. Notwithstanding the foregoing, a Participant may transfer any Stock Incentive granted under this Plan, other than an Incentive Stock Option, to members of his or her immediate family (defined as his or her children, grandchildren and spouse) or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members are the only partners if (and only if) the instrument evidencing such Stock Incentive expressly so provides (or is amended to so provide) and is approved by the Committee; provided, that under no circumstances shall any transfer of a Stock Incentive be made for value or consideration to the Participant. Any such transferred Stock Incentive shall continue to be subject to the same terms and conditions that were applicable to such Stock Incentive immediately prior to its transfer (except that such transferred Stock Incentive shall not be further transferable by the transferee inter vivos, except for transfer back to the original Participant holder of the Stock Incentive) and provided, further, that the foregoing provisions of this sentence shall apply to Section 16 Persons only if the General Counsel determines that doing so would not jeopardize any exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify. The designation of a Beneficiary by a Participant pursuant to Section 15.15 is not a transfer for purposes of the foregoing provisions of this paragraph.

15.2 No Employment Contract. Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate the employment of any person at any time with or without cause.

15.3 Conditions to Issuance of Shares; Securities Laws Compliance. No shares of Common Stock shall be issued or transferred pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the General Counsel, been satisfied. Any such issuance or transfer shall be contingent upon the person acquiring the shares giving the Company any written assurances the General Counsel may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the General Counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

15.4 Written Instrument. A Stock Incentive and Award granted under this Plan shall be evidenced in writing in such manner as the Committee determines, including, without limitation, by written Award Agreement or other physical instrument, by electronic communication, or by book entry. Such written evidence of a Stock Incentive shall contain the terms and conditions thereof, consistent with this Plan, which shall be incorporated in it by reference. In the event of any dispute or discrepancy regarding the terms of a Stock Incentive, the records of the Board of Directors and Committee shall be determinative.

15.5 Limitation of Interest. No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him or her, shall have any right, title or interest in or to any shares of Common Stock (i) issued or transferred to, or acquired by, a trust, (ii) allocated, or (iii) reserved for the purposes of this Plan, or subject to any Stock Incentive except as to such shares of Common Stock, if any, as shall have been issued or transferred to him or her. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a Change in Control) for a number of shares of Common Stock, equal to the number of such shares subject to Stock Incentives then outstanding, to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company’s obligations under such Stock Incentives, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the Stock Incentives to which such shares relate shall not have been exercised or may not be exercisable or vested at that time.

15.6 Withholdings. The Company and its Subsidiaries may make such provisions as they may deem appropriate for the withholding of any taxes which they determine they are required to withhold in connection with the grant, exercise, vesting, distribution or payment of any Stock Incentive. Without limiting the foregoing, the Committee may, subject to such terms and conditions as it may impose, permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (i) paying cash to the Company, (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant having a Fair Market Value equal to the aggregate amount of such liabilities based on the applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a Fair Market Value equal to the applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15.7 Other Plans. Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers or employees generally, or to any class or group of such persons, which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

15.8 Section 16 Exemption Requirements. Any provision of the Plan to the contrary notwithstanding, except to the extent that the Committee determines otherwise, transactions by and with respect to Section 16 Persons under the Plan are intended to qualify for any applicable exemptions provided by SEC Rule 16b-3, and the provisions of the Plan and Stock Incentives granted under the Plan shall be administered, interpreted and construed to carry out such intent and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

15.9 Performance Stock Incentives.

(a) Performance Stock Incentives granted to Employees under the Plan shall be paid, vested or otherwise awarded and delivered on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee in writing. A Performance Goal shall generally be pre-established prior to commencement of the Performance Period, and in no event later than the earlier of (i) ninety (90) days after the commencement of the period of service to which a Performance Goal relates, provided, that the outcome is substantially uncertain at the time the Performance Goal is established, and (ii) the lapse of twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal shall be deemed objective if a third party having knowledge of the relevant facts could determine if it is met. Such a Performance Goal may be based on one or more business performance criteria that apply to a Participant, one or more business units, Subsidiaries, divisions or sectors of the Company, or the Company as a whole, and if so determined by the Committee, by comparison with a designated peer group of companies or businesses. A Performance Goal may include one or more of the following criteria or standards: (i) increased revenue, (ii) net income measures, including without limitation, income after capital costs, and income before or after taxes, (iii) stock price measures, including without limitation, growth measures and total stockholder return, (iv) market share, (v) earnings per share (actual or targeted growth), (vi) earnings before interest, taxes, depreciation, and amortization, (vii) economic value added, (viii) cash flow measures, including without limitation, net cash flow, and net cash flow before financing activities, (ix) return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity, (x) operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency, (xi) expense measures, including but not limited to, finding and development costs, overhead costs, and general and administrative expense, (xii) margins, (xiii) shareholder value, (xiv) total shareholder return, (xv) reserve addition, (xvi) proceeds from dispositions, (xvii) total market value, and (xviii) corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

(b) A Performance Goal need not be based upon an increase or a positive result under a particular business criterion, and may include, the maintaining of the status quo or limiting economic or financial losses measured by reference to specific business criteria. A Performance Goal must include business criteria, and a Performance Goal shall not be established or be considered to exist based on the mere continued employment of an Employee.

(c) Performance Goals may be identical for all Participants, or may be different for one or more Participants, as determined by the Committee in its sole discretion.

(d) Prior to the payment or distribution of any compensation based upon the achievement of Performance Goals for a Performance Stock Incentive, the Committee shall certify in writing that the applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. The approved minutes of a Committee meeting or written memorandum of action of the Committee without a meeting in which the certification is made may be treated as a written certification. Certification by the Committee is not required for compensation that is attributable solely to the increase in the value of the Common Stock.

(e) Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Stock Incentives that are granted pursuant to the Plan shall be determined by the Committee.

15.10 Plan Acceptance. By accepting any benefits under the Plan, each Participant, and each person claiming under or through a Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, any of its Subsidiaries and their agents and employees, the Board of Directors and the Committee.

15.11 Governing Law. The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Oklahoma, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Oklahoma, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

15.12 No Secured Interest. A Participant shall have only a right to shares of Common Stock or cash or other amounts, if any, payable in settlement of a Stock Incentive under this Plan, unsecured by any assets of the Corporation or any other entity.

15.13 Gender and Singular References. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

15.14 Death of Participant. Unless otherwise specified in the Stock Incentive, if the person to whom the Stock Incentive is granted dies, then (1) an Option that is not yet exercisable shall become immediately exercisable in full, (2) any remaining restrictions with respect to the Stock Incentive shall expire, and (3) the Committee may alter or accelerate the settlement schedule, Performance Goals or other performance criteria, or payment or other terms of any Stock Incentive.

15.15 Beneficiary Designation. A Participant to whom a Stock Incentive is granted under this Plan may designate a Beneficiary in writing and in accordance with such requirements and procedures as the Committee may establish.

15.16 Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

16. Plan Amendment and Termination

The Plan may be amended by the Board of Directors, without shareholder approval, at any time and in any respect, unless approval of the amendment in question by the shareholders of the Company is required under Oklahoma law, the Code (including without limitation Code Section 422), any applicable exemption from Section 16 of the Exchange Act (including without limitation SEC Rule 16b-3) for which the Company intends Section 16 Persons to qualify, any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or under any other applicable laws, rules or regulations, in which case such amendment shall be effective only if and to the extent it is approved by the shareholders of the Company as so required. The Plan may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall adversely affect any Stock Incentive granted prior to the date of such amendment or termination without written consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, or any written instrument issued under the Plan, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement or instrument to any present or future law, regulation or rule applicable to the Plan, including, without limitation, Section 409A.

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ONE GAS, INC.

This Amended and Restated Certificate of Incorporation of ONE Gas, Inc., an Oklahoma corporation (the “Corporation”), which has been duly adopted in accordance with the provisions of Sections 1077 and 1080 of the Oklahoma General Corporation Act (the “OGCA”), amends and restates the Certificate of Incorporation of ONE Gas, Inc. filed with the Secretary of State of Oklahoma on August 30, 2013, as amended and restated and filed with the Secretary of State of Oklahoma on January 31, 2014. Such previous Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST

The name of the Corporation is ONE Gas, Inc.

SECOND

The principal office or place of business of the Corporation in the State of Oklahoma is to be located at 15 E. 5th St., in the City of Tulsa, County of Tulsa. The name of its resident agent is National Registered Agents, Inc. of Oklahoma and the address of said resident agent is 1833 South Morgan Road, Oklahoma City, Oklahoma, Oklahoma County 73128.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the OGCA.

FOURTH

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 300,000,000 shares divided into two classes, of which 50,000,000 shares, par value $0.01 per share, shall be designated Preferred Stock and 250,000,000 shares, par value $0.01 per share, shall be designated Common Stock.

1. Preferred Stock.

(a) Issuance. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for issuance of shares of Preferred Stock in one or more classes or series, to establish the number of shares to be included in each such class or series, and to fix the designations, powers, preferences, and rights of the shares of each such class or series, and any qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

2. Common Stock.

(a) Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

(b) Voting Rights. At every annual or special meeting of shareholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

FIFTH

The Corporation shall have perpetual existence.

SIXTH

The private property of the shareholders shall not be subject to the payment of the corporate debts to any extent whatever.

SEVENTH

1. The business of the Corporation shall be managed by the Board of Directors, except as otherwise required by law. The Board of Directors may by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of one (1) or more of the Directors of the Corporation, which to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

2. The number of Directors of the Corporation shall be not less than six (6) nor more than twenty-one (21) persons and shall be fixed from time to time by the Board of Directors.

3. ~~The~~ Directors shall be ~~divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The initial division of the members of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I Directors shall terminate on the date of the 2015 annual meeting; the term of the initial Class II Directors shall terminate on the date of the 2016 annual meeting; and the term of the initial Class III Directors shall terminate on the date of the 2017 annual meeting. At each succeeding annual meeting of stockholders beginning in 2015, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term~~elected at each annual meeting of shareholders of the Corporation.

4. Subject to the terms of any one or more classes or series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the Directors then in office, though less than a quorum, or by the sole remaining Director. Directors may be elected by shareholders only at an annual meeting of shareholders or a special meeting of shareholders called for the purpose of electing directors. Any Director elected in accordance with this paragraph will hold office ~~for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred, and until such Director’s successor shall have been duly elected or qualified~~until the next annual meeting of shareholders of the Corporation or until his or her earlier death, resignation, retirement or removal. ~~If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.~~ Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed from office at any time, ~~but only for cause and only~~with or without cause, by the affirmative vote of the holders of ~~at least~~ a majority of the voting power of all outstanding Voting Shares (as defined in Article TENTH). Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms~~.

5. The shareholders and Directors of the Corporation may hold their meetings and have an office or offices outside of the State of Oklahoma if the Bylaws so provide.

6. Special meetings of the shareholders may be called at any time by a majority of the members of the Board of Directors. Shareholders may not call special meetings. At any special meeting of the shareholders, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of meeting (or any supplement thereto).

7. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual meeting or special meeting of shareholders of the Corporation, and cannot be taken without a meeting of the shareholders unless such action is approved by written consent, signed by all of the holders of all outstanding stock entitled to vote thereon and delivered to the Corporation by delivery to its registered office in the State of Oklahoma, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

8. None of the Directors need be a shareholder of the Corporation or a resident of the State of Oklahoma.

9. The Bylaws or any Bylaw may be adopted, amended or repealed only by the affirmative vote of not less than a majority of the Directors then in office at any regular or special meeting, or by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting as a single class, at any annual meeting or any special meeting called for that purpose.

10. The Board of Directors shall have power from time to time to set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose, and to abolish such reserve in the manner in which it was created and to fix and determine and to vary the amount of the working capital of the Corporation, and to direct and determine the use and disposition of the working capital and of any surplus or net profits over and above the capital stock paid in.

11. The shareholders and the Board of Directors shall have power to keep the books, documents and papers of the Corporation outside of the State of Oklahoma, except as otherwise required by the laws of the State of Oklahoma.

12. The Board of Directors from time to time shall determine whether and to what extent and at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders, and no shareholders shall have any right to inspect any account, book or documents of the Corporation except as conferred by statute or as authorized by resolution of the Board of Directors.

13. In the absence of fraud, no contract or other transaction of the Corporation shall be affected or invalidated in any way by the fact that any of the Directors of the Corporation are in any way interested in or connected with any other party to such contract or transaction or are themselves parties to such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors at the meeting of said Board at which such contract or transaction is authorized or confirmed, and provided further that at the meeting of the Board of Directors authorizing or confirming such contract or transaction there shall be present a quorum of Directors not so interested or connected and such contract or transaction shall be approved by a majority of such quorum, and no such interested Director shall vote on any such contract or transaction. Any contract, transaction or act of the Corporation or of the Board of Directors or of any committee thereof which shall be ratified by a majority of a quorum of the shareholders of the Corporation having voting power at any annual meeting, or any special meeting called for such purpose, shall be as valid and as binding as though ratified by every shareholder of the Corporation. Any Director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary corporation without regard to the fact that he is also a Director of such subsidiary corporation. No contract or agreement between the Corporation and any other corporation or party which owns a majority of the capital stock of the Corporation, or any subsidiary of any such other corporation shall be made or entered into without the affirmative vote of a majority of the whole Board of Directors at a regular meeting of the Board.

14. Notwithstanding anything to the contrary in the foregoing paragraph 13, in the case of contracts, transactions and acts of the Corporation, of the Board of Directors or of committees thereof that require shareholder approval under any provision of this Certificate or of applicable law by a higher proportion of the voting power of the outstanding Voting Shares than a majority of a quorum of the shareholders, ratification by the shareholders of such contracts, transactions and acts shall require the affirmative vote of such higher proportion of such voting power, and any contract, transaction, act or agreement referred to in such paragraph 13 shall be subject to any such applicable provisions of this Certificate or of applicable law.

15. All salaries and compensation paid by the Corporation to its Directors and executive officers shall be fixed from time to time by the Board of Directors at a meeting of the Board to be held as provided by the Bylaws, and any payment of any character to any Director or executive officer of the Corporation or any contract made with such Director or executive officer must be approved by a majority of the whole Board of Directors at a regular meeting of the Board, before such payment is made or contract executed.

16. No Director shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such Director as a Director, except (i) for breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 1053 of Title 18 of the OGCA, or (iv) for any transaction from which the Director derived an improper personal benefit. Any repeal or modification of this paragraph 16 shall not adversely affect any right to protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

17. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with paragraphs 2, 3, 4, 6, 7, 9, 14 or 16 of this Article SEVENTH or this paragraph 17.

EIGHTH

Whenever compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of Title 18 of the OGCA, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the OGCA, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If holders of liabilities representing three-fourths (3/4) in value of the creditors or class of creditors and/or if holders of shares representing three-fourths (3/4) of the shares held by such shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH

No holder of stock of the Corporation of any class shall have any preferential, preemptive or other right to subscribe for or to purchase from the Corporation any stock of the Corporation of any class whether or not now authorized, or to purchase any bonds, certificates of indebtedness, debentures, notes, obligations or other securities which the Corporation may at any time issue, whether or not the same shall be convertible into stock of the Corporation of any class or shall entitle the owner or holder to purchase stock of the Corporation of any class.

TENTH

1. Higher Vote for Certain Business Combinations. A Business Combination (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) shall require, in addition to such approvals as are required by law, the approval of the Business Combination by either (a) a majority vote of all of the Independent Directors or (b) the holders of at least two-thirds (66-2/3%) of the shares otherwise entitled to vote as a single class with the Common Stock to approve such Business Combination (the “Applicable Shares”), excluding any shares owned by such Related Person; provided, however, that the provisions of this Article TENTH shall not apply to any Related Person who becomes a Related Person pursuant to a single transaction in which such Related Person acquires 85% of the Applicable Shares then outstanding in a single transaction; provided, further, that for the purpose of the immediately preceding proviso, Applicable Shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans, shall be excluded.

2. Certain Definitions. For purposes of this Article TENTH:

(a) A “person” shall mean any individual, firm, corporation or other entity, or a group of “persons” acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934 (the “1934 Act”).

(b) The term “Business Combination” shall mean any of the following transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by, a Related Person:

(i) The merger or consolidation of the Corporation or any subsidiary of the Corporation; or

(ii) The sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of the Corporation or any subsidiary of the Corporation having an aggregate fair market value of Five Million Dollars ($5,000,000) or more; or

(iii) The issuance or transfer by the Corporation or any subsidiary of the Corporation (in one or a series of transactions) of securities of the Corporation or that subsidiary having an aggregate fair market value of Five Million Dollars ($5,000,000) or more, provided that issuances of Common Stock pursuant to conversions of Preferred Stock shall not be deemed a “Business Combination”; or

(iv) The adoption of a plan or proposal for the liquidation or dissolution of the Corporation; or

(v) The reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of the Corporation or any subsidiary of the Corporation; or

(vi) Any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

(c) The term “Related Person” shall mean any person (other than the Corporation, a subsidiary of the Corporation or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or a subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the 1934 Act) of more than ten percent (10%) of the outstanding Voting Shares of the Corporation and any Affiliate or Associate of any such person.

(d) The term “Independent Director” shall mean any member of the Board of Directors who is not affiliated with or nominated by a Related Person.

(e) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the 1934 Act.

(f) The term “Voting Shares”, at any time, shall mean the Common Stock and shares of any other class of capital stock of the Corporation then entitled to vote generally in the election of directors.

(g) A majority of all Independent Directors shall have the power to make all determinations with respect to this Article TENTH, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such directors shall be conclusive and binding.

3. Applicability of the OGCA. Section 1090.3 of Title 18 of the OGCA shall be applicable to this Corporation.

4. No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Article TENTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

5. Amendment, Repeal, etc. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares of the Corporation, voting together as a single class, shall be required in order to amend, repeal or adopt any provision inconsistent with this Article TENTH.

ELEVENTH

1. Unless otherwise specifically provided in this Certificate (including any Certificate of Designation with respect to any class or series of Preferred Stock), any action required or permitted to be taken by the shareholders of the Corporation must be effected by a vote of the shareholders at a duly called annual meeting or special meeting called for that purpose and may not be effected by any consent in writing of such shareholders.

2. The affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding Voting Shares, voting as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with this Article ELEVENTH.

TWELFTH

1. Election. Section 1145 through 1155 of Title 18 of the Oklahoma Statutes, as the same may be amended, shall not apply to the Corporation as of January 31, 2014.

2. Amendment. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding equity securities of the Corporation, voting as a class, shall be required in order to amend this Article TWELFTH.

THIRTEENTH

1. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article THIRTEENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article THIRTEENTH.

2. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article THIRTEENTH to directors and officers of the Corporation.

3. The rights to indemnification and to the advancement of expenses conferred in this Article THIRTEENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

4. Any repeal or modification of this Article THIRTEENTH by the shareholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Each of the undersigned hereby certify that this Amended and Restated Certificate of Incorporation was duly proposed by the Directors of the Corporation through the adoption of a resolution setting forth this Amended and Restated Certificate of Incorporation, declaring its advisability and recommending that it be passed by unanimous written consent of the sole shareholder, in accordance with the provisions of Sections 1077 and 1080 of the OGCA, and that this Amended and Restated Certificate of Incorporation was subsequently adopted by the sole shareholder of the Corporation in the manner and by the vote prescribed in Section 1077 of the OGCA.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer and attested by its Secretary, this __ day of ~~January~~________, 201~~4~~8.

Pierce H. Norton II, President and Chief Executive Officer
ATTEST:

Brian K. Shore, Secretary

15 East Fifth Street
Tulsa, OK 74103
www.ONEGas.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.
Address Change? Mark box, sign, and indicate changes below: ☐

Your Board of Directors recommends a vote FOR the re-election of each of the Class I director nominees listed below:

1. Election of three Class I directors:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 John W. Gibson	☐	☐	☐	03 Douglas H. Yaeger	☐	☐	☐

02 Pattye L. Moore	☐	☐	☐

ò Please fold here – Do not separate ò

Your Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5:

2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc. for the year ending December 31, 2018.					☐ For	☐ Against	☐ Abstain

3. Advisory vote to approve the Company’s executive compensation.					☐ For	☐ Against	☐ Abstain

4. Approval of the ONE Gas, Inc. Amended and Restated Equity Compensation Plan (2018).					☐ For	☐ Against	☐ Abstain

5. Approval of the amended and restated Certificate of Incorporation to eliminate the classified structure of our Board, provide for the annual election of directors and allow shareholder removal of directors with or without cause.

					☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONE Gas, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 24, 2018

9:00 a.m. Central Time

15 East Fifth Street Tulsa, Oklahoma 74103	proxy

ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Gibson and Joseph L. McCormick, or either of them, with the power of substitution in each, proxies to vote all shares of stock of the undersigned in ONE Gas, Inc. at the Annual Meeting of Shareholders to be held May 24, 2018, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3, 4 and 5 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3, 4 AND 5.

This card also constitutes voting instructions by the undersigned participant to the trustee of the ONE Gas, Inc. 401(k) Plan, the ONE Gas, Inc. Profit Sharing Plan, the ONEOK, Inc. 401(k) Plan and the ONEOK, Inc. Profit Sharing Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 21, 2018. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CLASS I DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3, 4 AND 5.

If you vote by the Internet or Telephone, DO NOT return your proxy card.

Please complete, sign and date the proxy card and return it in the postage-paid envelope.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/ogs Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 23, 2018.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 23, 2018.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.